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As filed with the Securities and Exchange Commission on May 14, 2002

Registration No. 333-84474

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
FORM S-4
REGISTRATION STATEMENT
Under
The Securities Act of 1933

PETCO Animal Supplies, Inc.
International Pet Supplies and Distribution, Inc.
Pet Concepts International
PETCO Southwest, Inc.
PETCO Southwest, L.P.
PM Management Incorporated
(Exact names of registrants as specified in their charters)

PETCO Animal Supplies, Inc.	International Pet Supplies and Distribution, Inc.	Pet Concepts International
Delaware (State or other jurisdiction of incorporation or organization)	California (State or other jurisdiction of incorporation or organization)	California (State or other jurisdiction of incorporation or organization)
33-0479906 (I.R.S. Employer Identification Number)	33-0479730 (I.R.S. Employer Identification Number)	33-0830450 (I.R.S. Employer Identification Number)
PETCO Southwest, Inc.	PETCO Southwest, L.P.	PM Management Incorporated
California (State or other jurisdiction of incorporation or organization)	California (State or other jurisdiction of incorporation or organization)	California (State or other jurisdiction of incorporation or organization)
33-0829380 (I.R.S. Employer Identification Number)	33-0830230 (I.R.S. Employer Identification Number)	33-0829383 (I.R.S. Employer Identification Number)

5999
(Primary Standard Industrial
Classification Code Number)

9125 Rehco Road
San Diego, CA 92121
(858) 453-7845
(Address, including zip code, and telephone number, including area code, of registrants' principal executive offices)

Brian K. Devine
Chief Executive Officer and President
PETCO Animal Supplies, Inc.
9125 Rehco Road
San Diego, CA 92121
(858) 453-7845
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Thomas A. Edwards, Esq.
Andrew S. Greenhalgh, Esq.
Latham & Watkins
701 "B" Street, Suite 2100
San Diego, CA 92101
(619) 236-1234

          Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

          If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Note(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)

10.75% Senior Subordinated Notes due 2011	$170,000,000	100%	$170,000,000	$15,640(2)

Guarantees of 10.75% Senior Subordinated Notes due 2011	—	—	—	(3)

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f) under the Securities Act of 1933, as amended.
(2)
A fee of $18,400 was previously paid.
(3)
Pursuant to Rule 457(n) under the Securities Act, no separate fee for the guarantees is payable.

          The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED May 14, 2002

PROSPECTUS

PETCO Animal Supplies, Inc.

Offer to Exchange
$170,000,000 Principal Amount of Its
10.75% Senior Subordinated Notes due 2011,
Which Have Been Registered Under the Securities Act,
For Any and All of Its Outstanding
10.75% Senior Subordinated Notes due 2011

        We are offering to exchange all of our outstanding 10.75% Senior Subordinated Notes due 2011, which we refer to as the old notes, for our registered 10.75% Senior Subordinated Notes due 2011, which we refer to as the exchange notes. We refer to the old notes and the exchange notes collectively as the notes. The exchange notes are substantially identical to the old notes, except that the exchange notes have been registered under the federal securities laws and will not bear any legend restricting their transfer.

Please consider the following:

  •
  Our offer to exchange old notes for exchange notes will be open until 5:00 p.m., New York City time, on                        , 2002, unless we extend the offer.
  •
  You should carefully review the procedures for tendering the old notes beginning on page 24 of this prospectus.
  •
  If you fail to tender your old notes, you will continue to hold unregistered securities and your ability to transfer them could be adversely affected.
  •
  No public market currently exists for the notes. We do not intend to list the exchange notes on any securities exchange and, therefore, no active public market is anticipated.
  •
  You may withdraw tenders of old notes at any time before the exchange offer expires.
  •
  We will not receive any proceeds from the exchange offer.

Information about the notes:

  •
  The notes will mature on November 1, 2011.
  •
  We will pay interest on the notes semi-annually on May 1 and November 1 of each year beginning May 1, 2002 at the rate of 10.75% per annum.
  •
  We may redeem the notes on or after November 1, 2006 at the redemption prices listed on page 74 of this prospectus.
  •
  We also have the option until November 1, 2004 to redeem up to 35% of the original aggregate principal amount of the notes with the net proceeds of some types of qualified equity offerings.
  •
  The notes are unsecured obligations and are subordinated to all of our existing and future senior indebtedness, including borrowings under our senior credit facility.
  •
  The notes are guaranteed on a senior subordinated basis by our domestic subsidiaries, and are subordinated to all of their existing and future senior indebtedness, including their guarantees of our senior credit facility.
  •
  If we undergo a change of control or sell some of our assets, we may be required to offer to purchase notes from you.

        You should carefully review the "Risk Factors" section beginning on page 13 of this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2002.

        We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus as if we had authorized such information or representation. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates, nor does this prospectus constitute an offer to sell or a solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

ABOUT THIS PROSPECTUS

        Market data used throughout this prospectus, including information relating to our relative position in the pet food and supplies retailing industry, is based on the good faith estimates of management, which estimates are based upon their review of internal surveys, independent industry publications and other publicly available information, including Packaged Facts reports and information prepared by the American Pet Products Manufacturers Association, the American Veterinary Medical Association and the Business Communications Company, Inc. Although we believe that these sources are reliable, we do not guarantee the accuracy or completeness of this information, and we have not independently verified this information.

        We own or have rights to trademarks or trade names that we use in conjunction with the operation of our business. In addition, our name, logo and web site name and address are our service marks or trademarks. Each trademark, trade name or service mark of any other company appearing in this prospectus belongs to its holder. For example, Iams® and Eukanuba® are trademarks of The Iams Company, Science Diet® is a trademark of Hill's Pet Nutrition Inc., Nutro® is a trademark of Nutro Products, Inc., Purina® is a trademark of Ralston Purina Corp., Alpo® is a trademark of Friskies PetCare Company, Inc. and Kal Kan® is a trademark of Mars, Incorporated and its affiliates.

i

WHERE YOU CAN FIND MORE INFORMATION

        We filed with the Securities and Exchange Commission a registration statement on Form S-4 under the Securities Act of 1933, as amended, to register the exchange notes to be issued in exchange for the old notes. This prospectus does not contain all of the information in the registration statement and the exhibits that were filed with the registration statement. For further information with respect to us and our notes, we refer you to the registration statement and the exhibits that were filed with the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits that were filed with the registration statement may be inspected without charge at the public reference room maintained by the Securities and Exchange Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from the Securities and Exchange Commission upon payment of the prescribed fee. Information on the operation of the public reference room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The address of the site is http://www.sec.gov. You may also request copies of these filings, at no cost, by telephone at (858) 453-7845 or by mail to: PETCO Animal Supplies, Inc., 9125 Rehco Road, San Diego, California 92121, Attention: Chief Financial Officer. To obtain timely delivery before the expiration of the exchange offer, you must request the information no later than                        , 2002, which is five business days before the expiration of the exchange offer.

        We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance with such requirements, file periodic reports, proxy statements and other information with the Securities and Exchange Commission. These periodic reports, proxy statements and other information will be available for inspection and copying at the public reference room and web site of the Securities and Exchange Commission referred to above.

ii

PROSPECTUS SUMMARY

        This summary highlights information contained elsewhere in this prospectus. We urge you to read this entire prospectus carefully, including the "Risk Factors" section. In this prospectus, except with respect to the notes and unless the context requires otherwise, "PETCO Animal Supplies," "PETCO," "we," "our" and "us" refer to PETCO Animal Supplies, Inc. and its subsidiaries. Our fiscal year ends on the Saturday closest to January 31, resulting in years of either 52 or 53 weeks. For example, fiscal 2000 consisted of 53 weeks ending on February 3, 2001. All store counts are as of May 4, 2002. Adjusted EBITDA is as defined in "Summary Consolidated Financial and Other Data."

PETCO

        We are a leading pet food and supplies specialty retailer with 571 stores in 42 states and the District of Columbia. Our products include pet food, supplies, grooming products, toys, novelty items and vitamins, small pets such as fish, birds and other small animals (excluding cats and dogs), and veterinary supplies. Our strategy is to offer our customers a complete assortment of pet-related products at competitive prices, with superior levels of customer service at convenient locations. As a result of our strong brand name and the successful implementation of our operating strategy, we have achieved substantial growth over the last five years. We have posted 37 consecutive fiscal quarters of positive comparable store net sales growth of 5% or more. For the fiscal year ended February 2, 2002, we generated net sales of $1.3 billion and Adjusted EBITDA of $139.2 million, representing a compounded annual growth rate, or CAGR, of 16.7% and 28.5%, respectively, over the last five fiscal years.

        Our stores combine the broad merchandise selection and everyday low prices of a pet supply warehouse store with the convenient location and knowledgeable customer service of a neighborhood pet supply store. We believe that this combination differentiates our stores and provides us with a competitive advantage. Our principal format is a 15,000 square foot superstore, conveniently located near local neighborhood shopping destinations, including supermarkets, bookstores, coffee shops, dry cleaners and video stores, where our target "pet parent" customer makes regular weekly shopping trips. We believe that our stores are well positioned, both in terms of product offerings and location, to benefit from favorable long-term demographic trends, a growing pet population and an increasing willingness of pet owners to spend on their pets.

Industry Overview

        We believe the pet food and supplies industry is benefiting from a number of favorable demographic trends that are continuing to support a steadily growing pet population. The U.S. pet population has now reached 353 million companion animals, including 141 million cats and dogs, with an estimated 62% of all U.S. households owning at least one pet, and three quarters of those households owning two or more pets. We believe the trend to more pets and more pet-owning households will continue, driven by an increasing number of children under 18 and a growing number of empty nesters whose pets have become their new "children." We estimate that U.S. retail sales of pet food, supplies, small animals (excluding cats and dogs) and services increased to approximately $23 billion in 2001. We believe we are well positioned to benefit from several key growth trends within the industry:

  •
  Growth in Premium Cat and Dog Food as a Percentage of the $11 Billion Pet Food Market. Packaged Facts, an independent provider of market research reports, estimates sales of premium pet foods, which currently represents 30% of the total cat and dog food market, will grow at a CAGR of 9.0% from 2000 to 2005, driven by the marketing of premium brands by vendors and a heightened nutritional awareness among pet owners. Sales of premium dog and cat food accounted for $399 million, or 30.7%, of our fiscal 2001 net sales.
  •
  Growing Sales of Pet Supplies and Services. Packaged Facts projects that sales of pet supplies will account for approximately $6 billion in sales for 2001 and will grow at a CAGR of 7.2%

    through 2004. Pet supplies and small animals (excluding cats and dogs) accounted for $827 million, or 64%, of our fiscal 2001 net sales. Certain routine pet services are estimated to account for the remaining $6 billion of the overall $23 billion market, and although services do not represent a significant portion of our net sales, we believe that offering selected pet services better serves our best customers and increases traffic flow in our stores.

  •
  Continued Growth of Market Share in Highly Fragmented Industry. An estimated 9,000 independent pet supply stores operate in the United States, and PETCO is one of only two national specialty retailers of pet food and supplies. Between 1991 and 1999 specialty pet store chains such as PETCO experienced significant market share gains, largely at the expense of supermarkets. We believe that this shift primarily results from (1) the enhanced merchandising effort and product and services mix offered by specialty pet store chains and (2) the growing demand for premium pet food. The following chart illustrates this shift in distribution channels.

Our Strategy and Competitive Advantages

        Our strategy is to strengthen our position as a leading pet food and supplies specialty retailer by offering our customers a complete assortment of pet-related products at competitive prices with superior levels of customer service at convenient locations. We intend to continue to pursue the following elements of our strategy:

  •
  Continue to Increase Sales and Profitability. We will strive to increase our sales and earnings, by
  •
  generating continuous comparable store net sales growth,
  •
  expanding strategically in existing and new markets using our superstore format,
  •
  targeting sales of higher margin supplies and services, which have grown to 66.9% of net sales in fiscal 2001 up from 59.6% of net sales in fiscal 1997,
  •
  delivering economies of scale and purchasing efficiencies from our expanding store base, and
  •
  continuing to offer over 10,000 high quality products not typically found in supermarkets or mass merchants.

  •
  Capitalize Upon our Maturing Store Base to Increase Net Sales and EBITDA. Since approximately half of our stores are less than five years old, we expect to continue to leverage our maturing store base, which has historically improved average store level EBITDA margins from an estimated 6% in a store's first year to over 15% by year five.

  •
  Expand Using our Proven New Store Model. We plan to increase our net store count by 35 to 45 stores per year using our new store model, which generally results in stores achieving profitability by the end of their first year of operation, and we target for each store a five-year return on investment of more than 20%.
  •
  Leverage our Industry Leading Information Systems and Logistics Expertise. We plan to continue to leverage our investment in our information systems infrastructure and integrated distribution network to increase sales, enhance customer service and improve inventory turns, which have increased from 5.9x for fiscal 1997 to 7.4x for fiscal 2001.
  •
  Capitalize Upon our Brand Awareness and Highly Successful P.A.L.S. Customer Loyalty Program. Over 70% of our net sales come from our P.A.L.S. (PETCO Animal Lovers Save) members, who spend on average almost 50% more per transaction than do our non-P.A.L.S. customers. Recently we have been issuing nearly one million new P.A.L.S. cards per quarter.
  •
  Continue to Provide Superior, Knowledge-Based Customer Service. We will continue to seek to increase sales, attract new customers and build customer loyalty by enhancing our customers' shopping experience with store managers and sales associates who are pet owners and enthusiasts, which allows them to provide knowledgeable and friendly customer service and create a fun and exciting shopping environment.

        Despite the competitive advantages described above, our business is subject to a number of risks. If we fail to profitably open new stores and maintain the profitability of existing stores our results of operations would suffer. We have a substantial amount of indebtedness, which limits the cash flow we have available for our operations and may restrict our ability to exploit business opportunities. For a discussion of these and other risks, please see the "Risk Factors" section beginning on page 13.

Recent Developments

        On February 27, 2002, we completed an initial public offering of 14,500,000 shares of our common stock for net proceeds of approximately $254.4 million, after deducting the underwriting discount and estimated offering expenses. On March 14, 2002, we received additional net proceeds of approximately $17.7 million from the sale of 1,000,000 additional shares of common stock pursuant to the exercise of the underwriters' over-allotment option. We used approximately $239.8 million of the net proceeds of our initial public offering to redeem in full all of our then outstanding shares of series A and series B preferred stock. In connection with our initial public offering we also amended and restated our stockholders agreement and our securityholders agreement, and terminated our management services agreement. See "Certain Relationships and Related Transactions." We also used approximately $32.3 million of the net proceeds of our initial public offering, plus approximately $2.2 million in cash- on-hand, to repurchase $30.0 million in aggregate principal amount of the notes at 110.5% of their face amount, plus accrued and unpaid interest through the repurchase date.

        Our corporate headquarters are located at PETCO Animal Supplies, Inc., 9125 Rehco Road, San Diego, CA 92121, and our telephone number is (858) 453-7845. Our web site address is www.petco.com. The information contained or incorporated in our web site is not a part of this prospectus.

SUMMARY OF THE TERMS OF THE EXCHANGE OFFER

The Exchange Offer	$1,000 in principal amount of exchange notes will be exchanged for each $1,000 in principal amount of old notes. As of the date of this prospectus, $170,000,000 in aggregate principal amount of old notes were outstanding.
Resale of Exchange Notes
Based on interpretations by the Securities and Exchange Commission's staff set forth in no-action letters issued to third parties unrelated to us, we believe that exchange notes issued in the exchange offer in exchange for old notes may be offered for resale, resold or otherwise transferred by holders of the exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act, unless you:
	•	are our "affiliate" within the meaning of Rule 405 under the Securities Act,
	•	are a broker-dealer who purchased old notes directly from us for resale under Rule 144A or any other available exemption under the Securities Act,
	•	are acquiring the exchange notes in the exchange offer other than in the ordinary course of your business, or
	•	have an arrangement or understanding with any person to engage in the distribution of the exchange notes.

However, the Securities and Exchange Commission has not considered the exchange offer in the context of a no-action letter and we cannot be sure that the staff of the Securities and Exchange Commission would make a similar determination with respect to the exchange offer as in these other circumstances. Furthermore, each holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of the exchange notes and has no arrangement or understanding to participate in a distribution of exchange notes. Each broker-dealer that receives exchange notes for its own account in the exchange offer must acknowledge that it will comply with the prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes. See "Plan of Distribution." Broker-dealers who acquired old notes directly from us and not as a result of market-making activities or other trading activities may not rely on the staff's interpretations discussed above or participate in the exchange offer and may be required to comply with the registration and prospectus delivery requirements of the Securities Act in order to resell the old notes.

Exchange and Registration Rights Agreement
We issued the old notes on October 26, 2001 to the initial purchaser. At the same time, we entered into an exchange and registration rights agreement with the initial purchaser requiring us to make the exchange offer. The exchange and registration rights agreement also required us to use our reasonable best efforts to:
• cause the registration statement filed with respect to the exchange offer to be declared effective by June 23, 2002, and
• commence and complete the exchange offer within 30 days after the registration statement filed with respect to the exchange offer is declared effective.

See "The Exchange Offer—Purpose of the Exchange Offer." If we do not comply with the foregoing obligations, we will be required to pay liquidated damages to holders of the notes, at an initial rate of 0.5% per annum on the principal amount of notes outstanding. See "Description of the Exchange Notes—Liquidated Damages."
Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2002, unless extended, in which case the expiration date will mean the latest date and time to which we extend the exchange offer.
Withdrawal Rights
You may withdraw the tender of your old notes at any time before the expiration date by complying with the procedures for withdrawal described in this prospectus under the heading "The Exchange Offer—Withdrawal Rights." Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder of the old notes as soon as practicable after the expiration or termination of the exchange offer.
Interest on the Exchange Notes and the Old Notes
Interest on the exchange notes will accrue from the date of the original issuance of the old notes or from the date of the last payment of interest on the old notes, whichever is later. No additional interest will be paid on the old notes tendered and accepted for exchange.
Conditions to the Exchange Offer
The exchange offer is subject to customary conditions, some of which we may waive. The exchange offer is not conditioned upon any minimum principal amount of outstanding old notes being tendered. See "The Exchange Offer—Conditions to the Exchange Offer."

Procedures for Tendering Old Notes	If you wish to tender your old notes for exchange notes in the exchange offer you must transmit to U.S. Bank N.A., as exchange agent, on or before the expiration date, either:
•
a computer generated message transmitted through The Depository Trust Company's Automated Tender Offer Program system forming a part of a confirmation of book-entry transfer in which you acknowledge and agree to be bound by the terms of the letter of transmittal, or
•
a properly completed and duly executed letter of transmittal, which accompanies this prospectus, or a copy of the letter of transmittal, together with your old notes and any other required documentation, to the exchange agent at its address listed in this prospectus and on the front cover of the letter of transmittal.

If you cannot satisfy either of these procedures on a timely basis, you may comply with the guaranteed delivery procedures described below. By executing the letter of transmittal, you will make the representations to us described under the heading "The Exchange Offer—Procedures for Tendering."
Special Procedures for Beneficial Owners
If you are a beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old notes in the exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf.

If you wish to tender on your own behalf, you must either (1) make appropriate arrangements to register ownership of the old notes in your name or (2) obtain a properly completed bond power from the registered holder, before completing and executing the letter of transmittal and delivering your old notes.
Guaranteed Delivery Procedures
If you wish to tender your old notes and time will not permit the documents required by the letter of transmittal to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, you may tender your old notes according to the guaranteed delivery procedures described in this prospectus under the heading "The Exchange Offer—Guaranteed Delivery Procedures."

Acceptance of Old Notes and Delivery of Exchange Notes
Subject to the satisfaction or waiver of the conditions to the exchange offer, we will accept for exchange any and all old notes which are validly tendered in the exchange offer and not withdrawn before the expiration date. The exchange notes issued in the exchange offer will be delivered promptly following the expiration date. See "The Exchange Offer—Terms of the Exchange Offer; Acceptance of Tendered Notes."
Exchange Agent	U.S. Bank N.A., the trustee under the indenture governing the notes, is serving as the exchange agent.
Federal Income Tax Consequences	The exchange of old notes for exchange notes in the exchange offer should not constitute a sale or an exchange for federal income tax purposes. See "United States Federal Income Tax Consequences."
Consequences of Failure to Exchange Notes
If you do not exchange your old notes for exchange notes, you will continue to be subject to the restrictions on transfer provided in the old notes and in the indenture. In general, the old notes may not be offered or sold unless registered under the Securities Act, except in a transaction exempt from, or not subject to, the Securities Act and applicable state securities laws. Except under limited circumstances, after the exchange offer is completed, you will no longer be entitled to any exchange or registration rights with respect to your old notes, and we do not currently plan to register the old notes under the Securities Act. See "The Exchange Offer—Consequences of Failure to Exchange."

SUMMARY OF THE TERMS OF THE EXCHANGE NOTES

        The form and terms of the exchange notes and the old notes are identical in all material respects, except that some transfer restrictions, registration rights and liquidated damages provisions applicable to the old notes do not apply to the exchange notes. The exchange notes will evidence the same debt as the old notes and will be governed by the same indenture. The following summary applies equally to the exchange notes and the old notes.

Issuer	PETCO Animal Supplies, Inc.
Notes Offered	$170,000,000 aggregate principal amount of 10.75% Senior Subordinated Notes due 2011.
Maturity Date	November 1, 2011.
Interest Payment Dates	May 1 and November 1 of each year, commencing May 1, 2002.
Optional Redemption
We may redeem the exchange notes, in whole or in part, at our option at any time on or after November 1, 2006, at the redemption prices listed in "Description of the Exchange Notes—Optional Redemption."

In addition, on or before November 1, 2004, we may, at our option and subject to some conditions, use the net proceeds from one or more public equity offerings to redeem up to 35% of the original aggregate principal amount of the exchange notes at 110.75% of their face amount, plus accrued and unpaid interest. See "Description of the Exchange Notes—Optional Redemption."
Sinking Fund	None.
Subordination and Guarantees
The exchange notes will rank junior to all of our existing and future senior indebtedness, will rank pari passu with all of our future senior subordinated indebtedness, and will rank senior to all of our future indebtedness that is expressly subordinated to the exchange notes. See "Description of the Exchange Notes—Subordination."

All of our existing and future domestic restricted subsidiaries will guarantee our obligation to pay principal, premium, if any, and interest on the exchange notes. The guarantees will rank junior to all existing and future senior indebtedness of these subsidiaries, will rank pari passu with all future senior subordinated indebtedness of these subsidiaries, and will rank senior to all future indebtedness of these subsidiaries that is expressly subordinated to the guarantees. See "Description of the Exchange Notes—Note Guarantees."

As of May 4, 2002, the exchange notes and the guarantees were subordinated in right of payment to approximately $199.2 million of indebtedness, and an additional $69.2 million of indebtedness was available for borrowing under our senior credit facility.

Change of Control
If a change of control of PETCO occurs, we may be required to make an offer to purchase the exchange notes at 101% of their face amount, plus accrued and unpaid interest. See "Description of the Exchange Notes—Repurchase at the Option of Holders—Change of Control."
Certain Covenants	The indenture contains covenants that, among other things, will limit our ability and the ability of some of our subsidiaries to:
	•	incur more debt,
	•	pay dividends, redeem stock or make other distributions,
	•	make investments,
	•	create liens,
	•	enter into transactions with affiliates,
	•	merge or consolidate, and
	•	transfer or sell assets.
These covenants are subject to a number of important qualifications and limitations. See "Description of the Exchange Notes—Certain Covenants."
Trustee	U.S. Bank N.A.
Use of Proceeds	We will not receive any cash proceeds from the issuance of the exchange notes.

Risk Factors

        You should carefully consider all of the information in this prospectus. In particular, for a discussion of some specific factors that you should consider in evaluating an investment in the notes, see the "Risk Factors" section beginning on page 13.

Summary Consolidated Financial and Other Data

        The following summary consolidated financial data as of, and for the fiscal years ended, January 30, 1999, January 29, 2000, February 3, 2001 and February 2, 2002, presented below under the captions "Statement of Operations Data" and "Balance Sheet Data," have been derived from our audited consolidated financial statements as of those dates and for those periods. You should read the information set forth below in conjunction with other sections of this prospectus, including "Selected Historical Consolidated Financial and Other Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and our consolidated financial statements and related notes.

	Fiscal Year Ended
	Jan. 30, 1999		Jan. 29, 2000		Feb. 3, 2001(1)		Feb. 2, 2002
	(dollar amounts in millions, except net sales per square foot)
Statement of Operations Data:
Net sales	$839.6		$990.3		$1,151.2		$1,300.9
Gross profit	214.8		269.6		334.1		391.8
Operating income	3.9		48.8		13.4		31.8
Interest expense, net	6.7		8.9		23.0		40.8
Net earnings (loss) available to common stockholders	(2.4)		21.8		(28.8)		(50.5)
Other Financial Data:
Gross profit margin	25.6%		27.2%		29.0%		30.1%
Adjusted EBITDA(2)	$63.2		$88.1		$117.2		$139.2
Adjusted EBITDA margin(3)	7.5%		8.9%		10.2%		10.7%
Depreciation and amortization	$30.4		$39.3		$48.1		$51.7
Inventory turns(4)	6.1	x	6.5	x	6.8	x	7.4	x
Store Data:
Percentage increase in comparable store net sales	6.4%		11.1%		6.4%		8.6%
Net sales per square foot(5)	$157		$168		$177	(6)	$180
Number of stores at period end	476		490		528		561
	As of February 2, 2002
	Actual	Pro Forma(7)
		(unaudited)
	(in millions)
Balance Sheet Data:
Cash and cash equivalents	$36.2	$34.1
Working capital(8)	32.2	19.0
Total assets	473.6	471.5
Total debt, including current maturities(9)	401.2	371.2
Redeemable preferred stock	219.3	—
Common stockholders' deficit	305.7	68.5

(1)
The fiscal year ended February 3, 2001 consisted of 53 weeks, as compared to 52 weeks for each of the fiscal years ended January 30, 1999, January 29, 2000 and February 2, 2002.

(2)
Net earnings (loss) before interest (net), taxes, depreciation and amortization, Internet operations prior to consolidation in fiscal 2001, equity in loss of unconsolidated affiliates, extraordinary item and management fees, adjusted to exclude the effects of the following expenses for the periods referenced: (A) merger and non-recurring costs of $23.0 million, $55.9 million and $0.4 million for the fiscal years ended January 30, 1999, February 3, 2001 and February 2, 2002, respectively, (B) general and administrative costs of $5.9 million in the fiscal year ended January 30, 1999 associated with a management realignment, an asset write-off related to the relocation of our main distribution center and the replacement of the point-of-sale equipment in all stores, (C) management fees of $1.0 million and $3.1 million for the fiscal years ended February 3, 2001 and February 2, 2002, respectively, paid pursuant to our management services agreement, (D) non-cash stock-based compensation of $17.4 million for the fiscal year ended February 2, 2002, related to the deemed increase in fair value of outstanding stock options for accounting purposes resulting from our initial public offering, and (E) general and administrative costs of $37.0 million for a write off and settlement related to our former Canadian investment in the fiscal year ended February 2, 2002.

Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles, or GAAP, but is used by some investors to determine a company's ability to service or incur indebtedness. Adjusted EBITDA is not calculated in the same manner by all companies and accordingly is not necessarily comparable to similarly entitled measures of other companies and may not be an appropriate measure for performance relative to other companies. Adjusted EBITDA should not be construed as an indicator of a company's operating performance or liquidity, and should not be considered in isolation from or as a substitute for net income (loss), cash flows from operations or cash flow data prepared in accordance with GAAP. We have presented Adjusted EBITDA in this prospectus solely as supplemental disclosure because we believe it allows for a more complete analysis of results of operations. Adjusted EBITDA is not intended to represent and should not be considered more meaningful than, or as an alternative to, measures of operating performance as determined in accordance with GAAP.

The calculation of Adjusted EBITDA is shown below:

	Fiscal Year Ended
	Jan. 30, 1999		Jan. 29, 2000	Feb. 3, 2001	Feb. 2, 2002
	(in thousands)
Operating income	$3,903		$48,778	$13,413	$31,846
Merger and non-recurring costs	22,963		—	55,928	445
Depreciation and amortization	30,382		39,280	48,100	51,694
Interest included in amortization above	—		—	(1,302)	(2,245)
Special G&A costs	5,902	(a)	—	—	—
Write-off of Canadian investment(b)	—		—	—	37,035
Management fees(c)	—		—	1,040	3,120
Stock-based compensation(d)	—		—	—	17,351

Adjusted EBITDA	$63,150		$88,058	$117,179	$139,246

  (a)
  General and administrative costs of $5.9 million in the fiscal year ended January 30, 1999 consists of $1.4 million incurred in connection with a management realignment and $4.5 million in connection with the relocation of our main distribution center and the replacement of our point-of-sale equipment in all stores.

  (b)
  Expenses of $37.0 million for the fiscal year ended February 2, 2002 were incurred in connection with a write-off and settlement related to our former Canadian investment.

  (c)
  Management fees were paid pursuant to our management services agreement, which we entered into in October 2000 in connection with our leveraged recapitalization, and are included in selling, general and administrative expense in our statements of operations. We terminated the management services agreement shortly after our initial public offering for a fee of $12.5 million.

  (d)
  In connection with the deemed increase in fair value related to outstanding stock options for accounting purposes as a result of our initial public offering, we recorded non-cash stock-based compensation totaling $17.4 million, of which $14.4 million and $3.0 million are recorded in selling, general and administrative expense and cost of sales and occupancy costs, respectively.

(3)
Calculated by dividing Adjusted EBITDA by net sales.

(4)
Calculated by dividing cost of sales by average fiscal quarter inventory for the five most recent quarters.

(5)
Calculated by dividing net sales by gross square footage of stores open, weighted by the number of months stores are open during the period.

(6)
As adjusted to a 52-week period, net sales per square foot would have been $173 for the fiscal year ended February 3, 2001.

(7)
The pro forma data gives effect to the receipt by us of approximately $272.1 million in net proceeds from the sale of 15,500,000 shares of common stock in our initial public offering at a price of $19.00 per share, after deducting the underwriting discount and estimated offering expenses, and the application of (A) approximately $239.8 million of the net proceeds to redeem in full all of our then outstanding shares of series A and series B preferred stock and (B) approximately $32.3 million of the net proceeds, plus approximately $2.2 million in cash-on-hand, to repurchase $30.0 million in aggregate principal amount of the notes at 110.5% of their face amount, plus accrued and unpaid interest through the repurchase date.

(8)
Calculated by subtracting current liabilities from current assets (other than cash and cash equivalents).

(9)
Includes capital leases and other obligations.

RISK FACTORS

        The value of an investment in PETCO will be subject to significant risks inherent in our business. You should carefully consider the risks and uncertainties described below and other information included in this prospectus before exchanging your old notes. If any of the events described below occur, our business and financial results could be adversely affected in a material way.

Risks Related to Our Substantial Debt

Our substantial amount of debt could materially adversely affect our business and prevent us from fulfilling our obligations under the notes.

        We have outstanding a substantial amount of debt. As of May 4, 2002, this debt consisted primarily of:

  •
  $170.0 million of old notes, and

  •
  $194.0 million of borrowings under our senior credit facility, with $69.2 million of additional available credit, subject to some conditions.

        Our substantial amount of debt, as well as the guarantees of and security interests in the assets of our subsidiaries, could have material adverse consequences for you and for us, including but not limited to:

  •
  limiting our ability to satisfy our obligations with respect to the notes,

  •
  increasing our vulnerability to general and local adverse economic and industry conditions,

  •
  limiting our ability to obtain additional financing,

  •
  requiring a substantial portion of our cash flow from operations to be used for payments on our debt,

  •
  reducing our ability to use our cash flow to fund our store expansion program and capital expenditures,

  •
  limiting our flexibility in planning for, or reacting to, changes in our business and the industry, and

  •
  placing us at a disadvantage compared to competitors with less debt or greater resources.

        Subject to the terms of the notes and our other debt, we may be able to borrow additional debt in the future. If we incur additional debt, the related risks that we now face could increase.

If we fail to generate sufficient cash flow from future operations, we may have to refinance all or a portion of our indebtedness or obtain additional financing.

        If we fail to generate sufficient cash flow from future operations, we may have to refinance all or a portion of our indebtedness or obtain additional financing in order to meet our obligations with respect to the notes and our other debt. We cannot assure you that we will be able to refinance any of our indebtedness or obtain additional financing, particularly because of our anticipated high levels of debt and the debt incurrence restrictions imposed by the agreements governing our debt.

Risks Related to the Notes

The notes will be unsecured and subordinated to some of our obligations.

        The notes will rank junior to all of our existing and future senior debt, including borrowings under our senior credit facility. The notes will be guaranteed on a senior subordinated basis by our direct and indirect domestic subsidiaries, and will be subordinated to all existing and future obligations and liabilities of our subsidiaries that rank senior to the guarantees, including their guarantees of our senior credit facility. The notes will not be secured by any of our assets or any assets of our subsidiaries. As a result, the notes will be effectively subordinated to all of our and our subsidiaries' secured indebtedness to the extent of the value of the assets securing such indebtedness. In addition, the notes will be effectively subordinated to the obligations of our foreign subsidiaries, which will not guarantee the notes. As of May 4, 2002, the notes and the guarantees were subordinated in right of payment to approximately $199.2 million of indebtedness.

        You may not be fully repaid on your notes if we or a guarantor is declared bankrupt, becomes insolvent, is liquidated or reorganized, defaults on payments under our senior credit facility or other senior debt or commits a default causing the acceleration of the maturity of our debt. In such a case, holders of any debt, including debt under our senior credit facility, that ranks senior to the notes will be entitled to be paid in full from our assets and the assets of our subsidiaries before any payment may be made with respect to the notes or the guarantees. As a result, we may not have sufficient assets to fully repay the notes. An event of default under our senior debt also may prohibit us and the guarantors of the notes from making payments with respect to the notes or the guarantees.

The indenture and our senior credit facility impose restrictions on our business.

        The indenture and our senior credit facility contain a number of covenants imposing significant restrictions on our business. These restrictions may affect our ability to operate our business and may limit our ability to take advantage of potential business opportunities as they arise. These covenants place restrictions on our ability to, among other things:

  •
  incur more debt,

  •
  pay dividends, redeem or repurchase our stock or make other distributions,

  •
  make acquisitions or investments,

  •
  enter into transactions with affiliates,

  •
  merge or consolidate with others,

  •
  dispose of assets or use the proceeds of asset sales,

  •
  create liens on our assets, and

  •
  extend credit.

        Our senior credit facility also requires us to meet a number of financial ratios and tests. Our ability to comply with these agreements may be affected by events beyond our control, including prevailing economic, financial and industry conditions. The breach of any of these covenants or restrictions could result in a default under the indenture or our senior credit facility. An event of default under our debt agreements would permit some of our lenders to declare all amounts borrowed from them to be due and payable, together with accrued and unpaid interest, and the commitments of the senior lenders to make further extensions of credit under our senior credit facility could be terminated. If we were unable to repay debt to our senior lenders, these lenders could proceed against the collateral securing that debt. In addition, acceleration of our other indebtedness may cause us to be unable to make interest payments on the notes and repay the principal amount of the notes or may cause the guarantors to be unable to make payments under the guarantees.

A court could avoid our subsidiaries' guarantees of the notes under fraudulent transfer laws.

        Although the guarantees provide you with a direct claim against the assets of our subsidiary guarantors, under federal bankruptcy laws and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims with respect to a guarantee could be subordinated to all other debts of that guarantor. In addition, a court could avoid (i.e., cancel) any payments by that guarantor pursuant to its guarantee and require those payments to be returned to the guarantor or to a fund for the benefit of the other creditors of the guarantor.

        The court might take these actions if it found, among other things, that when the subsidiary executed its guarantee (or, in some jurisdictions, when it became obligated to make payments under its guarantee):

  •
  the guarantor received less than reasonably equivalent value or fair consideration for the incurrence of the guarantee, and

  •
  the guarantor:

  •
  was, or was rendered, insolvent by the incurrence of the debt,

  •
  was engaged or about to engage in a business or transaction for which its assets constituted unreasonably small capital,

  •
  intended to incur, or believed that it would incur, obligations beyond its ability to pay as those obligations matured, or

  •
  was a defendant in an action for money damages, or had a judgment for money damages docketed against it and, in either case, after final judgment, the judgment was unsatisfied.

        A court would likely find that a subsidiary received less than fair consideration or reasonably equivalent value for its guarantee to the extent that it did not receive direct or indirect benefit from the issuance of the notes. A court could also avoid a guarantee if it found that the subsidiary issued its guarantee with actual intent to hinder, delay or defraud creditors.

        Although courts in different jurisdictions measure solvency differently, in general, an entity would be deemed insolvent if the sum of its debts, including contingent and unliquidated debts, exceeds the fair value of its assets, or if the present fair salable value of its assets is less than the amount that would be required to pay the expected liability on its debts, including contingent and unliquidated debts, as they become due.

        If a court avoided a subsidiary's guarantee, it could require that noteholders return any amounts previously paid to them under the guarantee. If any subsidiary's guarantee were avoided, noteholders would retain their rights against us and any other subsidiary guarantors, although there is no assurance that those entities' assets would be sufficient to pay the notes in full.

We may not be able to repurchase the notes upon a change of control.

        Upon the occurrence of a change of control of PETCO, you will have the right to require us to offer to repurchase the notes at 101% of their principal amount, plus accrued interest and liquidated damages, if any. The lenders under our senior credit facility have a similar right upon a change of control. It is possible that if a change of control occurs, we might not have sufficient resources to satisfy all of our repurchase obligations. In addition, the terms of our senior credit facility prohibit us from repurchasing the notes until all debt under such facility is paid in full. Other agreements relating to our future debt may contain similar provisions preventing us from effecting repurchases of the notes. If a change of control occurs while we are prohibited from repurchasing the notes, we could seek our lenders' consent to repurchase the notes or could attempt to refinance the borrowings that contain the prohibition. There can be no assurance, however, as to whether and to what extent we could refinance those borrowings on acceptable terms, or at all. If we do not obtain a consent or repay the borrowings, we would remain prohibited from repurchasing the notes. In such case, our failure to repurchase the notes tendered in connection with the change of control would constitute an event of default under the indenture, which would, in turn, constitute a further default under our senior credit facility.

There is no public market for the exchange notes, and we cannot be sure that an active market for the exchange notes will develop.

        We are offering the exchange notes to the holders of the old notes. The old notes were sold on October 26, 2001 to Goldman, Sachs & Co., the initial purchaser, and subsequently resold to a small number of institutional investors, and are eligible for trading in the Private Offerings, Resale and Trading through Automatic Linkages Market. We do not intend to apply for a listing of the exchange notes on a securities exchange or on any automated dealer quotation system. The exchange notes are new securities for which there is currently no market. We cannot assure you as to the liquidity of markets that may develop for the exchange notes, your ability to sell the exchange notes or the price at which you would be able to sell the exchange notes.

        If markets were to exist, the exchange notes could trade at prices that may be lower than their principal amount or purchase price depending on many factors, including prevailing interest rates, the market for similar securities and other factors, such as general economic conditions, our financial condition, performance and prospects and prospects for companies in our industry generally. In addition, the liquidity of the trading market in the exchange notes and the market prices quoted for the exchange notes may be adversely affected by changes in the overall market for high-yield securities.

        The initial purchaser of the old notes has advised us that it currently intends to make a market with respect to the exchange notes as permitted by applicable law. However, it is not obligated to do so, and any market making activities may be discontinued at any time without notice at the sole discretion of the initial purchaser. In addition, market making activity may be limited during the pendency of the exchange offer. As a result, you cannot be sure that an active trading market will develop for the exchange notes.

Risks Related to Our Business

If we are unable to profitably open and operate new stores and maintain the profitability of our existing stores, our business, financial condition and results of operations may be harmed.

        One of our strategies is to open new stores by focusing on both existing markets and by targeting new geographic markets. We have opened approximately 40 to 60 stores per year (offset by closings and relocations of existing stores) between fiscal 1998 and fiscal 2001. We plan to increase our net store count by 35 to 45 stores per year and plan to target one or two new geographic markets per year.

        There can be no assurance that we will be able to open stores at this rate. The rate of our expansion will depend on several factors, including general economic and business conditions affecting consumer confidence and spending, the availability of desirable locations, the negotiation of acceptable lease terms, the availability of qualified personnel and our ability to manage the operational aspects of our growth. The rate of our expansion will also depend on the availability of adequate capital, which in turn will depend in large part on cash flow generated by our business and the availability of equity and debt capital. There can be no assurance that we will be able to obtain equity or debt capital on acceptable terms or at all. Moreover, our senior credit facility and the indenture contain provisions that restrict the amount of debt we may incur in the future. If we are not successful in obtaining sufficient capital, we may be unable to open additional stores as planned, which may adversely affect our results of operations.

        Our continued growth also depends, to a significant degree, on our ability to increase sales in our new and existing stores. Our comparable store net sales increased by 11.1%, 6.4% and 8.6% for fiscal 1999, 2000 and 2001, respectively. As a result of new store openings in existing markets and because mature stores will represent an increasing proportion of our store base over time, our comparable store net sales increases in future periods may be lower than historical levels.

        There also can be no assurance that our existing stores will maintain their current levels of sales and profitability or that new stores will generate sales levels necessary to achieve store-level profitability, much less profitability comparable to that of existing stores. New stores that we open in our existing markets may draw customers from our existing stores and may have lower sales growth relative to stores opened in new markets. New stores also may face greater competition and have lower anticipated sales volumes relative to previously opened stores during their comparable years of operations. These factors, together with increased pre-opening expenses at our new stores, may reduce our average store contribution and operating margins. If we are unable to profitably open and operate new stores and maintain the profitability of our existing stores, our business, financial condition and results of operations may be harmed.

We may be unable to successfully execute our expansion strategy or manage and sustain our growth and, as a result, our business may be harmed.

        Our ability to open new stores depends on a number of factors, including:

  •
  adequate capital resources for leasehold improvements, fixtures and inventory and pre-opening expenses;

  •
  our ability to locate and obtain favorable store sites and negotiate acceptable lease terms;

  •
  our ability to obtain and distribute adequate product supplies to our stores, including by expanding our distribution facilities;

  •
  our ability to hire, train and retain skilled managers and personnel; and

  •
  our ability to continue to upgrade our information and other operating systems to control the anticipated growth and expanded operations.

        Our senior credit facility and indenture also contain covenants which may restrict or impair our growth plans. We currently expect to finance our store expansion plans from cash flow from operations, lease financing and capacity under our senior credit facility. To the extent that we are unable to obtain adequate financing for new store growth on acceptable terms, our ability to open new stores will be negatively impacted. As a result, there can be no assurance that we will be able to achieve our current plans for the opening of new stores. In addition, our failure to expand our distribution facilities or other internal systems or procedures in accordance with our growth plans, or difficulties we may incur in operating our distribution facilities, could adversely affect our ability to deliver merchandise to our stores in a timely fashion. As a result, our ability to support our planned new store growth may be harmed.

        In addition, we routinely evaluate our strategic alternatives with respect to each of our stores and our other operating assets and investments. In connection with this evaluation, we may elect to close stores or to sell or otherwise dispose of selected assets or investments. Excluding store relocations, we closed 18 stores in fiscal 1999, ten stores in fiscal 2000 and six stores in fiscal 2001. There can be no assurance that any future sale or disposition would be achieved on terms favorable to us because we incur closing costs or may lose sales to our competitors as a result.

The loss of any of our three key vendors, or of our exclusive distribution arrangements with our vendors, would negatively impact our business.

        We purchase significant amounts of products from three key vendors: The Iams Company, Hill's Pet Products, Inc. (which produces Science Diet) and Nutro, Inc. Supplies of products from these vendors accounted for approximately 10%, 10% and 8%, respectively, of our net sales in fiscal 2000 and 9%, 10% and 8%, respectively, of our net sales in fiscal 2001. We do not maintain long-term supply contracts with any of our vendors. While we believe that our vendor relationships are satisfactory, any vendor could discontinue selling to us at any time. The loss of any of our three key vendors or any other significant vendors of premium pet food or pet supplies offered by us would have a negative impact on our business, financial condition and results of operations.

        In addition, a change in how our key products are distributed could have a material adverse effect on our business. It could materially adversely affect our business if any premium pet food manufacturers were to make premium pet food products widely available in supermarkets or through mass merchants, or if the premium brands currently available to supermarkets and mass merchants were to increase their market share at the expense of the premium brands sold only through specialty pet food and supplies retailers.

        Through the end of fiscal 1999, the premium pet food brands that we purchased from The Iams Company, Hill's Pet Products, Inc. and Nutro, Inc. were not widely available in supermarkets or mass merchants. One of our primary premium pet food vendors, The Iams Company, was purchased by Procter & Gamble in fiscal 1999. In March 2000, Procter & Gamble broadened the distribution of the Iams brand to supermarkets, warehouse clubs and mass merchants across the country. The Eukanuba brand of pet food, which is also manufactured by The Iams Company, continues to be sold exclusively through specialty channels such as PETCO. Sales of Iams brand pet food represented approximately 9% of our net sales in fiscal 1999 and approximately 6% of our net sales in fiscal 2000 and have stabilized at approximately 5% of our net sales in fiscal 2001. The broadening of the distribution of Iams brand pet food negatively impacted our comparable store net sales during fiscal 2000, resulting in lower increases in comparable store net sales through the first quarter of 2001.

        Our principal vendors also currently provide us with certain incentives such as volume purchasing, trade discounts, cooperative advertising and market development funds. A reduction or discontinuance of these incentives would increase our costs and could reduce our profitability.

        We also purchase significant amounts of pet supplies from a number of vendors with limited supply capabilities. There can be no assurance that our current pet supply vendors will be able to accommodate our anticipated growth and expansion of our stores. We continually seek to expand our base of pet supply vendors and to identify new pet-related products. An inability of our existing vendors to provide products in a timely or cost-effective manner could impair our business, financial condition and results of operations.

Competition in the markets in which we operate is strong and if we are unable to compete effectively, our ability to generate sales may suffer and our operating income and net earnings would decline.

        The pet food and supplies retailing industry is highly competitive. We compete with a number of specialty pet store chains and traditional pet stores. We also compete with supermarkets, warehouse clubs and mass merchants. Many of these competitors are larger and have access to greater capital and management resources than we do.

        There can be no assurance that in the future we will not face greater competition from national, regional and local retailers. In particular, if any of our major competitors seeks to gain or retain market share by reducing prices or by introducing additional products, we may be required to reduce prices on our key products in order to remain competitive, which may negatively impact our profitability.

A prolonged economic downturn could result in reduced sales and lower revenues and profitability.

        Purchases of pet-related supplies may be affected by prolonged, negative trends in the general economy that adversely affect consumer spending. Any reduction in consumer confidence or disposable income in general may affect companies in pet-related industries more significantly than companies in industries that rely less on discretionary consumer spending. In addition, due to our substantial amount of debt and relatively limited amount of cash and cash equivalents, we are more susceptible to some of these adverse economic effects than are some of our competitors which have greater financial and other resources than we do.

Our operating results could be harmed if we are unable to integrate acquired companies into our operations.

        The pet food and supplies retailing industry is highly fragmented and has been characterized in recent years by consolidation. We may pursue expansion and acquisition opportunities in the future, and we must efficiently integrate and combine operations of acquired companies to realize the anticipated benefits of acquisitions. To be successful, the integration process requires us to achieve the benefits of combining the companies, including generating operating efficiencies and synergies and eliminating or reducing redundant costs. Since we often have limited prior knowledge of acquired companies, there can be no assurance that the anticipated benefits of these acquisitions will be fully realized without incurring unanticipated costs or diverting management's attention from our core operations. Our operating results could be harmed if we are unable to efficiently integrate newly acquired companies into our operations. Any future acquisitions also could result in potentially dilutive issuances of equity securities, or the incurrence of additional debt or the assumption of contingent liabilities.

We have made investments in the past and may make investments in the future without being able to achieve an adequate return, if any, on our investment.

        In the past we have made, and in the future we may make, investments in strategic ventures or other complementary businesses in an effort to expand internationally or to otherwise grow our business. These investments typically involve many of the same risks posed by acquisitions, particularly those risks associated with the diversion of our resources, the inability of the new venture to generate sufficient revenues, the management of relationships with third parties and potential expenses. Strategic ventures have the added risk that the other strategic venture partners may have economic, business or legal interests or objectives that are inconsistent with our interests and objectives. Although we have no present plans to make any such investments, there can be no assurance that any investment we make in the future would achieve an adequate return, if any.

        In the past we have terminated, and in the future we may terminate, our relationship in a strategic venture after we have made substantial investments in that strategic venture. For example, our investment in Petopia.com, an e-commerce destination for the sale of pet food and supplies, failed to achieve the desired results, and in fiscal 2000 we took a charge of approximately $10.2 million due to Petopia.com's pending liquidation and wrote off $1.3 million in receivables due from Petopia.com. In addition, on January 28, 2002 we terminated our relationship with Canadian Petcetera Limited Partnership, which operates 32 Petcetera retail pet food and supplies stores in Canada, because the stores operated by the Canadian partnership were not producing the results we had anticipated. At the time of the termination of our relationship, we also entered into a settlement agreement with the other partners of the partnership to resolve allegations made by the other partners that we had reneged on an alleged agreement to buy out their interests in the Canadian partnership. See "Business—Legal Proceedings." We recorded a write-off of approximately $26.7 million in the fourth quarter of fiscal 2001, which represented the carrying value of our Canadian investment and related assets, and settlement expenses of approximately $10.3 million related to the settlement of the related dispute.

If we are required to restructure our operations to comply with regulations governing our business, it could have a material effect on our business and operations.

        The transportation and sale of small animals is governed by various state and local regulations. These laws vary from state to state and are enforced by the courts and by regulatory authorities with broad discretion. While we seek to structure our operations to comply with the laws and regulations of each state in which we operate, there can be no assurance that, given varying and uncertain interpretations of these laws, we would be found to be in compliance in all states. A determination that we are in violation of applicable laws in any state in which we operate could require us to restructure our operations to comply with the requirements of that state, which could have a material adverse effect on our business and operations.

Some of our compensation practices have been challenged in a complaint that, if successful, could harm our financial condition and results of operations.

        In July 2001, we received a copy of a complaint filed in the Superior Court of California for the County of Los Angeles alleging violations of the California Labor Code and the Business and Professions Code. The purported class of plaintiffs allege that we improperly classified our salaried store managers and assistant store managers as exempt employees not entitled to overtime pay for work in excess of 40 hours per week. The relief sought includes compensatory damages, penalties, preliminary and permanent injunctions requiring us to pay overtime compensation under California law, prejudgment interest, costs and attorneys' fees and such other relief as the court deems proper. In November 2001, the case was transferred to the Superior Court of California for the County of San Diego. We have answered the complaint and discovery has commenced. If successful, this litigation could harm our financial condition, and any required change in our labor practices could have a negative impact on our results of operations. See "Business—Legal Proceedings."

We depend on key personnel, and if we lose the services of any of our principal executive officers, including Mr. Devine, our Chairman, President and Chief Executive Officer, we may not be able to run our business effectively.

        We are dependent upon the efforts of our principal executive officers. In particular, we are dependent upon the management and leadership of Brian K. Devine, our Chairman, President and Chief Executive Officer. The loss of Mr. Devine or certain of our other principal executive officers could affect our ability to run our business effectively.

        Our success will depend on our ability to retain our current management and to attract and retain qualified personnel in the future. Competition for senior management personnel is intense and there can be no assurance that we can retain our personnel. The loss of a member of senior management requires the remaining executive officers to divert immediate and substantial attention to seeking a replacement. The inability to fill vacancies in our senior executive positions on a timely basis could adversely affect our ability to implement our business strategy, which would negatively impact our results of operations.

Terrorism and the uncertainty of war may have a material adverse effect on our operating results.

        Terrorist attacks, such as the attacks that occurred in New York and Washington, D.C. on September 11, 2001, and other acts of violence or war may affect the operations of the United States securities markets, the markets in which we operate and our operations and profitability. Further terrorist attacks against the United States or U.S. businesses may occur. The potential near-term and long-term effect these attacks may have for our customers, the markets for our services and the U.S. economy are uncertain. The consequences of any terrorist attacks, or any armed conflicts which may result, are unpredictable, and we may not be able to foresee events that could have an adverse effect on our business or your investment in the notes.

Risks Related to the Exchange Offer

You may have difficulty selling the notes that you do not exchange.

        If you do not exchange your old notes for exchange notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your old notes described in the legend on your old notes. The restrictions on transfer of your old notes arise because we issued the old notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the old notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. We do not intend to register the old notes under the Securities Act. To the extent old notes are tendered and accepted in the exchange offer, the trading market, if any, for the old notes would be adversely affected. See "The Exchange Offer—Consequences of Failure to Exchange."

Broker-dealers or noteholders may become subject to the registration and prospectus delivery requirements of the Securities Act.

        Any broker-dealer that:

  •
  exchanges its old notes in the exchange offer for the purpose of participating in a distribution of the exchange notes, or

  •
  resells exchange notes that were received by it for its own account in the exchange offer,

may be deemed to have received restricted securities and may be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction by that broker-dealer. Any profit on the resale of the exchange notes and any commission or concessions received by a broker-dealer may be deemed to be underwriting compensation under the Securities Act.

        In addition to broker-dealers, any noteholder that exchanges its old notes in the exchange offer for the purpose of participating in a distribution of the exchange notes may be deemed to have received restricted securities and may be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction by that noteholder.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus are forward-looking statements. We generally identify forward-looking statements in this prospectus using words like "believe," "intend," "target," "expect," "estimate," "may," "should," "plan," "project," "contemplate," "anticipate," "predict" or similar expressions. These statements involve known and unknown risks, uncertainties and other factors, including those described in the "Risk Factors" section, that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Except as required by applicable law, including the securities laws of the United States, and the rules and regulations of the Securities and Exchange Commission, we do not plan to publicly update or revise any forward-looking statements after we distribute this prospectus, whether as a result of any new information, future events or otherwise.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

        We sold the old notes on October 26, 2001 to the initial purchaser. The initial purchaser subsequently resold the old notes to qualified institutional buyers in reliance on Rule 144A and to non-U.S. persons outside the United States in reliance on Regulation S under the Securities Act. In connection with the sale of the old notes, we entered into an exchange and registration rights agreement, dated October 26, 2001, with the initial purchaser, which requires us to file a registration statement under the Securities Act with respect to the exchange offer. Upon the effectiveness of that registration statement, we are required to offer to the holders of the old notes the opportunity to exchange their old notes for a like principal amount of exchange notes, which will be issued without a restrictive legend and which generally may be reoffered and resold by the holder without compliance with the registration and prospectus delivery requirements of the Securities Act. Unless the exchange offer is not permitted by applicable law or Securities and Exchange Commission policy, the exchange and registration rights agreement requires us to:

  (1)
  file a registration statement with the Securities and Exchange Commission with respect to the exchange notes on or before March 25, 2002,

  (2)
  use our reasonable best efforts to cause the registration statement to be declared effective on or before June 23, 2002,

  (3)
  use our reasonable best efforts to commence and complete the exchange offer promptly, but not later than 30 days after the registration statement has been declared effective,

  (4)
  use our reasonable best efforts to keep the exchange offer open for at least 30 days and exchange exchange notes for all old notes that have been properly tendered and not withdrawn before the expiration of the exchange offer, and

  (5)
  keep the registration statement effective until the earlier of (A) the 180th day after the exchange offer has been completed or (B) such time as any broker-dealer who holds old notes no longer owns any old notes.

        A copy of the exchange and registration rights agreement has been filed as an exhibit to the registration statement, of which this prospectus is a part. Except as provided below, upon the completion of the exchange offer, our obligations under the exchange and registration rights agreement with respect to the registration of the old notes and the exchange notes will terminate. In addition, as a result of the timely filing and the effectiveness of the registration statement, and upon the timely completion of the exchange offer, we will not have to pay liquidated damages on the old notes under the exchange and registration rights agreement. See "Description of the Exchange Notes—Liquidated Damages."

        Following the completion of the exchange offer, holders of old notes not tendered will not have any further registration rights other than as set forth below, and those old notes will continue to be subject to restrictions on transfer. Accordingly, the liquidity of the market for the old notes could be adversely affected upon completion of the exchange offer. See "—Consequences of Failure to Exchange."

Resale of Exchange Notes

        Based on interpretations by the Securities and Exchange Commission's staff set forth in no-action letters issued to third parties unrelated to us, we believe that exchange notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by holders of the exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act, unless you:

  •
  are our "affiliate" within the meaning of Rule 405 under the Securities Act,

  •
  are a broker-dealer who purchased old notes directly from us for resale in reliance on Rule 144A or any other available exemption under the Securities Act,

  •
  are acquiring the exchange notes in the exchange offer other than in the ordinary course of your business, or

  •
  have an arrangement or understanding with any person to engage in the distribution of the exchange notes.

        Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes cannot rely on the interpretations by the Securities and Exchange Commission's staff and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Each broker-dealer that receives exchange notes for its own account in exchange for old notes, where the old notes were acquired by that broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of those exchange notes. See "Plan of Distribution." Broker-dealers who acquired old notes directly from us and not as a result of market-making activities or other trading activities may not rely on the staff's interpretations discussed above or participate in the exchange offer and may be required to comply with the registration and prospectus delivery requirements of the Securities Act in order to sell the old notes.

Terms of the Exchange Offer; Acceptance of Tendered Notes

        Upon the terms and subject to the conditions described in this prospectus and in the letter of transmittal, we will accept any and all old notes validly tendered and not withdrawn before the expiration date. We will issue $1,000 in principal amount of exchange notes in exchange for each $1,000 in principal amount of old notes accepted in the exchange offer. You may tender some or all of your old notes in the exchange offer. However, you may tender old notes only in integral multiples of $1,000 in principal amount.

        The form and terms of the exchange notes are substantially the same as the form and terms of the old notes except that the exchange notes:

  •
  have been registered under the Securities Act,

  •
  will not bear legends restricting their transfer, and

  •
  will not be subject to the terms of the exchange and registration rights agreement.

        The exchange notes will evidence the same debt as the old notes and will be issued under, and entitled to the benefits of, the indenture under which the old notes were issued.

        As of the date of this prospectus, $170,000,000 in aggregate principal amount of the old notes were outstanding and there was one registered holder, a nominee of The Depository Trust Company, or DTC. This prospectus, together with the letter of transmittal, is being sent to that registered holder and to others believed to have beneficial interests in the old notes. Only a registered holder of the old notes, or such holder's legal representative or attorney-in-fact, as reflected on the records of the trustee under the indenture, may participate in the exchange offer. We will not set a fixed record date for determining registered holders of the old notes entitled to participate in the exchange offer.

        You do not have any appraisal or dissenters' rights under the indenture in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Securities and Exchange Commission under the Exchange Act.

        We will be deemed to have accepted validly tendered old notes when, as and if we have given oral or written notice of acceptance to the exchange agent. The exchange agent will act as your agent for the purposes of receiving the exchange notes from us.

        If you tender old notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of old notes in the exchange offer. We will pay all charges and expenses, other than the applicable taxes described below, in connection with the exchange offer. See "—Solicitation of Tenders; Fees and Expenses."

Expiration Date; Extensions; Amendments

        The term "expiration date" means 5:00 p.m., New York City time on            , 2002, unless we, in our sole discretion, extend the exchange offer, in which case the term "expiration date" will mean the latest date and time to which we extend the exchange offer.

        To extend the exchange offer, we will:

  •
  notify the exchange agent of any extension orally or in writing, and

  •
  publicly announce the extension, including disclosure of the approximate number of old notes deposited to date,

each before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

        We reserve the right:

  •
  to delay accepting any old notes,

  •
  to extend or amend the terms of the exchange offer, or

  •
  if any conditions listed below under "—Conditions to the Exchange Offer" are not satisfied, to terminate the exchange offer by giving oral or written notice of the delay, extension or termination to the exchange agent.

        We will follow any delay in acceptance, extension or termination as promptly as practicable by oral or written notice to the exchange agent and a press release or oral or written notice to the holders of the old notes. If we amend the exchange offer in a manner we determine constitutes a material change, we will promptly disclose the amendment in a prospectus supplement that we will distribute to the registered holders. We will also extend the exchange offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure, if the exchange offer would otherwise expire during the five to ten business day period. In order to keep the registration statement effective for the period required by the exchange and registration rights agreement, we may also file post-effective amendments to the registration statement.

Procedures for Tendering

        You may tender old notes in the exchange offer only if you are a registered holder of old notes. To tender in the exchange offer, you must:

  •
  complete, sign and date the letter of transmittal or a copy of the letter of transmittal,

  •
  have the signatures guaranteed if required by the letter of transmittal, and

  •
  mail or otherwise deliver the letter of transmittal or a copy of the letter of transmittal, or an agent's message in connection with a book-entry transfer, to the exchange agent at the address listed below under "—Exchange Agent" for receipt before the expiration date.

        In addition, either:

  •
  the exchange agent must receive certificates for the old notes along with the letter of transmittal before the expiration date,

  •
  the exchange agent must receive a timely confirmation of a book-entry transfer of the old notes, if the procedure is available, into its account at DTC pursuant to the procedure for book-entry transfer described below before the expiration date, or

  •
  you must comply with the guaranteed delivery procedures described below.

        Your tender, if not withdrawn before the expiration date, will constitute an agreement between you and us in accordance with the terms and subject to the conditions described in this prospectus and in the letter of transmittal.

        The method of delivery of old notes and the letter of transmittal and all other required documents to the exchange agent is at your election and risk. We recommend that instead of delivery by mail, you use an overnight or hand delivery service, properly insured. If you choose delivery by mail, we recommend registered mail, return receipt requested, properly insured. In all cases, you should allow sufficient time to ensure delivery to the exchange agent before the expiration date. You should not send letters of transmittal or old notes to us. You may request your respective brokers, dealers, commercial banks, trust companies or nominees to effect the transactions described above for you.

        If your old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you desire to tender, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your old notes, either make appropriate arrangements to register ownership of the old notes in your name or obtain a properly completed endorsement or bond power from the registered holder. The transfer of registered ownership may take considerable time.

        Holders must obtain a guarantee of all signatures on a letter of transmittal or a notice of withdrawal unless the old notes are tendered:

  •
  by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal, or

  •
  for the account of an "eligible guarantor institution."

        Signature guarantees must be made by a member of or participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program, the Stock Exchange Medallion Program or by an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act, which includes banks, brokers and dealers, credit unions, national securities exchanges, registered securities associations, clearing agencies and savings associations.

        If the letter of transmittal is signed by the registered holder(s) of the old notes tendered, the signature must correspond exactly with the name(s) written on the face of the old notes. If the letter of transmittal is signed by a participant in DTC, the signature must correspond exactly with the name as it appears on the security position listing as the holder of the old notes.

        If the letter of transmittal is signed by a person other than the registered holder of any of the old notes listed in the letter of transmittal, the old notes must be properly endorsed or accompanied by a properly completed bond power that authorizes that person to tender the old notes on behalf of the registered holder, signed by the registered holder exactly as the registered holder's name appears on the old notes with any signature guarantees and any other documents required by the letter of transmittal.

        If the letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, they should so indicate when signing, and unless waived by us, they must submit evidence satisfactory to us of their authority to so act with the letter of transmittal.

        A tender will be deemed to have been received as of the date when the tendering holder's duly signed letter of transmittal accompanied by the old notes tendered, or a timely confirmation received by a book-entry transfer of old notes into the exchange agent's account at DTC with an agent's message, or a notice of guaranteed delivery from an eligible institution is received by the exchange agent. Issuances of exchange notes in exchange for old notes tendered under a notice of guaranteed delivery by an eligible institution will be made only against delivery of the letter of transmittal, and any other required documents, and the tendered old notes, or a timely confirmation received of a book-entry transfer of old notes into the exchange agent's account at DTC with an agent's message, to the exchange agent.

        We will determine in our sole discretion all questions as to the validity, form, eligibility, time of receipt, acceptance and withdrawal of tendered old notes, which determination will be final and binding. We reserve the absolute right to reject any and all old notes not properly tendered or any old notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, you must cure any defects or irregularities in connection with tenders of old notes within the time we determine. Although we intend to notify you of defects or irregularities with respect to tenders of old notes, neither we, the exchange agent nor any other person will incur any liability for failure to give you that notification. We will not deem tenders of old notes to have been made until you cure, or we waive, any defects or irregularities.

        While we have no present plan to acquire any old notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any old notes that are not tendered in the exchange offer, we reserve the right in our sole discretion to purchase or make offers for any old notes that remain outstanding after the expiration date. We also reserve the right to terminate the exchange offer, as described below under "—Conditions to the Exchange Offer," and to the extent permitted by applicable law, purchase old notes in the open market, in privately negotiated transactions or otherwise. The terms of any of these purchases or offers could differ from the terms of the exchange offer.

        By tendering, you will be making several representations to us, including that:

  (1)
  the exchange notes to be acquired by you, whether or not you are the registered holder, are being acquired by you in the ordinary course of your business,

  (2)
  you are not participating in, and do not intend to participate in, a distribution of the exchange notes,

  (3)
  you have no arrangement or understanding with any person to participate in the distribution of the exchange notes,

  (4)
  you satisfy specific requirements of your state's securities regulations,

  (5)
  if you are a broker-dealer or are participating in the exchange offer for the purposes of distributing the exchange notes, you will comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the exchange notes acquired by you and cannot rely on the position of the staff of the Securities and Exchange Commission set forth in no-action letters issued to third parties,

  (6)
  if you are a broker-dealer, you understand that a secondary resale transaction described in clause (5) above and any resales of exchange notes obtained by you in exchange for old notes acquired by you directly from us should be covered by an effective registration statement containing the selling securityholder information required by Item 507 and Item 508, as applicable, of Regulation S-K under the Securities Act, and

  (7)
  you are not our affiliate as defined in Rule 405 under the Securities Act.

        If you are a broker-dealer that will receive exchange notes for your own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities, you will also be required to acknowledge in the letter of transmittal that you will deliver a prospectus in connection with any resale of those exchange notes. However, by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an underwriter within the meaning of the Securities Act. See "Plan of Distribution."

Return of Old Notes

        If we do not accept any tendered old notes for any reason described in the terms and conditions of the exchange offer, if you withdraw tendered old notes or if you submit old notes for a greater principal amount than you desire to exchange, we will return the unaccepted, withdrawn or non-exchanged notes without expense to you as promptly as practicable. In the case of old notes tendered by book-entry transfer into the exchange agent's account at DTC pursuant to the book-entry transfer procedures described below, we will credit these unexchanged old notes to an account maintained with DTC as promptly as practicable.

Book-Entry Transfer

        The exchange agent will make a request to establish an account for the old notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC's system may make book-entry delivery of old notes by causing DTC to transfer the old notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. However, although delivery of old notes may be effected through book-entry transfer at DTC, an agent's message or the letter of transmittal or a copy of the letter of transmittal, with any required signature guarantees and any other required documents, must be transmitted to and received by the exchange agent at the address below under "—Exchange Agent" on or before the expiration date or the guaranteed delivery procedures described below must be complied with. Delivery of documents to DTC does not constitute delivery to the exchange agent.

        The exchange agent and DTC have confirmed that the exchange offer is eligible for the DTC Automated Tender Offer Program, or ATOP. Accordingly, DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer old notes to the exchange agent in accordance with DTC's ATOP procedures for transfer. Upon receipt of such holder's acceptance through ATOP, DTC will edit and verify the acceptance and send an "agent's message" to the exchange agent for its acceptance. Delivery of tendered notes must be made to the exchange agent pursuant to the book-entry delivery procedures described above, or the tendering DTC participant must comply with the guaranteed delivery procedures described below.

        The term "agent's message" means a message, transmitted by DTC to, and received by, the exchange agent and forming a part of a book-entry confirmation, which states that:

  •
  DTC has received an express acknowledgment from its participant tendering old notes which are the subject of a book-entry confirmation,

  •
  the participant has received and agrees to be bound by the terms of the letter of transmittal, and

  •
  we may enforce the terms of the letter of transmittal against the participant.

        In the case of an agent's message relating to guaranteed delivery, the term means a message transmitted by DTC and received by the exchange agent, which states that DTC has received an express acknowledgment from the participant in DTC tendering notes that such participant has received and agrees to be bound by the notice of guaranteed delivery.

Guaranteed Delivery Procedures

        If you desire to tender old notes in the exchange offer and (1) the certificates representing the old notes are not immediately available, (2) time will not permit your letter of transmittal, the certificates representing the old notes and all other required documents to reach the exchange agent before the expiration date or (3) the procedures for book-entry transfer (including delivery of an agent's message) cannot be completed before the expiration date, you may nevertheless tender such notes with the effect that such tender will be deemed to have been received before the expiration date if all of the following conditions are satisfied:

  •
  you must effect your tender through an "eligible guarantor institution," which is defined above under the heading "—Procedures for Tendering,"

  •
  a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided with this prospectus, or an agent's message with respect to guaranteed delivery that is accepted by us, is received by the exchange agent before the expiration date as provided below, and

  •
  the certificates for the tendered notes, in proper form for transfer (or a book-entry confirmation of the transfer of such notes into the exchange agent's account at DTC as described above), together with a letter of transmittal or a copy of the letter of transmittal properly completed and duly executed, with any signature guarantees and any other documents required by the letter of transmittal, or a properly transmitted agent's message, are received by the exchange agent within three trading days after the date of execution of the notice of guaranteed delivery.

        The notice of guaranteed delivery may be sent by hand delivery, facsimile transmission or mail to the exchange agent and must include a guarantee by an eligible guarantor institution in the form set forth in the notice of guaranteed delivery. Upon request, the exchange agent will send to you a notice of guaranteed delivery if you wish to tender your notes according to the guaranteed delivery procedures described above.

Withdrawal Rights

        Except as otherwise provided in this prospectus, you may withdraw tendered notes at any time before the expiration date. To withdraw a tender of old notes in the exchange offer, the exchange agent must receive a written or, for DTC participants, electronic ATOP transmission notice of withdrawal at its address listed in this prospectus before the expiration date. Any notice of withdrawal must:

  •
  specify the name of the person who tendered the old notes to be withdrawn,

  •
  identify the old notes to be withdrawn, including the certificate number(s) and principal amount of the old notes,

  •
  in the case of a written notice of withdrawal, be signed by the holder in the same manner as the original signature on the letter of transmittal by which the old notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee register the transfer of the old notes into the name of the person withdrawing the tender, and

  •
  specify the name in which any such notes are to be registered, if different from that of the registered holder.

        We will determine in our sole discretion all questions as to the validity, form and eligibility of the notices, and our determination will be final and binding on all parties. Any permitted withdrawal of notes may not be rescinded. We will not deem any properly withdrawn old notes to have been validly tendered for purposes of the exchange offer, and we will not issue exchange notes with respect to those old notes, unless you validly retender the withdrawn old notes. You may retender properly withdrawn old notes by following one of the procedures described above under "—Procedures for Tendering" at any time before the expiration date.

Conditions to the Exchange Offer

        Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or issue the exchange notes for, any old notes, and may terminate or amend the exchange offer as provided in this prospectus before the acceptance of the old notes, if, in our reasonable judgment, the exchange offer violates applicable law, rules or regulations or an applicable interpretation of the staff of the Securities and Exchange Commission or any action or proceeding has been instituted or threatened in any court or before any governmental agency with respect to the exchange offer which, in our judgment, might impair our ability to proceed with the exchange offer or materially and adversely affect us.

        If we determine in our reasonable discretion that any of these conditions are not satisfied, we may:

  •
  refuse to accept any old notes and return all tendered old notes to the tendering noteholders,

  •
  extend the exchange offer and retain all old notes tendered before the exchange offer expires, subject, however, to your rights to withdraw the old notes, or

  •
  waive the unsatisfied conditions with respect to the exchange offer and accept all properly tendered old notes that have not been withdrawn.

        In addition, we will not accept for exchange any old notes tendered, and no exchange notes will be issued in exchange for those old notes, if at any time any stop order is threatened or issued with respect to the registration statement for the exchange offer and the exchange notes or the qualification of the indenture under the Trust Indenture Act of 1939, as amended. In any such event, we will use our best efforts to obtain the withdrawal or lifting of any stop order at the earliest possible time.

        If the waiver constitutes a material change to the exchange offer, we will promptly disclose the waiver by means of a prospectus supplement that we will distribute to the registered holders of the old notes, and we will extend the exchange offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during the five to ten business day period.

Exchange Agent

        U.S. Bank N.A. is serving as exchange agent for the exchange offer. You should send all executed letters of transmittal to the exchange agent. In addition, you should direct questions and requests for assistance, requests for additional copies of this prospectus or the letter of transmittal and requests for a notice of guaranteed delivery to the exchange agent addressed as follows.

By registered or certified mail, overnight delivery or hand delivery:

U.S. Bank Trust Center
180 East Fifth Street
St. Paul, Minnesota 55101
Attention: Specialized Finance Department

By facsimile:
(651) 244-1537

For information or confirmation by telephone:
(800) 934-6802

        Originals of all documents sent by facsimile should be promptly sent to the exchange agent by registered or certified mail, by hand or by overnight delivery service.

        Delivery to an address other than the one stated above or transmission via a facsimile number other than the one stated above will not constitute a valid delivery.

Solicitation of Tenders; Fees and Expenses

        We will bear the expenses of soliciting tenders. We are making the principal solicitation by mail. However, our officers and regular employees and those of our affiliates may make additional solicitations by facsimile, telephone or in person.

        We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses.

        We will pay the cash expenses incurred in connection with the exchange offer, including registration fees, fees and expenses of the exchange agent and trustee, accounting and legal fees and printing costs, among others.

Transfer Taxes

        Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes in connection with that tender or exchange, except that holders who instruct us to register exchange notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax on those old notes.

Accounting Treatment

        For accounting purposes, we will recognize no gain or loss as a result of the exchange offer. We will amortize the expenses of the exchange offer over the term of the exchange notes.

Consequences of Failure to Exchange

        To the extent old notes are tendered and accepted in the exchange offer, the aggregate principal amount of old notes will be reduced by the amount tendered and a holder's ability to sell untendered old notes could be adversely affected. In addition, after the completion of the exchange offer, the old notes will remain subject to restrictions on transfer. Since the old notes have not been registered under the federal securities laws, they bear a legend restricting their transfer absent registration or the availability of a specific exemption from registration. The holders of old notes not tendered will have no further registration rights, except under some circumstances specified in the exchange and registration rights agreement, we may be required to file a shelf registration statement for a continuous offering pursuant to Rule 415 under the Securities Act in respect of the old notes. See "Description of the Exchange Notes—Shelf Registration."

        Participation in the exchange offer is voluntary, and holders of old notes should carefully consider whether to participate. Holders of old notes are urged to consult their financial and tax advisors in making their own decision on what action to take.

        Upon completion of the exchange offer, due to the restrictions on transfer of the old notes and the absence of such restrictions applicable to the exchange notes, it is likely that the market, if any, for old notes will be relatively less liquid than the market for exchange notes. Consequently, holders of old notes who do not participate in the exchange offer could experience significant diminution in the value of their old notes, compared to the value of the exchange notes.

        We may in the future seek to acquire, subject to the terms of the indenture, untendered old notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. However, we have no present plan to acquire any old notes which are not tendered in the exchange offer.

USE OF PROCEEDS

        We will not receive any cash proceeds from the issuance of the exchange notes. In consideration for issuing the exchange notes, we will receive in exchange old notes in like principal amount, the terms of which are identical to the exchange notes in all material respects. The old notes surrendered for exchange for the exchange notes will be retired and canceled and cannot be reissued. Accordingly, there will not be any increase in our outstanding indebtedness. We have agreed to bear the expenses of the exchange offer. No underwriter is being used in connection with the exchange offer.

        We used the aggregate net proceeds from the offering of the old notes to redeem all of our 13% senior subordinated notes due 2010, and to repay a portion of the borrowings under our senior credit facility.

CAPITALIZATION

        The following table sets forth our cash and cash equivalents and our capitalization as of February 2, 2002. Our capitalization is presented (1) on an actual basis and (2) on a pro forma basis to give effect to:

  •
  the receipt by us of approximately $272.1 million in net proceeds from the sale of 15,500,000 shares of common stock in our initial public offering at a price of $19.00 per share, after deducting the underwriting discount and estimated offering expenses,

  •
  the application of (A) approximately $239.8 million of the net proceeds to redeem in full all of our then outstanding shares of series A and series B preferred stock and (B) approximately $32.3 million of the net proceeds, plus approximately $2.2 million in cash-on-hand, to repurchase $30.0 million in aggregate principal amount of the notes at 110.5% of their face amount, plus accrued and unpaid interest through the repurchase date, and

  •
  the cashless exercise of warrants to purchase an aggregate of 2,131,800 shares of our common stock at an exercise price of $0.001 per share, which were exercised concurrently with our initial public offering.

	As of February 2, 2002
	Actual	Pro Forma
	(in thousands)
Cash and cash equivalents	$36,215	$34,111

Long-term debt, including current portion:
Senior credit facility:
Revolving credit facility(1)	$—	$—
Term loan B facility	194,500	194,500
10.75% senior subordinated notes due 2011	200,000	170,000
Other debt(2)	6,657	6,657

Total long-term debt, including current portion	401,157	371,157

Preferred stock:(3)
$.01 par value, 500 shares authorized, 111 and 78 shares issued and outstanding
14% series A senior redeemable exchangeable cumulative preferred stock	130,038	—
12% series B junior redeemable cumulative preferred stock	89,244	—
Common stock	39	57
Additional paid-in capital	(187,380)	79,835
Deferred compensation	(8,439)	(8,439)
Accumulated other comprehensive (loss)	(1,467)	(1,467)
Accumulated (deficit)	(108,460)	(138,475)

Total stockholders' (deficit)	(305,707)	(68,489)

Total capitalization	$314,732	$302,668

(1)
As of February 2, 2002, we also had outstanding letters of credit under our revolving credit facility of approximately $5.7 million, which reduce the amount we may borrow under our revolving credit facility. See "Description of Senior Credit Facility."

(2)
Consists of capital leases of $4.5 million and other obligations of $2.2 million.

(3)
Amounts equal liquidation preference, plus accrued and unpaid dividends, less unamortized issuance costs.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA

        The following selected historical consolidated financial data as of, and for the fiscal years ended, January 31, 1998, January 30, 1999, January 29, 2000, February 3, 2001 and February 2, 2002, presented below under the captions "Statement of Operations Data" and "Balance Sheet Data," have been derived from our audited consolidated financial statements as of those dates and for those periods. The selected historical consolidated financial data and notes should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements.

(dollar amounts in thousands, except per share amounts and net sales per square foot)
Fiscal Year Ended
Jan. 31, 1998	Jan. 30, 1999	Jan. 29, 2000	Feb. 3, 2001(1)	Feb. 2, 2002
Statement of Operations Data:
Net sales	$749,789	$839,622	$990,289	$1,151,178	$1,300,949
Cost of sales and occupancy costs	553,566	624,818	720,711	817,084	909,186

Gross profit	196,223	214,804	269,578	334,094	391,763
Selling, general and administrative expenses	173,667	187,938	220,800	264,753	322,437
Write-off of Canadian investment	—	—	—	—	37,035
Merger and non-recurring costs	38,693	22,963	—	55,928	445

Operating income (loss)	(16,137)	3,903	48,778	13,413	31,846
Interest expense, net	2,530	6,718	8,936	22,971	40,837

Earnings (loss) before Internet operations and equity in loss of unconsolidated affiliates, income taxes and extraordinary item	(18,667)	(2,815)	39,842	(9,558)	(8,991)
Internet operations and equity in loss of unconsolidated affiliates	—	—	(1,254)	(4,543)	(3,083)

Earnings (loss) before income taxes and extraordinary item	(18,667)	(2,815)	38,588	(14,101)	(12,074)
Income taxes (benefit)	(5,486)	(438)	16,831	4,974	(2,215)

Earnings (loss) before extraordinary item	(13,181)	(2,377)	21,757	(19,075)	(9,859)
Extraordinary item—loss on extinguishment of debt (net of income tax benefit)	—	—	—	(1,264)	(12,942)

Net earnings (loss)	(13,181)	(2,377)	21,757	(20,339)	(22,801)
Increase in carrying amount of redeemable preferred stock	—	—	—	(8,486)	(27,745)

Net earnings (loss) available to common stockholders	$(13,181)	$(2,377)	$21,757	$(28,825)	$(50,546)

Basic earnings (loss) per share	$(0.01)	$(0.00)	$0.02	$(0.05)	$(1.32)
Diluted earnings (loss) per share	$(0.01)	$(0.00)	$0.02	$(0.05)	$(1.32)
Shares used for computing basic earnings (loss) per share	908,424	927,212	928,136	632,162	38,429
Shares used for computing diluted earnings (loss) per share	908,424	927,212	938,872	632,162	38,429
Other Financial Data:
Gross profit margin	26.2%	25.6%	27.2%	29.0%	30.1%
Adjusted EBITDA(2)	$57,845	$63,150	$88,058	$117,179	$139,246
Adjusted EBITDA margin(3)	7.7%	7.5%	8.9%	10.2%	10.7%
Depreciation and amortization	$24,289	$30,382	$39,280	$48,100	$51,694
Inventory turns(4)	5.9	x	6.1	x	6.5	x	6.8	x	7.4	x
Ratio of earnings to fixed charges(5)	—	—	2.24	x	—	—
Store Data:
Percentage increase in comparable store net sales	11.5%	6.4%	11.1%	6.4%	8.6%
Net sales per square foot(6)	$158	$157	$168	$177	(7)	$180
Number of stores at period end	457	476	490	528	561

	As of
	Jan. 31, 1998	Jan. 30, 1999	Jan. 29, 2000	Feb. 3, 2001(1)	Feb. 2, 2002
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$3,354	$2,324	$36,059	$18,044	$36,215
Working capital(8)	30,006	36,992	32,824	21,479	32,214
Total assets	335,195	387,135	453,894	454,319	473,572
Total debt, including current maturities(9)	46,442	99,880	118,465	391,191	401,157
Redeemable preferred stock	—	—	—	191,537	219,282
Common stockholders' equity (deficit)	186,057	183,841	205,890	(268,407)	(305,707)

(1)
The fiscal year ended February 3, 2001 consisted of 53 weeks, as compared to 52 weeks for each of the fiscal years ended January 31, 1998, January 30, 1999, January 29, 2000 and February 2, 2002.

(2)
Net earnings (loss) before interest (net), taxes, depreciation and amortization, Internet operations prior to consolidation in fiscal 2001, equity in loss of unconsolidated affiliates, extraordinary item and management fees, adjusted to exclude the effects of the following expenses for the periods referenced: (A) merger and non-recurring costs of $38.7 million, $23.0 million, $55.9 million and $0.4 million for the fiscal years ended January 31, 1998, January 30, 1999, February 3, 2001 and February 2, 2002, respectively, (B) general and administrative costs of $11.0 million in the fiscal year ended January 31, 1998 associated with the acquisition of PetCare Plus, Inc., (C) general and administrative costs of $5.9 million in the fiscal year ended January 30, 1999 associated with a management realignment, an asset write-off related to the relocation of our main distribution center and the replacement of the point-of-sale equipment in all stores, (D) management fees of $1.0 million and $3.1 million for the fiscal years ended February 3, 2001 and February 2, 2002, respectively, paid pursuant to our management services agreement, (E) non-cash stock-based compensation of $17.4 million for the fiscal year ended February 2, 2002, related to the deemed increase in fair value of outstanding stock options for accounting purposes resulting from our initial public offering, and (F) general and administrative costs of $37.0 million for a write off and settlement related to our former Canadian investment in the fiscal year ended February 2, 2002.

Adjusted EBITDA is not a measure of financial performance under GAAP, but is used by some investors to determine a company's ability to service or incur indebtedness. Adjusted EBITDA is not calculated in the same manner by all companies and accordingly is not necessarily comparable to similarly entitled measures of other companies and may not be an appropriate measure for performance relative to other companies. Adjusted EBITDA should not be construed as an indicator of a company's operating performance or liquidity, and should not be considered in isolation from or as a substitute for net income (loss), cash flows from operations or cash flow data prepared in accordance with GAAP. We have presented Adjusted EBITDA in this prospectus solely as supplemental disclosure because we believe it allows for a more complete analysis of results of operations. Adjusted EBITDA is not intended to represent and should not be considered more meaningful than, or as an alternative to, measures of operating performance as determined in accordance with GAAP.

The calculation of Adjusted EBITDA is shown below:

	Fiscal Year Ended
	Jan. 31, 1998		Jan. 30, 1999		Jan. 29, 2000	Feb. 3, 2001	Feb. 2, 2002
	(in thousands)
Operating income (loss)	$(16,137)		$3,903		$48,778	$13,413	$31,846
Merger and non-recurring costs	38,693		22,963		—	55,928	445
Depreciation and amortization	24,289		30,382		39,280	48,100	51,694
Interest included in amortization above	—		—		—	(1,302)	(2,245)
Special G&A costs	11,000	(a)	5,902	(b)	—	—	—
Write-off of Canadian investment(c)	—		—		—	—	37,035
Management fees(d)	—		—		—	1,040	3,120
Stock-based compensation(e)	—		—		—	—	17,351

Adjusted EBITDA	$57,845		$63,150		$88,058	$117,179	$139,246

  (a)
  General and administrative costs of $11.0 million for the fiscal year ended January 31, 1998 were incurred in connection with the acquisition of PetCare Plus, Inc.

  (b)
  General and administrative costs of $5.9 million for the fiscal year ended January 30, 1999 consists of $1.4 million incurred in connection with a management realignment, and $4.5 million in connection with the relocation of our main distribution center and the replacement of our point-of-sale equipment in all stores.

  (c)
  Expenses of $37.0 million for the fiscal year ended February 2, 2002 were incurred in connection with a write-off and settlement related to our former Canadian investment.

  (d)
  Management fees were paid pursuant to our management services agreement, which we entered into in October 2000 in connection with our leveraged recapitalization, and are included in selling, general and administrative expense in our statements of operations. We terminated the management services agreement shortly after our initial public offering for a fee of $12.5 million.

  (e)
  In connection with the deemed increase in fair value related to outstanding stock options for accounting purposes as a result of our initial public offering, we recorded non-cash stock-based compensation totaling $17.4 million, of which $14.4 million and $3.0 million are recorded in selling, general and administrative expense and cost of sales and occupancy costs, respectively.

(3)
Calculated by dividing Adjusted EBITDA by net sales.

(4)
Calculated by dividing cost of sales by average fiscal quarter end inventory for the five most recent quarters.

(5)
Calculated by dividing earnings (loss) before equity in loss of unconsolidated affiliates, income taxes and extraordinary item by fixed charges. "Fixed charges" means the sum of (A) interest expensed and capitalized, (B) amortized premiums, discounts and capitalized expenses related to indebtedness and (C) an estimate of the interest component within rental expense. For the fiscal years ended January 31, 1998, January 30, 1999, February 3, 2001 and February 2, 2002, earnings were inadequate to cover fixed charges by $18.7 million, $2.8 million, $12.3 million and $9.0 million, respectively.

(6)
Calculated by dividing net sales by gross square footage of stores open, weighted by the number of months stores are open during the period.

(7)
As adjusted to a 52-week period, net sales per square foot would have been $173 for the fiscal year ended February 3, 2001.

(8)
Calculated by subtracting current liabilities from current assets (other than cash and cash equivalents).

(9)
Includes capital leases and other obligations.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

        You should read the following discussion of our financial condition and results of operations with our consolidated financial statements and related notes included elsewhere in this prospectus. This discussion contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those described in the "Risk Factors" section of this prospectus. Our actual results may differ materially from those contained in any forward-looking statements.

General

        PETCO is a leading specialty retailer of premium pet food and supplies. At May 4, 2002, we operated 571 stores in 42 states and the District of Columbia. We plan to open superstores in the future and follow a strategy of converting and expanding our remaining smaller format stores to the superstore format. As a result of this strategy, we have opened and acquired superstores, have expanded and relocated smaller format stores into superstores and have closed underperforming stores. As a result of our store expansion strategy, operating results may reflect lower average store contribution and operating margins due to increased store pre-opening expenses and lower anticipated sales volumes of newer stores.

        On October 2, 2000, we completed a leveraged recapitalization with an entity controlled by Leonard Green & Partners, L.P. and its affiliates, which we refer to collectively as Leonard Green, and TPG Partners III, L.P. and its affiliates, which we refer to collectively as Texas Pacific Group, the sponsors of the transaction. The transaction was financed by a combination of equity, senior subordinated debt and a senior credit facility. A group of equity investors led by the sponsors contributed a total of approximately $200 million of equity to PETCO in the transaction. The transaction was accounted for as a recapitalization, and as such, a step-up of assets to fair market value was not required.

        On February 27, 2002, we completed an initial public offering of our common stock. We received net proceeds of approximately $272.1 million from the offering of 15,500,000 shares of our common stock, including 1,000,000 shares of our common stock pursuant to the exercise of the underwriters' over-allotment option. We used approximately $239.8 million of the net proceeds of our initial public offering to redeem in full all of our then outstanding shares of series A and series B preferred stock and approximately $32.3 million of the net proceeds of our initial public offering, plus approximately $2.2 million in cash-on-hand, to repurchase $30.0 million in aggregate principal amount of the notes at 110.5% of their face amount, plus accrued and unpaid interest through the repurchase date.

Results of Operations

        The following table sets forth selected results of our operations expressed as a percentage of net sales for the periods indicated. As a result of operational and strategic changes, period-to-period comparisons of financial results may not be meaningful and the results of our operations for historical periods may not be indicative of our future results.

	Fiscal Year Ended
	Jan. 29, 2000	Feb. 3, 2001	Feb. 2, 2002
Net sales	100.0%	100.0%	100.0%
Cost of sales and occupancy costs	72.8	71.0	69.9

Gross profit	27.2	29.0	30.1
Selling, general and administrative expenses	22.3	23.0	24.8
Write-off of Canadian investment	—	—	2.8
Merger and non-recurring costs	—	4.8	0.1

Operating income	4.9	1.2	2.4
Interest expense, net	0.9	2.0	3.1

Earnings (loss) before Internet operations and equity in loss of unconsolidated affiliates, income taxes and extraordinary item	4.0	(0.8)	(0.7)
Internet operations and equity in loss of unconsolidated affiliates	(0.1)	(0.4)	(0.2)

Earnings (loss) before income taxes and extraordinary item	3.9	(1.2)	(0.9)
Income taxes (benefit)	1.7	0.4	(0.1)

Earnings (loss) before extraordinary item	2.2	(1.6)	(0.8)
Extraordinary item—loss on extinguishment of debt (net of income tax benefit)	—	(0.1)	(1.0)

Net earnings (loss)	2.2%	(1.7)%	(1.8)%

Fiscal Year Ended February 2, 2002 Compared with Fiscal Year Ended February 3, 2001

        Net sales increased 13.0% to $1,300.9 million for fiscal 2001, which consisted of 52 weeks, from $1,151.2 million for fiscal 2000, which consisted of 53 weeks. The increase in net sales for fiscal 2001 resulted primarily from the addition of 50 superstores, partially offset by the closure of 17 stores, of which 11 were relocated, and a comparable store net sales increase of 8.6%, partially offset by the fact that fiscal 2000 was a 53-week year. The comparable store net sales increase was attributable to maturing superstores, increased marketing and merchandising efforts and increased customer traffic. The increase in comparable store net sales accounted for approximately $95.4 million, or 63.7%, of the net sales increase, and $54.3 million, or 36.3%, was attributable primarily to the net increase in our store base. During the first quarter of fiscal 2000, the distribution of Iams brand pet food was broadened beyond specialty stores into supermarkets, warehouse clubs and mass merchants. Iams brand pet food represented approximately 9% of our net sales in fiscal 1999. The broadening of distribution of Iams brand pet food negatively impacted comparable store net sales by approximately 3% during both fiscal 2000 and the first quarter of fiscal 2001. For the second, third and fourth fiscal quarters of 2001, following the anniversary of the broadening of distribution of Iams brand pet food, the increases in comparable store net sales were 10.1%, 7.5% and 9.0%, respectively. Comparable store net sales in the third fiscal quarter of 2001 were modestly impacted by the September 11th terrorist attacks and, to a lesser extent, by weakening economic conditions.

        Gross profit, defined as net sales less the cost of sales including store occupancy costs, increased $57.7 million, or 17.3%, to $391.8 million for fiscal 2001, from $334.1 million for fiscal 2000. Gross profit as a percentage of net sales increased to 30.1% for fiscal 2001, from 29.0% in the prior year period. The majority of this increase in gross profit margin is due to the shift in the sales mix from lower-margin pet food sales to higher-margin categories, such as companion animals, toys and supplies; greater purchasing leverage; and increased leverage of occupancy costs, partially offset by increases in accruals for merchandise shrink. Our reduced sales of Iams brand pet food due to its broader availability accelerated the shift in sales mix contributing to the gross margin increase. The increase in gross margin was offset by $3.0 million of non-cash stock-based compensation based on the deemed fair value of our common stock as a result of our initial public offering.

        Selling, general and administrative expenses increased $57.7 million, or 21.8%, to $322.4 million for fiscal 2001 from $264.8 million for fiscal 2000. The increase was due primarily to non-cash stock-based compensation expense of $14.4 million based on the deemed fair value of our common stock as a result of our initial public offering, increased personnel and related costs associated with supporting increased sales and new store openings and increased marketing and advertising costs. As a percentage of net sales, these expenses increased to 24.8% for fiscal 2001 from 23.0% in the prior year period. The increase for fiscal 2001 was primarily due to costs related to increased support functions and transition costs for the post-acquisition integration of Internet operations, management fees under our management services agreement entered into in connection with our leveraged recapitalization, non-cash stock based compensation expense related to our initial public offering and increased insurance costs.

        We previously owned a non-controlling limited partnership interest in Canadian Petcetera Limited Partnership, which operates 32 Petcetera retail pet food and supplies stores in Canada. On January 28, 2002, we terminated our relationship with the partnership. Accordingly, we recorded $37.0 million for the write-off of our Canadian investment in the fourth fiscal quarter of 2001, consisting of the write-off of approximately $26.7 million, which represented the carrying value of our investment and related assets as of the termination date, and approximately $10.3 million of settlement expense as a result of the settlement of a dispute between us and the other partners of the partnership. See "Business—Legal Proceedings."

        Merger and non-recurring costs of $0.4 million were recorded in fiscal 2001. These costs consisted of an additional loss of $0.3 million to sub-lease an acquired facility that was previously closed and additional legal costs of $0.1 million related to our leveraged recapitalization.

        Merger and non-recurring costs of $55.9 million were recorded in fiscal 2000. These costs consisted of $19.8 million of leveraged recapitalization transaction costs, compensation expense of $22.2 million related to the repurchase of outstanding options for common stock in our leveraged recapitalization, the write-off of $10.2 million with respect to our investment in Petopia.com and $3.7 million in expenses related to the settlement of existing shareholder lawsuits and shareholder lawsuits related to our leveraged recapitalization.

        Operating income was $31.8 million in fiscal 2001, or 2.4% of net sales, compared with operating income of $13.4 million in fiscal 2000, or 1.2% of net sales. Excluding merger and non-recurring costs of $0.4 million and $55.9 million in fiscal 2001 and fiscal 2000, respectively, the $37.0 million write-off and settlement related to our former Canadian investment, management fees of $3.1 million and $1.0 million in fiscal 2001 and 2000, respectively, pursuant to a management services agreement that was terminated in connection with our initial public offering, the $17.4 million non-cash stock-based compensation charge in fiscal 2001 and the $5.5 million impact of the 53rd week in fiscal 2000, on a comparable basis, we would have reported operating income of $89.8 million, or 6.9% of net sales, in fiscal 2001, compared with operating income of $64.8 million, or 5.7% of net sales, in the prior year period. Included in operating income for fiscal 2001 is an operating loss of $2.0 million for Internet operations and transition costs related to Internet operations of $0.5 million.

        Net interest expense was $40.8 million in fiscal 2001 compared with net interest expense of $23.0 million in fiscal 2000. Increased borrowings in fiscal 2001, related to our leveraged recapitalization, led to the increase in interest expense.

        We recognized $3.1 million in equity in loss of unconsolidated affiliates for fiscal 2001 from our former limited partner interest in a limited partnership, which operates retail pet food and supplies stores in Canada. We accounted for our investment in the limited partnership using the equity method as we did not exercise control over the limited partnership, and we recorded our proportionate share of earnings or loss according to the partnership agreement.

        We recorded a loss of $4.5 million for Internet operations and equity in loss of unconsolidated affiliates for fiscal 2000. This primarily non-cash loss consists of $11.5 million of equity in the losses of Petopia.com, partially offset by $10.3 million we earned for our support of Petopia.com principally under the terms of our strategic alliance agreement, net of related expenses, the write-off of $1.3 million in receivables due from Petopia.com due to Petopia.com's pending liquidation, transition costs of $1.5 million incurred in relocating Petopia.com's operating assets to our national support center following our acquisition of certain operating assets of Petopia.com and equity in loss of unconsolidated affiliates of $0.5 million related to our former investment in a Canadian limited partnership. We acquired certain operating assets of Petopia.com in the fourth quarter of fiscal 2000 and the results of our Internet operations are included in our consolidated results for fiscal 2001.

        We had an income tax benefit of $2.2 million in fiscal 2001 compared with income taxes of $5.0 million in fiscal 2000. Our effective tax rate before equity in loss of unconsolidated affiliates and non-deductible merger and non-recurring costs was 39.0% in fiscal 2001. Our effective tax rate before equity in loss of unconsolidated affiliates was 39.5% in fiscal 2000. We did not recognize any tax benefits from our equity in loss of unconsolidated affiliates, resulting in effective tax rates before extraordinary item of 18.3% tax benefit and (35.3%) tax expense in fiscal 2001 and fiscal 2000, respectively.

        We redeemed our 13% senior subordinated notes due 2010 in fiscal 2001, resulting in an extraordinary loss upon early redemption of $12.9 million (net of income tax benefit of $7.9 million).

        We retired a credit facility in fiscal 2000 in connection with our leveraged recapitalization and related unamortized debt issuance costs were written off, resulting in an extraordinary loss of $1.3 million (net of income tax benefit of $0.8 million).

        Net loss was $22.8 million in fiscal 2001, or ($1.32) per diluted share, compared with net loss of $20.3 million in fiscal 2000, or ($0.05) per diluted share. Excluding merger and non-recurring costs, the write-off and settlement related to our former Canadian investment, management fees pursuant to a management services agreement that was terminated in connection with our initial public offering, the non-cash stock-based compensation charge, Internet operations and equity in loss of unconsolidated affiliates of $3.1 million and $4.5 million in fiscal 2001 and fiscal 2000, respectively, and the $4.8 million impact of the 53rd week in fiscal 2000, all related tax impacts of the preceding items and extraordinary items net of related tax benefits, on a comparable basis, we would have reported net earnings of $29.9 million, or $0.52 per diluted share, in fiscal 2001, compared with net income of $26.0 million, or $0.46 per diluted share, in the prior year comparable 52-week period.

        The holders of our series A preferred stock and our series B preferred stock were entitled to receive dividends at a rate of 14% and 12%, respectively. We were not required to pay these dividends in cash. The dividends that were not paid in cash compounded quarterly. The dividends earned were added to the principal balance of the preferred stock, with a corresponding deduction in net income available to common stockholders. All of the preferred stock was redeemed in first quarter 2002 in connection with our initial public offering.

        In the first quarter of fiscal 2002, we anticipate recording an aggregate of approximately $8.4 million of additional non-recurring non-cash stock-based compensation expense related to options outstanding prior to our initial public offering, a charge of approximately $12.5 million related to the termination of our management services agreement, a charge of approximately $18.6 million with respect to the premium paid on the redemption of our series A and series B preferred stock, bank waiver fees of approximately $0.7 million to facilitate our initial public offering and an extraordinary item of approximately $2.0 million, net of related tax benefit, related to a repurchase, in first quarter 2002, of $30.0 million in principal amount of the notes.

Fiscal Year Ended February 3, 2001 Compared with Fiscal Year Ended January 29, 2000

        Net sales increased 16.2% to $1,151.2 million in fiscal 2000 from $990.3 million in fiscal 1999. The increase in net sales in fiscal 2000 resulted primarily from the addition of 58 superstores, including the acquisition of six superstores, partially offset by the closure of 20 stores, of which ten were relocated, and a comparable store net sales increase of 6.4%. The comparable store net sales increase was attributable to maturing superstores, increased marketing and merchandising efforts and increased customer traffic. The increase in comparable store net sales accounted for approximately $64.0 million, or 39.8%, of the net sales increase, and $96.9 million, or 60.2%, of the net sales increase, was attributable primarily to the net increase in our store base and the fact that fiscal 2000 contained 53 weeks, compared to 52 weeks in fiscal 1999. During the first quarter of fiscal 2000, the distribution of Iams brand pet food was broadened beyond specialty stores into supermarkets, warehouse clubs and mass merchants. Iams brand pet food sales represented approximately 9% of our net sales in fiscal 1999. The broadening of distribution of Iams brand pet food negatively impacted comparable store net sales by approximately 3% during fiscal 2000, a trend that continued through the first quarter of fiscal 2001.

        Gross profit increased $64.5 million, or 23.9%, to $334.1 million in fiscal 2000 from $269.6 million in fiscal 1999. Gross profit as a percentage of net sales increased to 29.0% in fiscal 2000 from 27.2% in fiscal 1999. The majority of this increase in gross margin is due to the continuing shift in the sales mix from lower-margin pet food sales to higher-margin categories, such as companion animals, toys and supplies; greater purchasing leverage; and increased leverage of occupancy costs. Our reduced sales of Iams brand pet food due to its broader availability accelerated the shift in sales mix in fiscal 2000, contributing to the gross margin rate increase.

        Selling, general and administrative expenses increased $44.0 million, or 19.9%, to $264.8 million in fiscal 2000 from $220.8 million in fiscal 1999. The increase was due primarily to increased personnel and related costs associated with supporting increased sales and new store openings. As a percentage of net sales, these expenses increased to 23.0% in fiscal 2000 from 22.3% in fiscal 1999. The increase in 2000 was primarily due to increased personnel and related costs associated with our training and customer satisfaction initiatives, depreciation and maintenance of our investments in infrastructure in the prior year, and the accrual for management bonuses based on improved financial performance.

        Merger and non-recurring costs of $55.9 million were recorded in fiscal 2000. These costs consisted of $19.8 million of leveraged recapitalization transaction costs, compensation expense of $22.2 million related to the repurchase of outstanding options for common stock in our leveraged recapitalization, the write-off of $10.2 million with respect to our investment in Petopia.com and $3.7 million in expenses related to the settlement of existing shareholder lawsuits and shareholder lawsuits related to our leveraged recapitalization.

        Operating income was $13.4 million in fiscal 2000 compared with operating income of $48.8 million in fiscal 1999. Excluding merger and non-recurring costs, management fees and the impact of the 53rd week in fiscal 2000, on a comparable basis, we would have reported operating income of $64.8 million, or 5.7% of net sales, in fiscal 2000, compared with operating income of $48.8 million, or 4.9% of net sales, in fiscal 1999.

        During fiscal 1999, we acquired an equity interest in Petopia.com, an e-commerce destination for the sale of pet food and supplies. Prior to our acquisition of certain assets of Petopia.com in the fourth quarter of fiscal 2000, we accounted for our investment in Petopia.com using the equity method and recorded our proportionate share of earnings or loss. We also had a limited partner interest in a limited partnership which operates retail pet food and supplies stores in Canada. We accounted for our investment in the limited partnership using the equity method as we did not exercise control over the limited partnership, and we recorded our proportionate share of earnings or loss according to the partnership agreement.

        We recognized losses of $1.3 million and $4.5 million for Internet operations and equity in loss of unconsolidated affiliates in fiscal 1999 and fiscal 2000, respectively. These amounts include the following:

  •
  equity in losses for Petopia.com of $4.0 million and $11.5 million for fiscal 1999 and 2000, respectively;

  •
  revenue and additional equity earned and expenses incurred in the amounts of $2.7 million and $10.3 million of net revenues in fiscal 1999 and 2000, respectively, in providing certain marketing and fulfillment services to Petopia.com according to the terms of our strategic alliance agreement;

  •
  the write-off of $1.3 million in receivables due from Petopia.com in fiscal 2000 due to Petopia.com's pending liquidation;

  •
  transition costs of $1.5 million incurred in fiscal 2000 in relocating Petopia.com's operating assets to our national support center following our acquisition of certain operating assets of Petopia.com; and

  •
  equity in loss of $0.5 million in fiscal 2000 related to our former investment in a Canadian limited partnership.

        Net interest expense was $23.0 million in fiscal 2000 compared with net interest expense of $8.9 million in fiscal 1999. Increased borrowings in fiscal 2000, related to our leveraged recapitalization, led to the increase in interest expense.

        Income taxes were $5.0 million in fiscal 2000 compared with $16.8 million in fiscal 1999. Our effective tax rate before equity in loss of unconsolidated affiliates and non-deductible merger and non-recurring costs was 39.5% in fiscal 2000. Our effective tax rate before equity in loss of unconsolidated affiliates was 39.5% in fiscal 1999. We did not recognize any tax benefits from our equity in loss of unconsolidated affiliates, resulting in effective tax rates before extraordinary item of (35.3%) and 43.6%, respectively, in fiscal 2000 and fiscal 1999.

        We retired a credit facility during fiscal 2000 in connection with our leveraged recapitalization and related unamortized debt issuance costs were written off, resulting in an extraordinary expense of $1.3 million (net of income tax benefit of $0.8 million).

        Net loss was $20.3 million in fiscal 2000, compared with net earnings of $21.8 million in fiscal 1999. Net earnings, excluding Internet operations and equity in loss of unconsolidated affiliates and related tax effects, merger and non-recurring costs, management fees, the impact of the 53rd week and related charges and related tax benefits and extraordinary item net of tax benefit, increased to $26.0 million, compared with net earnings in the prior year, excluding Internet operations and equity in loss of unconsolidated affiliates and related tax effects, of $24.1 million.

Quarterly Data

        The following tables set forth the unaudited quarterly results of operations for fiscal 2000 and fiscal 2001. This information includes all adjustments management considers necessary for fair presentation of such data. The results of operations for historical periods are not necessarily indicative of results for any future period. We expect quarterly results of operations to fluctuate depending on the timing and amount of net sales contributed by new stores.

        We believe that our business is moderately seasonal, with net sales and earnings generally higher in the fourth fiscal quarter due to year-end holiday purchases.

	Fiscal Quarter Ended
Fiscal 2000	Apr. 29, 2000	Jul. 29, 2000	Oct. 28, 2000	Feb. 3, 2001
	(dollars in thousands)
Net sales	$265,166	$262,719	$282,465	$340,828
Gross profit	73,266	73,371	80,736	106,721
Operating income (loss)	11,547	12,091	(43,256)	33,031
Net earnings (loss)	6,381	2,694	(44,521)	15,107
Operating earnings(1)	5,546	5,886	4,660	11,962
Adjusted EBITDA(2)	21,732	22,704	26,962	45,781
Stores open at end of period	503	509	526	528
Aggregate gross square footage	6,380,209	6,501,775	6,806,603	6,856,732
Percentage increase in comparable store net sales	8.5%	5.0%	6.3%	6.1%
	Fiscal Quarter Ended
Fiscal 2001	May 5, 2001	Aug. 4, 2001	Nov. 3, 2001	Feb. 2, 2002
	(dollars in thousands)
Net sales	$304,494	$309,902	$322,853	$363,700
Gross profit	87,887	90,072	96,676	117,128
Operating income	11,783	10,766	14,448	(5,151)
Net earnings (loss)	(436)	(694)	(10,760)	(10,911)
Operating earnings (loss)(1)	365	414	2,788	(8,738)
Adjusted EBITDA(2)	27,834	30,305	33,396	47,711
Stores open at end of period	538	548	560	561
Aggregate gross square footage	7,031,948	7,215,744	7,384,106	7,439,454
Percentage increase in comparable store net sales	7.7%	10.1%	7.5%	9.0%

(1)
Operating earnings exclude Internet operations and equity in loss of unconsolidated affiliates, net of tax effects, and merger and non-recurring costs, net of tax benefits.

(2)
Net earnings (loss) before interest (net), taxes, depreciation and amortization, Internet operations prior to consolidation in fiscal 2001, equity in loss of unconsolidated affiliates, extraordinary item and management fees, adjusted to exclude the effects of merger and non-recurring costs of $56.1 million, $(0.2) million and $0.4 million for the fiscal quarters ended October 28, 2000, February 3, 2001 and August 4, 2001, respectively, non-cash stock-based compensation of $3.4 million, $5.8 million, $5.7 million and $2.5 million for the fiscal quarters ended May 5, 2001, August 4, 2001, November 3, 2001 and February 2, 2002, respectively, and a write-off and settlement related to our former Canadian investment of $37.0 million in the fiscal quarter ended February 2, 2002.

Adjusted EBITDA is not a measure of financial performance under GAAP, but is used by some investors to determine a company's ability to service or incur indebtedness. Adjusted EBITDA is not calculated in the same manner by all companies and accordingly is not necessarily comparable to similarly entitled measures of other companies and may not be an appropriate measure for performance relative to other companies. Adjusted EBITDA should not be construed as an indicator of a company's operating performance or liquidity, and should not be considered in isolation from or as a substitute for net income (loss), cash flows from operations or cash flow data prepared in accordance with GAAP. We have presented Adjusted EBITDA in this prospectus solely as supplemental disclosure because we believe it allows for a more complete analysis of results of operations. Adjusted EBITDA is not intended to represent and should not be considered more meaningful than, or as an alternative to, measures of operating performance as determined in accordance with GAAP.

Liquidity and Capital Resources

        We have financed our operations and expansion program through internal cash flow, external borrowings and the sale of equity securities. At February 2, 2002, total assets were $473.6 million, $209.4 million of which were current assets. Net cash provided by operating activities was $78.8 million,

$55.9 million and $79.8 million for fiscal 1999, 2000 and 2001, respectively. Our sales are substantially on a cash basis. Therefore, cash flow generated from operating stores provides a significant source of liquidity. We use operating cash principally to make interest payments on our debt and to purchase inventory. A portion of our inventory purchases is financed through vendor credit terms. We are highly leveraged following our leveraged recapitalization in October 2000, and we use cash generated from operating activities to service the increased debt levels.

        We use cash in investing activities to purchase fixed assets for new stores, to acquire stores and, to a lesser extent, to purchase warehouse and office fixtures, equipment and computer hardware and software in support of our distribution and administrative functions. We invested $18.5 million in affiliates in fiscal 1999, $9.5 million in affiliates in fiscal 2000 and $9.7 million in affiliates in fiscal 2001. The affiliates include Petopia.com, an e-commerce destination for the sale of pet food and supplies, and a limited partnership that operates retail pet food and supplies stores in Canada. Cash used in investing activities was $62.3 million, $72.6 million and $60.4 million for fiscal 1999, 2000 and 2001, respectively.

        We also finance some of our purchases of equipment and fixtures through capital lease and other obligations. No purchases of fixed assets were financed in this manner during fiscal 1999, 2000 or 2001.

        During fiscal 1999, we completed one acquisition of a retailer of pet food and supplies in a transaction accounted for as a purchase. The aggregate fair value of assets acquired and the net cash invested in this business was $2.9 million. The excess of the aggregate cost over the fair value of net assets acquired was $1.5 million, which was recorded as goodwill and is being amortized over 15 years.

        During fiscal 2000, we completed one acquisition of a retailer of pet food and supplies in a transaction accounted for as a purchase. The aggregate fair value of assets acquired and the net cash invested in the business was $12.6 million. The excess of the aggregate cost over the fair value of net assets acquired was $10.9 million, which was recorded as goodwill and is being amortized over 15 years.

        During fiscal 2000, we completed the acquisition of certain operating assets of Petopia.com in a transaction accounted for as a purchase. The aggregate fair value of assets acquired was $3.8 million. The excess of the aggregate cost over the fair value of net assets acquired was $3.1 million, which was recorded as goodwill and is being amortized over three years.

        On October 2, 2000, we completed our leveraged recapitalization. In the transaction, each issued and outstanding share of our common stock was cancelled and converted automatically into the right to receive $22.00 in cash, with the exception of 134,351 shares retained by members of our management. As a result of subsequent stock splits, these 134,351 shares now represent 5,911,444 shares of common stock. In the leveraged recapitalization, we issued an aggregate of $195.0 million in common stock and preferred stock and $120.0 million of senior subordinated debt, entered into a $350.0 million senior credit facility, retired debt under the then existing credit facility and repurchased substantially all of our outstanding common stock for an aggregate of $463.4 million. Net proceeds from the issuance of new shares of common stock in the leveraged recapitalization was $15.9 million. Following the leveraged recapitalization, we effected a 22-for-1 split of our common stock. This transaction was accounted for as a recapitalization and as such, a step-up of assets to fair market value was not required.

        On February 27, 2002 we completed an initial public offering of our common stock. We received net proceeds of approximately $272.1 million from the offering of 15,500,000 shares of our common stock, including 1,000,000 shares of our common stock pursuant to the subsequent exercise of the underwriters' over-allotment option. We used approximately $239.8 million of the net proceeds of our initial public offering to redeem in full all of our then outstanding shares of series A and series B preferred stock and used approximately $32.3 million of the net proceeds of our initial public offering, plus approximately $2.2 million in cash-on-hand, to repurchase $30.0 million in aggregate principal amount of the notes at 110.5% of their face amount, plus accrued interest.

        Our primary long-term capital requirement is funding for the opening or acquisition of stores. Cash flows provided by (used in) financing activities were $17.2 million, ($1.3) million and ($1.3) million in fiscal 1999, 2000 and 2001, respectively. In fiscal 1999, 2000 and 2001, net proceeds of $0.3 million, $16.9 million and $0.1 million, respectively, were generated from sales of common stock. In fiscal 2000, net proceeds of $107.4 million, $75.7 million and $1.1 million, respectively, were generated by the issuance of our series A senior redeemable exchangeable cumulative preferred stock, our series B junior redeemable cumulative preferred stock and common stock warrants. Remaining cash flows provided by financing activities were borrowings under long-term debt agreements, net of repayment of long-term debt agreements and other obligations. Cash flows from financing activities were used to fund our expansion program, investment in affiliates, leveraged recapitalization and working capital requirements.

        We have a senior credit facility with a syndicate of banks with a commitment of up to $270.0 million that expires between October 2, 2006 and October 2, 2008. The senior credit facility consists of a $75.0 million revolving credit facility and a $195.0 million term loan B facility. Borrowings under the senior credit facility are secured by substantially all of our assets and currently bear interest, at our option, at the agent bank's base rate plus a margin of up to 2.25%, or LIBOR plus a margin of up to 3.25%, based on our leverage ratio at the time in the case of the revolving credit facility and a fixed margin in the case of the term loan B facility. The credit agreement contains certain affirmative and negative covenants related to indebtedness, interest and fixed charges coverage and consolidated net worth. We were in full compliance with all these covenants at February 2, 2002. The proceeds of the offering of old notes completed in October 2001 were used to redeem all $120.0 million of our 13% senior subordinated notes due 2010 and to reduce indebtedness under the senior credit facility. We may from time to time seek to retire some or all of the outstanding notes in open market purchases, negotiated transactions or otherwise. The scope of such repurchases, if any, will depend on prevailing market conditions, our liquidity requirements, contractual restrictions and other factors.

        As of February 2, 2002, we had available net operating loss carryforwards of $43.6 million for federal income tax purposes, which begin expiring in 2012, and $27.9 million for state income tax purposes, which begin expiring in 2005.

        We anticipate that funds generated by operations and funds available under the credit facility will be sufficient to finance our continued operations and planned store openings at least through fiscal 2002.

Contractual Obligations and Commercial Commitments

        The following summarizes our contractual obligations and other commitments at February 2, 2002, and the effect such obligations could have on our liquidity and cash flow in future periods:

	Payments Due by Period
	2002	2003	2004	2005	2006	Thereafter
	(dollars in thousands)

Long-term debt	$2,000	$2,000	$2,000	$2,000	$25,000	$361,500
Capital lease and other obligations	4,871	271	262	253	1,767	—
Operating leases	119,848	116,438	104,880	93,006	81,846	367,892

Total contractual cash obligations	$126,719	$118,709	$107,142	$95,259	$108,613	$729,392

New Accounting Standards

        In July 2001, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards, or SFAS, No. 141, Business Combinations, and No. 142, Goodwill and Other

Intangible Assets, which supersede Accounting Principles Board Opinion 17, Intangible Assets. SFAS No. 141 requires that all business combinations be accounted for under the purchase method. The statement further requires separate recognition of intangible assets that meet one of two criteria set forth in the statement. This statement applies to all business combinations initiated after June 30, 2001. Under SFAS No. 142, goodwill and intangible assets with indefinite lives are no longer amortized but are tested at least annually for impairment. Separable intangible assets with defined lives will continue to be amortized over their useful lives. The provisions of SFAS No. 142 will apply to goodwill and intangible assets acquired before and after the statement's effective date. As permitted by SFAS No. 142, we plan to adopt the new standard in the first quarter of fiscal 2002. We are currently evaluating the effect that adopting the provisions of SFAS No. 142 will have on our results of operations and financial position.

        In June 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations, which requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs would be capitalized as part of the carrying amount of the long-lived asset and depreciated over the life of the asset. The liability is accreted at the end of each period through charges to operating expense. If the obligation is settled for other than the carrying amount of the liability, a company will recognize a gain or loss on settlement. The provisions of SFAS No. 143 are effective for fiscal years beginning after June 15, 2002. We have not yet determined the impact, if any, of the adoption of SFAS No. 143.

        In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. This new standard supersedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. The primary objectives of this statement were to develop one accounting model, based on the framework established in SFAS No. 121, for long-lived assets to be disposed of by sale and to address significant implementation issues related to SFAS No. 121. SFAS No. 144 requires that all long-lived assets, including discontinued operations, be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations. The provisions of SFAS No. 144 are effective for fiscal years beginning after December 15, 2001. We have not yet determined the impact, if any, of the adoption of SFAS No. 144.

Critical Accounting Principles and Estimates

        In response to the SEC's Release Numbers 33-8040, "Cautionary Advice Regarding Disclosure About Critical Accounting Policies," and 33-8056, "Commission Statement about Management's Discussion and Analysis of Financial Condition and Results of Operations," we have identified the following critical accounting policies that affect our more significant judgments and estimates used in the preparation of our consolidated financial statements. The preparation of these financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make estimates and judgments that affect the reported amounts of assets and liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities. On an on-going basis, we evaluate these estimates, including those related to inventories, asset impairment, accruals for self-insurance and compensation and related benefits, allowance for doubtful accounts and accounting for income taxes. We state these accounting policies in the notes to our consolidated financial statements and at relevant sections in this discussion and analysis. These estimates are based on the information that is currently available and on various other assumptions that are believed to be reasonable under the circumstances. Actual results could vary from those estimates under different assumptions or conditions.

        We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements.

        We assess our inventory for estimated obsolescence or unmarketable inventory and write down the difference between the cost of inventory and the estimated market value based upon assumptions about future sales and supply on-hand. If actual market conditions are less favorable than those projected by management, additional inventory write-downs may be required.

        We assess the impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors we consider important which could trigger an impairment review include the following:

  •
  significant underperformance relative to expected historical or projected future operating results;

  •
  significant changes in the manner of our use of assets or the strategy for our overall business;

  •
  significant negative industry or economic trends; or

  •
  the decision to close a particular store.

        When we determine that the carrying value of long-lived assets may not be recoverable based upon the existence of one or more of the above indicators of impairment, we record an impairment charge based on a projected discounted cash flow method using a discount rate determined by our management to be commensurate with the risk inherent in our current business model.

        We have recorded significant amounts of goodwill resulting from the acquisitions we have completed. Through February 2, 2002, goodwill has been amortized on a straight-line basis over useful lives ranging from three to fifteen years. As a result of the adoption of SFAS No. 142, on February 3, 2002, we ceased amortizing goodwill and will perform an annual impairment analysis to assess the recoverability of the goodwill, in accordance with the provisions of SFAS No. 142.

        We maintain an accrual for self-insured health and workers compensation costs, which is classified in accrued salaries and employee benefits in our consolidated balance sheets. We determine the adequacy of these accruals by periodically evaluating our historical experience and trends related to both health and workers compensation claims and payments, information provided to us by our insurance broker, and industry experience and trends. If such information indicates that our accruals are overstated or understated, we will adjust the assumptions utilized in our methodologies and reduce or provide for additional accruals as appropriate.

        We maintain an allowance for doubtful accounts for estimated losses resulting from the inability to collect receivables, most of which are due from vendors. We determine the adequacy of this allowance by continually evaluating individual receivables, considering the vendor's financial condition and current economic conditions. If the financial condition of our vendors were to deteriorate, resulting in their inability to make payments, additional allowances may be required.

        We estimate our income taxes in each of the jurisdictions in which we operate. This involves estimating our actual current taxes and assessing temporary differences resulting from differing treatment of items for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included in our consolidated balance sheets. We also assess the likelihood that our deferred tax assets will be recovered from future taxable income and, to the extent we believe that recovery is not likely, we establish a valuation allowance. The valuation allowance is based on our estimates of taxable income in the jurisdictions in which we operate and the period over which our deferred tax assets will be recoverable. Significant management judgment is required in determining our provision for income taxes, our deferred tax assets and liabilities and any valuation allowance recorded against our net deferred tax assets.

        At February 2, 2002 and February 3, 2001 we did not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. In addition, we do not engage in trading activities involving non-exchange traded contracts. As such, we are not materially exposed to any financing, liquidity, market or credit risk that could arise if we had engaged in such relationships.

Inflation

        Although we cannot accurately anticipate the effect of inflation on our operations, we do not believe that inflation has had, or is likely in the foreseeable future to have, a material impact on our net sales or results of operations.

Quantitative and Qualitative Disclosures About Market Risk

        Market risks relating to our operations result primarily from changes in short-term London Interbank Offered Rates, or LIBOR, as our senior credit facility utilizes a portfolio of short-term LIBOR contracts. These LIBOR contracts are fixed rate instruments for a period of between one and six months, at our discretion. Our portfolio of LIBOR contracts vary in length and interest rate, such that adverse changes in short-term interest rates could affect our overall borrowing rate when contracts are renewed. We have entered into a $75.0 million interest rate collar agreement, or hedge, to limit our exposure to the interest rate risk associated with our variable rate debt. Changes in the intrinsic value of the hedge are recorded as accumulated other comprehensive income (loss). Amounts received or paid under the hedge are recorded as reductions of or additions to interest expense. We had a cumulative deferred loss on our hedge of $1.5 million, net of deferred tax benefit of $0.8 million, at February 2, 2002.

        Of the total $194.5 million in debt under our senior credit facility as of February 2, 2002, after giving effect to the hedge, $119.5 million was subject to variable interest rate fluctuations. Based on this debt level, and taking into account the hedge, a hypothetical 10% increase in LIBOR from the applicable rate at February 2, 2002 would increase net interest expense by approximately $0.2 million on an annual basis, and likewise would decrease both earnings and cash flows for that annual period by a corresponding amount. We cannot predict market fluctuations in interest rates and their impact on debt, nor can there be any assurance that long-term fixed-rate debt will be available at favorable rates, if at all. Consequently, future results may differ materially from estimated results due to adverse changes in interest rates or debt availability.

        We did not have any material foreign exchange or other significant market risk at February 2, 2002.

BUSINESS

Company Overview

        We are a leading pet food and supplies specialty retailer with 571 stores in 42 states and the District of Columbia. Our products include pet food, supplies, grooming products, toys, novelty items and vitamins, small pets such as fish, birds and other small animals (excluding cats and dogs), and veterinary supplies. Our strategy is to offer our customers a complete assortment of pet-related products at competitive prices, with superior levels of customer service at convenient locations.

        Our stores combine the broad merchandise selection and everyday low prices of a pet supply warehouse store with the convenient location and knowledgeable customer service of a neighborhood pet supply store. We believe that this combination differentiates our stores and provides us with a competitive advantage. Our principal format is a 15,000 square foot superstore, conveniently located near local neighborhood shopping destinations, including supermarkets, bookstores, coffee shops, dry cleaners and video stores, where our target "pet parent" customer makes regular weekly shopping trips. We believe that our stores are well positioned, both in terms of product offerings and location, to benefit from favorable long-term demographic trends, a growing pet population and an increasing willingness of pet owners to spend on their pets.

Store Locations

        We design our stores to offer a fun, vibrant and enjoyable shopping experience for our customers and their pets. A typical PETCO store is moderately sized at 12,000 to 15,000 square feet, with low ceilings, attractive signage and bright lighting, resulting in a distinctive retail setting. Below is a table which lists, for our 571 stores at May 4, 2002, the number of stores by state:

Number of PETCO Stores
as of May 4, 2002

State	Number of Stores	State	Number of Stores
Alabama	2	Mississippi	1
Arizona	15	Missouri	13
Arkansas	3	Montana	1
California	135	Nebraska	6
Colorado	12	Nevada	8
Connecticut	15	New Hampshire	6
Delaware	1	New Jersey	15
District of Columbia	1	New Mexico	4
Florida	1	New York	33
Georgia	8	North Dakota	2
Idaho	2	Ohio	4
Illinois	39	Oregon	14
Indiana	6	Pennsylvania	24
Iowa	6	Rhode Island	1
Kansas	8	South Dakota	1
Kentucky	1	Tennessee	7
Louisiana	2	Texas	52
Maine	1	Utah	5
Maryland	11	Virginia	12
Massachusetts	24	Washington	26
Michigan	15	Wisconsin	10
Minnesota	18

Industry Overview

        General.    We believe the pet food and supplies industry is benefiting from a number of favorable demographic trends that are continuing to support a steadily growing pet population. The U.S. pet population has now reached 353 million companion animals, including 141 million cats and dogs, with an estimated 62% of all U.S. households owning at least one pet, and three quarters of those households owning two or more pets. We believe the trend to more pets and more pet-owning households will continue, driven by an increasing number of children under 18 and a growing number of empty nesters whose pets have become their new "children." Based on U.S. Census Bureau data, the number of children under 18 will continue to grow over the next five years. We believe that this trend will continue to support the growing U.S. pet population, as households with these demographics are more likely to own pets. We estimate that U.S. retail sales of pet food, supplies, small animals (excluding cats and dogs) and services increased to approximately $23 billion in 2001.

        Pet Food.    Packaged Facts projects that dog and cat food sales, which represent the vast majority of all pet food sales, will account for approximately $11 billion in sales for 2001. In 2000, sales of premium dog and cat food represented approximately 30% of the total dog and cat food market and are expected to increase to approximately 40% of the total dog and cat food market by 2005, representing a CAGR of 9.0%. Sales of dog and cat food accounted for $431 million, or 33%, of our fiscal 2001 net sales, of which $399 million, or 93%, was generated from premium dog and cat food sales.

        Historically, the pet food industry has been dominated by national supermarket brands such as Alpo, Kal Kan and Purina, which are primarily sold through grocery stores, supermarkets, convenience stores and mass merchants. In recent years, supermarkets' share of total pet food sales has steadily decreased as a result of competition from warehouse clubs, mass merchants and specialty pet store chains as well as the growing proportion of premium pet food sales. Premium pet foods, such as Science Diet, Nutro and Eukanuba, currently are not sold through supermarkets, warehouse clubs or mass merchants due to manufacturers' restrictions but are sold primarily through specialty retailers like PETCO, veterinarians and farm and feed stores.

        The growth of the premium pet food market is attributable to both the marketing of premium brands by vendors and a heightened nutritional awareness among pet owners. For example, during 1998, premium pet food manufacturers launched approximately 250 new specialty food products, such as all-natural products and products for pets with sensitive skin and stomachs. Management expects expanded product offerings by premium pet food manufacturers to continue, and that distribution of these products primarily through specialty retailers will continue to draw customers away from supermarkets and mass merchants.

        Pet Supplies and Small Animals.    Packaged Facts projects that sales of pet supplies will account for approximately $6 billion in sales for 2001 and will grow at a CAGR of 7.2% over the next few years. Pet supplies and small animals (excluding cats and dogs) accounted for $827 million, or 64%, of our fiscal 2001 net sales.

        The market for pet supplies consists of items such as collars and leashes, cages and habitats, toys, treats, aquatic supplies, pet carriers, vitamins and supplements, and grooming and veterinary products. The channels of distribution for pet supplies are highly fragmented with products sold by many types of retailers, including supermarkets, warehouse clubs and other discounters, mass merchants, specialty pet store chains, direct mail and veterinarians. Specialty retailers such as PETCO, with wide assortments of pet supplies and higher levels of customer service, represent a growing channel for sales of pet supplies.

        The market for small animals (other than cats and dogs) includes sales of fish, birds, reptiles, rabbits, hamsters, mice and other small pets. Because of the overpopulation of cats and dogs and the controversial practices of some breeders, we have elected to limit our selection of animals to birds, fish, reptiles and other small animals. We do, however, participate in pet adoption programs for cats and dogs, which are administered through local animal welfare programs.

        Pet Services.    Certain routine pet services are estimated to account for the remaining $6 billion of the overall $23 billion market projected by management, but represented approximately 3% of our fiscal 2001 net sales. The market for pet services includes obedience training, grooming and other services. We offer obedience training in most of our stores, grooming in many of our stores and limited veterinary services, such as routine vaccinations, at a number of stores. Although services do not represent a significant portion of our net sales, we believe that offering selected pet services better serves our best customers and increases traffic flow in our stores.

        Distribution Channels.    The pet food and supplies industry is highly fragmented, with an estimated 9,000 independent pet supply stores operating in the United States. PETCO is one of only two national specialty retailers of pet food and supplies. Between 1991 and 1999, the last year for which data is available, specialty pet store chains such as PETCO experienced significant market share gains, largely at the expense of supermarkets. We believe that this shift primarily results from (1) the enhanced merchandising effort and product and services mix offered by specialty pet store chains and (2) the growing demand for premium pet food as nutritional awareness among the general population extends to pet owners and their pets. The following chart illustrates this shift in distribution channels.

Our Strategy and Competitive Advantages

        Our strategy is to strengthen our position as a leading pet food and supplies specialty retailer by offering our customers a complete assortment of pet-related products at competitive prices with superior levels of customer service at convenient locations. We intend to continue to pursue the following elements of our strategy:

  •
  Continue To Increase Sales and Profitability. We have increased our net sales from $600.6 million in fiscal 1996 to $1.3 billion in fiscal 2001, for a CAGR of 16.7%, while increasing our Adjusted EBITDA from $39.7 million to $139.2 million, for a CAGR of 28.5%. Our Adjusted EBITDA margins over this same period have increased from 6.6% in fiscal 1996 to 10.7% in fiscal 2001. The principal contributors to these improvements in our financial performance include: (1) our ability to generate continuous comparable store net sales growth; (2) strategic expansion in both existing and new markets using our superstore format; (3) targeted merchandising efforts to drive greater sales of higher margin supplies and services, which have grown to 66.9% of net sales in fiscal 2001, up from 59.6% of net sales in fiscal 1997; (4) our expanding store base that offers economies of scale and purchasing efficiencies; and

    (5) a broad product offering of over 10,000 high quality pet-related products, most of which are not found in typical supermarkets or mass merchants.

  •
  Capitalize Upon Our Maturing Store Base. We have historically found that the most dramatic growth in a store's net sales and EBITDA occurs in the first five years following a store's opening. During this store maturation phase, we have historically experienced store level EBITDA margin improvements from an estimated 6% average EBITDA margin in the store's first year to over a 15% average EBITDA margin by year five. Approximately half of our stores were opened in the past five years and to date our newly opened stores have been maturing in accordance with historical rates. We believe that our maturing store base provides us with an opportunity to significantly increase our net sales and EBITDA with only modest incremental capital expenditures for these stores.
  •
  Expand Using Our Proven New Store Model. We believe that the highly fragmented pet food and supplies market offers compelling opportunities for us to increase our presence and gain market share. To capitalize on these opportunities and consistent with our existing strategy, we plan to increase our net store count by 35 to 45 stores per year over the next five years both by focusing on existing markets and by targeting one or two new geographic markets per year. We carefully measure each proposed store opening against demographic, economic and competitive factors. We have established an operating model that we believe enables us to quickly and profitably execute our expansion strategy after we have analyzed a market's potential. Our new stores generally have become profitable by the end of their first year of operation, and we target for each store a five-year return on investment of more than 20%.
  •
  Leverage Our Industry-Leading Integrated Information Systems. We have invested an aggregate of approximately $50 million over the last three fiscal years to replace and upgrade our point-of-sale, or POS, and information system infrastructure. Our highly integrated POS system in each of our stores provides our management team with timely and valuable information on store and regional level sales and merchandising trends, inventory tracking and operational data. By integrating all of our key functional areas, our systems empower regional, district and store managers to increase sales, to improve operational efficiency, to control inventory, to monitor critical performance indicators and to enhance customer service and satisfaction.
  •
  Utilize Our Logistics Expertise. Our distribution system has over one million square feet of distribution capacity, including an integrated network of three national and five regional distribution centers. This network enables us to reduce our costs by reducing the delivered cost of merchandise and limiting the need to carry excess inventory. Our inventory control systems provide for effective replenishment of inventory and allow us to achieve optimal in-stock levels at our stores. Our logistics expertise has enabled us to dramatically increase inventory turns from 5.9x for fiscal 1997 to 7.4x for fiscal 2001.
  •
  Capitalize Upon Our Brand Awareness and Highly Successful Customer Loyalty Program. The "PETCO" brand name and our slogan "Petco, where the pets go" are well known by pet owners. We believe that this awareness reinforces the fun and enjoyable shopping experience that we seek to create for our customers and their pets. P.A.L.S., our highly successful customer loyalty program, further enhances and reinforces the loyalty, brand awareness and satisfaction of our customers. To date, we have issued approximately 15 million P.A.L.S. cards and recently have been issuing nearly one million cards per quarter. Our P.A.L.S. members account for over 70% of our net sales and spend an average of almost 50% more per transaction than do our non-P.A.L.S. customers. Our exclusive program fosters a long-term, one-on-one relationship with the customer and builds brand loyalty and customer retention. Our program also provides us with one of the largest databases of information in the industry. Information on our customers' buying preferences allows us to more precisely deliver targeted marketing efforts and assists us in more effectively catering to our customers' needs.

  •
  Continue to Provide Superior, Knowledge-Based Customer Service. We seek to enhance our customers' shopping experience by providing knowledgeable and friendly customer service and creating a fun and exciting shopping environment. We seek to hire store managers and sales associates who themselves are pet owners and enthusiasts and therefore are more eager and better able to assist customers with their needs. We believe it is better to hire animal lovers and train them in retail rather than hire experienced retailers and hope they like animals. We believe that our customer service differentiates us from our competitors, leading to increased sales, attracting new customers and building customer loyalty.

Purchasing and Distribution

        Our centralized purchasing and distribution system minimizes the delivered cost of merchandise and maximizes the in-stock position of our stores. We currently operate three central and five regional distribution centers. The central distribution centers are located in Mira Loma, California; Dayton, New Jersey; and Joliet, Illinois. Bulk items for all stores are either shipped to regional distribution centers for redistribution or are sent directly to store locations. Manufacturers ship non-bulk supplies to the central distribution facilities which we then distribute either to regional centers or directly to store locations. We believe that our centralized distribution system enables our stores to maximize selling space by reducing necessary levels of safety stock carried in each store. We also provide order fulfillment services for our Internet customers through our three central distribution centers.

Marketing and Advertising

        Our marketing department creates and implements a wide variety of nationwide, regional and local advertising, direct marketing and sales promotion programs. These television, radio, circular and direct mail programs are designed to increase sales and consumer awareness of the PETCO brand name.

        In late 1997 we launched our P.A.L.S. customer loyalty program, which provides us with one of the largest databases of customer information in the industry with approximately 15 million P.A.L.S. cards issued to date. Our P.A.L.S. database is integrated with our POS system, allowing us to track purchasing activity and shopping habits of our P.A.L.S. cardholders. This allows us to effectively target customers with personalized direct mail or e-mail messages, to provide promotional offers directly related to past purchases and to adjust our products and services mix to more effectively cater to our customers' needs.

        Local store marketing activities are conducted on a regular basis in most stores. These marketing activities include store opening events, in-store pet adoptions, informational seminars, school field trips, pet photos, product demonstrations, pet fairs and a variety of other local contests or cross-promotion events.

Competition

        The pet food and supplies business is highly competitive. This competition can be categorized into three different segments: (1) supermarkets, warehouse clubs and mass merchants; (2) specialty pet store chains; and (3) traditional pet stores. Many of the premium pet food brands we offer, such as Nutro, Science Diet and Eukanuba, are not presently available to supermarkets, warehouse clubs or mass merchants due to manufacturers' restrictions. We believe that the principal competitive factors influencing our business are product selection and quality, convenient store locations, customer service and price. We believe that we compete effectively within our various geographic areas; however, some of our competitors are much larger in terms of sales volume and have access to greater capital and management resources than we do.

        One of our premium pet food vendors, The Iams Company, was purchased by Procter & Gamble in fiscal 1999. Through the end of fiscal 1999, Iams brand pet food was not widely available in supermarkets or mass merchants. In fiscal 2000, Procter & Gamble broadened the distribution of Iams to supermarkets and mass merchants across the country. The Eukanuba brand of pet food, which is also manufactured by The Iams Company, continues to be sold exclusively by specialty channels such as PETCO.

        The pet food and supplies industry has been characterized in recent years by the consolidation of a number of pet supply chains. This consolidation has been accomplished through the acquisition of independent pet stores by larger specialty pet supply chains and the acquisition of these larger chains by similar competitors. We believe this consolidation trend may have a positive impact on industry conditions as store capacity may be rationalized, both in existing and in new units.

Suppliers and Vendors

        We purchase most of our merchandise directly from specialty suppliers and manufacturers of national brands. We purchase the majority of our pet food products from three vendors: The Iams Company, Hill's Pet Products, Inc. (which produces Science Diet), and Nutro, Inc. Supplies of products from these vendors accounted for approximately 10%, 10% and 8%, respectively, of our net sales in fiscal 2000 and 9%, 10% and 8%, respectively, in fiscal 2001. While we do not maintain long-term supply contracts with any of our vendors, we believe that we enjoy a favorable and stable relationship with each of these vendors.

Information Systems

        We have invested significant resources in establishing a comprehensive integrated information system infrastructure, including approximately $50 million over the last three fiscal years to replace and upgrade our information systems. We have integrated all key functional areas that provide our management team with timely information on sales trends, inventory tracking and operational data at the individual store level. The system empowers regional, district and store managers to increase sales, to control inventory and to enhance customer satisfaction.

        Our in-store POS system tracks all sales by stockkeeping unit (SKU) using bar codes and allows management to compare current performance against historical performance and current year's budget on a daily basis. The information gathered by this system supports automatic replenishment of in-store inventory from our regional and central distribution centers and is integrated into product buying decisions. Store labor planning and visual presentation levels are supported by sales management information systems. We use Electronic Data Interchange (EDI) with selected suppliers for efficient transmittal of purchase orders, shipping notices and invoices. Management believes that the systems we have developed enable us to continue to improve customer service, operational efficiency and management's ability to monitor critical performance indicators. We continue to invest in supply chain technologies, human resources management, financial planning tools and continued improvement to the POS systems located in all stores.

Internet Initiatives

        We believe the Internet offers opportunities to complement our "brick-and-mortar" stores and to increase our retail commerce and consumer brand awareness of our products. We operate the popular e-commerce site www.petco.com, which provides our customers with pet-related content, commerce and community via the Internet. The information contained or incorporated in our web site is not a part of this prospectus.

        On December 4, 2000, we acquired the Petopia.com web site, including software and hardware required to operate the web site, for an aggregate purchase price of approximately $3.8 million. Formerly, we had a strategic alliance with, and owned an equity interest of approximately 17.6% in, Petopia.com, a comprehensive pet commerce Internet destination that launched in the summer of 1999. The operations of Petopia.com have been rationalized and fully integrated with our operations.

Trademarks and Licenses

        We have registered numerous service marks and trademarks with the United States Patent and Trademark Office. We believe the PETCO trademark has become an important component in our merchandising and marketing strategy. We believe we have all licenses necessary to conduct our business.

Employees

        As of May 4, 2002, we employed approximately 13,400 associates, of whom approximately 6,500 were employed full-time. Approximately 92% of our employees were employed in stores or in direct field supervision, approximately 4% in distribution centers and approximately 4% in our corporate headquarters in San Diego. We are not party to any collective bargaining arrangements, and we believe our labor relations are generally good.

Regulation

        The transportation and sale of small animals is governed by various state and local regulations. To date, these regulations have not had a material effect on our business or operations. Our aquatics and small animal buyers and real estate department are responsible for compliance with these regulations. Prior to the opening of each store, our aquatics and small animal buyers and real estate department review the regulations of the relevant state and local governments. Our real estate department then ensures ongoing compliance by keeping abreast of industry publications and maintaining contacts with our aquatics and small animal suppliers and the appropriate regulatory agency within each relevant state and local government.

Properties

        We lease substantially all of our store and warehouse locations. The original lease terms for our stores generally range from five to 20 years, with many of these leases containing renewal options. Leases on 142 stores expire within the next three years. Of these leases, 106 contain renewal options.

        Our headquarters, located in San Diego, California, consists of two facilities. We own an approximately 70,000 square foot facility and we lease an approximately 43,000 square foot facility. The owned San Diego facility is financed under an obligation which expires in February 2006. We also lease three central and five regional distribution centers. See "—Purchasing and Distribution." Our three central distribution centers collectively occupy approximately 800,000 square feet of space in Dayton, New Jersey; Joliet, Illinois; and Mira Loma, California under leases which expire in June 2002, April 2005 and September 2005, respectively. Our five regional distribution centers collectively occupy approximately 240,000 square feet of space in Stockton, California; Portland, Oregon; New Hope, Minnesota; Mansfield, Massachusetts; and Garland, Texas under leases which expire in April 2004, February 2007, September 2002, December 2003 and August 2004, respectively. Except with respect to the lease for our Portland, Oregon facility, all of our distribution center leases contain a renewal option.

Legal Proceedings

        In July 2001, two former employees instituted an action against us in the Superior Court of California for the County of Los Angeles. The complaint in the action was filed, individually and on behalf of a purported class consisting of all current and former employees who worked as salaried managers or assistant managers in our stores in the state of California at any time between July 30, 1997 and the present. The complaint alleges that the individual plaintiffs and the purported class members worked hours for which they were entitled to receive, but did not receive, overtime compensation under California law, and that they were classified as "exempt" store management employees but were forced to work more than 50% of their time in non-exempt tasks. The complaint alleges violations of the California Labor Code and the California Business and Professions Code. The relief sought includes compensatory damages, penalties, preliminary and permanent injunctions requiring us to pay overtime compensation under California law, prejudgment interest, costs and attorneys' fees and such other relief as the court deems proper. In November 2001, the case was transferred to the Superior Court of California for the County of San Diego. We have answered the complaint and discovery has commenced. We intend to vigorously defend the action, including contesting the certification of the action as a class action. If successful, this litigation could have a material adverse effect on our financial condition, and any required change in our labor practices, could have a negative impact on our results of operations.

        On January 28, 2002, we settled a dispute regarding our investment in Canadian Petcetera Limited Partnership, which operates 32 Petcetera retail pet food and supplies stores in Canada, and terminated our relationship with the partnership. Under the terms of the settlement agreement (1) we transferred all of our interests in the Canadian partnership to an affiliate of Canadian Petcetera Warehouse Inc., the general partner of the partnership, (2) we paid the partnership $15.9 million in Canadian dollars, or approximately $10.3 million in U.S. dollars, (3) we agreed not to enter the Canadian marketplace for a two-year period and (4) we and the other partners released each other from any and all liability in connection with the operation of the Canadian partnership. In addition, the settlement provides that we have a right to the proceeds of any sale of the Canadian partnership or its assets within the next two years, subject to a maximum amount of $20.0 million in Canadian dollars, or approximately $12.4 million in U.S. dollars.

        From time to time we are involved in routine litigation and proceedings in the ordinary course of our business. We are not currently involved in any other pending litigation matters that we believe would have a material adverse effect on us.

MANAGEMENT

Directors and Executive Officers

        Our directors and executive officers and their respective ages as of May 4, 2002, are as follows:

Name	Age	Present Position
Brian K. Devine	60	Chairman, President and Chief Executive Officer
James M. Myers	44	Executive Vice President, Chief Financial Officer and Director
Bruce C. Hall	57	Executive Vice President and Chief Operating Officer
Robert E. Brann	50	Senior Vice President, Merchandising
Frederick W. Major	40	Senior Vice President, Information Systems
Keith G. Martin	49	Senior Vice President, Operations
Janet D. Mitchell	46	Senior Vice President, Human Resources and Administration
William M. Woodard	53	Senior Vice President, Business Development
John M. Baumer	34	Director
Jonathan Coslet	37	Director
John G. Danhakl	46	Director
Julian C. Day	49	Director
Charles W. Duddles	62	Director
William S. Price III	46	Director

        Brian K. Devine, Chairman, President and Chief Executive Officer, joined PETCO in August 1990 and has served as Chairman since January 1994. Before joining PETCO, Mr. Devine was President of Krause's Sofa Factory, a furniture retailer and manufacturer, from 1988 to 1989. From 1970 until 1988, Mr. Devine held various positions with Toys "R" Us, a retailer of children's toys, including Senior Vice President, Director of Stores and Senior Vice President, Growth, Development and Operations. Mr. Devine currently serves on the Boards of Directors of Wild Oats Markets, Inc., a publicly held retailer and distributor of natural foods, the National Retail Federation, the International Mass Retail Association, Students in Free Enterprise and the Georgetown University College Board of Advisors. Mr. Devine graduated from Georgetown University with a degree in economics.

        James M. Myers, Executive Vice President, Chief Financial Officer and a director, joined PETCO in May 1990. Mr. Myers became Executive Vice President in March 2001 and has been Chief Financial Officer since 1998. From 1996 to 1998, Mr. Myers served as Senior Vice President, Finance and before that as Vice President, Finance and as Vice President and Controller of PETCO. From 1980 to 1990, Mr. Myers held various positions at the accounting firm of KPMG LLP, including Senior Audit Manager. Mr. Myers has served as a director since October 2000, the date we completed our recapitalization. Mr. Myers is a CPA and received an accounting degree from John Carroll University.

        Bruce C. Hall, Executive Vice President and Chief Operating Officer, joined PETCO in April 1997 and became Chief Operating Officer in March 2001. Mr. Hall spent 34 years from 1963 to 1997 with Toys "R" Us, a retailer of children's toys, where he progressively advanced from field operations through a number of positions, including Senior Vice President of Operations.

        Robert E. Brann, Senior Vice President, Merchandising, joined PETCO in September 2000. From 1998 to 2000, Mr. Brann was with The Pep Boys, most recently as Senior Vice President, Merchandising. From 1989 to 1998, Mr. Brann was with Trak Auto, where he became Executive Vice President, Merchandising. From 1971 to 1989, Mr. Brann held various management positions in merchandising and operations with a number of retailers. Mr. Brann has over 30 years of retail experience.

        Frederick W. Major, Senior Vice President, Information Systems, joined PETCO in April 1988 and became Senior Vice President, Information Systems in March 2002. Mr. Major initially served as

Management Information Systems Manager and then as Director of Information Systems and most recently as Vice President of Information Systems. From 1983 to 1988, Mr. Major was a Systems Analyst at General Dynamics Corporation. Mr. Major graduated from National University with a degree in computer science.

        Keith G. Martin, Senior Vice President, Operations, joined PETCO in July 2001. From 1999 to 2001, Mr. Martin was President of Country Stores for Gateway, Inc. From 1994 to 1999, Mr. Martin was with Office Depot, Inc., where he held various management positions and was ultimately named Senior Vice President, Stores. From 1974 to 1994, Mr. Martin held various management positions with a number of retailers. Mr. Martin has over 25 years of retail experience. Mr. Martin received a bachelor's degree from State University of New York.

        Janet D. Mitchell, Senior Vice President, Human Resources and Administration, joined PETCO in February 1989. From 1989 to 1998, Ms. Mitchell served as Vice President, Human Resources. From 1981 to 1989, Ms. Mitchell held various management positions in human resources with the Southland Corporation's 7-Eleven stores. From 1978 to 1981, Ms. Mitchell held various positions with the El Torito Restaurant chain. Ms. Mitchell received a bachelor's degree from San Diego State University.

        William M. Woodard, Senior Vice President, Business Development, joined PETCO in January 1991. From 1991 to 1999, Mr. Woodard served as Senior Vice President, Store Operations. From 1987 to 1990, Mr. Woodard was Vice President, Director of Marketing at J. M. Jones, Inc., a wholesale division of SuperValu Stores, Inc. From 1970 to 1987, Mr. Woodard was employed by Safeway Stores, Inc., a grocery retailer, in a number of positions including Retail Operations Manager and Marketing Operations Manager. Mr. Woodard holds an administrative management degree from North Texas State University and an M.B.A. in marketing from the University of Southern California.

        John M. Baumer has served as a director since October 2000, the date we completed our recapitalization. Mr. Baumer became a partner of Leonard Green & Partners, L.P. in January 2001. Mr. Baumer had previously been a Vice President at Leonard Green & Partners since May 1999. Prior to joining Leonard Green & Partners, he had been a Vice President in the Corporate Finance Division of Donaldson, Lufkin & Jenrette Securities Corporation, or DLJ, in Los Angeles. Prior to joining DLJ in 1995, Mr. Baumer worked at Fidelity Investments and Arthur Andersen. Mr. Baumer currently serves on the Boards of Directors of Intercontinental Art, Inc., VCA Antech, Inc., Communications & Power Industries, Inc. and Leslie's Poolmart, Inc. Mr. Baumer is a 1990 graduate of the University of Notre Dame. He also received his M.B.A. in 1995 from the Wharton School at the University of Pennsylvania.

        Jonathan Coslet has served as a director since October 2000, the date we completed our recapitalization. Mr. Coslet has been an executive of Texas Pacific Group since 1993. Prior to joining Texas Pacific Group, Mr. Coslet was in the Investment Banking Department of DLJ, specializing in leveraged acquisitions and high-yield finance from September 1991 to February 1993. Mr. Coslet serves on the Boards of Directors of Magellan Health Services, Inc. and Oxford Health Plans, Inc.

        John G. Danhakl has served as a director since October 2000, the date we completed our recapitalization. Mr. Danhakl has served as a partner at Leonard Green & Partners since 1995. Prior to becoming a partner at Leonard Green & Partners, Mr. Danhakl was a Managing Director at DLJ and had been with DLJ since 1990. Prior to joining DLJ, Mr. Danhakl was a Vice President at Drexel Burnham Lambert from 1985 to 1990. Mr. Danhakl presently serves on the Boards of Directors of The Arden Group, Inc., Big 5 Sporting Goods, Inc., Communications & Power Industries, Inc., Twin Laboratories, Inc., Diamond Auto Glass Works, Liberty Group Publishing, Leslie's Poolmart, Inc., VCA Antech, Inc. and MEMC Electronic Materials, Inc., and on the Board of Managers of AsianMedia Group LLC. Mr. Danhakl is a 1980 graduate of the University of California at Berkeley. He received his M.B.A. in 1985 from the Harvard Business School.

        Julian C. Day has served as a director since November 2000. In March 2002, Mr. Day became the President and Chief Operating Officer of Kmart Corporation. From 1999 to 2000, Mr. Day was with Sears Roebuck, most recently as Executive Vice President and Chief Operating Officer. From 1992 to 1998, Mr. Day was with Safeway, Inc., where he became Executive Vice President and Chief Financial Officer. Mr. Day is a 1974 graduate of Oxford University. He received his M.B.A. in 1979 from the London Business School.

        Charles W. Duddles has served as a director since March 2002. Mr. Duddles served most recently as Executive Vice President, Chief Financial Officer and Chief Administrative Officer of Jack in the Box Inc., the operator and franchiser of the Jack in the Box restaurant chain, where he spent more than 21 years until his retirement in August 2001. Mr. Duddles was formerly a CPA and received an accounting degree from Ferris State University.

        William S. Price III has served as a director since November 2000. Mr. Price was a founding partner of Texas Pacific Group in 1992. Prior to forming Texas Pacific Group, Mr. Price was Vice President of Strategic Planning and Business Development for GE Capital, reporting to the Chairman. In this capacity, Mr. Price was responsible for acquiring new business units and determining the business and acquisition strategies for existing businesses. From 1985 to 1991, Mr. Price was employed by the management consulting firm of Bain & Company, attaining officer status and acting as co-head of the Financial Services Practice. Prior to 1985, Mr. Price was employed as an associate specializing in corporate securities transactions with the legal firm of Gibson, Dunn & Crutcher. Mr. Price is a member of the California Bar and graduated with honors in 1981 from the Boalt Hall School of Law at the University of California, Berkeley. He is a 1978 Phi Beta Kappa graduate of Stanford University. Mr. Price serves on the Boards of Directors of Continental Airlines, Inc., Del Monte Foods Company, Denbury Resources, Inc., Gemplus International, S.A., Verado Holdings, Inc. and several private companies.

        All of our directors, other than Charles W. Duddles, were initially nominated pursuant to the terms of a stockholders agreement. These nomination rights expired upon the closing of our initial public offering. See "Certain Relationships and Related Transactions—Stockholders Agreement." Prior to consummation of our initial public offering, Green Equity Investors III, L.P. and TPG Partners III, L.P. and its affiliates entered into an agreement, pursuant to which they have agreed to vote for two nominees of Green Equity Investors III, L.P. and two nominees of TPG Partners III, L.P. and its affiliates. See "Certain Relationships and Related Transactions—Sponsors Agreement."

Board of Directors and Committees

        Our board is authorized to consist of nine members and we currently have one vacancy on the board. In accordance with the terms of our certificate of incorporation, the terms of office of our board of directors are divided into three classes. As a result, a portion of our board of directors will be elected each year. The division of the three classes and their respective election dates are as follows:

  •
  the class I directors' term will expire at the annual meeting of stockholders to be held in 2003;

  •
  the class II directors' term will expire at the annual meeting of stockholders to be held in 2004; and

  •
  the class III directors' term will expire at the annual meeting of stockholders to be held in 2005.

        At each annual meeting of stockholders after the initial classification, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. In addition, our bylaws provide that the authorized number of directors may be changed by an amendment to the bylaws duly adopted by the board of directors or by the stockholders, or by a duly adopted amendment to our certificate of incorporation. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the total number of directors.

        We established our compensation committee in April 2002. Our compensation committee currently consists of Messrs. Day and Duddles. Our non-employee directors made all compensation decisions prior to the creation of our compensation committee. The compensation committee is responsible for considering and making recommendations to the board of directors regarding executive compensation and for administering our stock option plans and other incentive compensation plans.

        Our audit committee currently consists of Messrs. Day and Duddles, both of whom are "independent," as that term is defined in the Nasdaq Marketplace Rules. We intend to appoint a third "independent" member of the audit committee. Our audit committee has the following responsibilities:

  •
  recommending the engagement of our independent public accountants;

  •
  reviewing the scope of the audit to be conducted by the independent public accountants;

  •
  meeting periodically with the independent public accountants and our Chief Financial Officer to review matters relating to our financial statements, our accounting principles and our system of internal accounting controls; and

  •
  reporting its recommendations as to the approval of our financial statements to the board of directors.

Director Compensation

        Outside directors receive $7,500 for each board meeting and $2,500 for each regularly scheduled committee meeting which they attend, and also receive an initial grant of options to purchase 15,000 shares of common stock and an annual grant of options to purchase 3,000 shares of common stock under our 2002 incentive award plan. See "—Compensation Plans—Adoption of 2002 Incentive Award Plan." Directors may also be reimbursed for the actual reasonable costs incurred in connection with attendance at board or committee meetings.

Compensation Committee Interlocks and Insider Participation

        None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee. None of the members of our compensation committee at any time has been one of our officers or employees.

Executive Compensation

        The following table sets forth information with respect to compensation awarded to, earned by or paid to each person who served as our Chief Executive Officer or was one of our four other most highly compensated executive officers during the fiscal year ended February 2, 2002. We refer to these officers as our named executive officers.

Summary Compensation Table

Long-term Compensation Awards
Fiscal Year Compensation
Number of Securities Underlying Options
Name and Principal Position(s)	Fiscal Year					All Other Compensation
		Salary	Bonus
Brian K. Devine Chairman, President and Chief Executive Officer	2001 2000 1999	$625,000 550,000 485,000	$1,255,458 1,143,529 1,125,200	129,056 100,000 100,000	(2) (2)	$10,310 4,855,947 11,627	(3) (4)
Bruce C. Hall Executive Vice President and Chief Operating Officer	2001 2000 1999	350,000 300,000 275,000	562,445 498,994 510,400	25,820 50,000 50,000	(2) (2)	10,222 1,568,950 10,276	(3) (5)
James M. Myers Executive Vice President and Chief Financial Officer	2001 2000 1999	300,000 250,000 213,000	482,096 309,893 247,080	25,816 25,000 25,000	(2) (2)	5,289 730,053 5,905	(3) (6)
Robert E. Brann(1) Senior Vice President, Merchandising	2001 2000 1999	290,000 97,396 —	291,126 103,388 —	12,908 387,092 —		2,627 371 —	(3) (7)
William M. Woodard Senior Vice President, Business Development	2001 2000 1999	250,000 235,000 220,000	251,092 244,299 255,200	12,888 25,000 25,000	(2) (2)	5,859 1,419,439 7,094	(3) (8)

(1)
Mr. Brann joined PETCO in September 2000.

(2)
The number of securities underlying options have not been adjusted to reflect a 22-for-1 common stock split we effected on October 20, 2000 or the 2-for-1 common stock split we effected on February 21, 2002. Other than options to purchase 6,411 shares held by Mr. Myers, these options were exercised and repurchased by us at a price of $22.00 per share on October 2, 2000 in connection with our leveraged recapitalization transaction. The options to purchase 6,411 shares (without adjustment for stock splits) were not repurchased and were exercised on October 25, 2000.

(3)
Includes (A) $5,250, $5,162, $4,112 and $3,152, representing our allocation to defined contribution plans for Messrs. Devine, Hall, Myers and Woodard, respectively, and (B) $5,060, $5,060, $1,177, $2,627 and $2,707, representing our payment of premiums on term life insurance for Messrs. Devine, Hall, Myers, Brann and Woodard, respectively.

(4)
Includes (A) $47,162, representing our allocation to defined contribution plans, (B) $5,160, representing our payment of premiums on term life insurance, and (C) $4,803,624, consisting of amounts paid in connection with our leveraged recapitalization, including amounts paid for the repurchase of stock options.

(5)
Includes (A) $24,203, representing our allocation to defined contribution plans, (B) $5,160, representing our payment of premiums on term life insurance, and (C) $1,539,586, consisting of amounts paid in connection with our leveraged recapitalization, including amounts paid for the repurchase of stock options.

(6)
Includes (A) $14,752, representing our allocation to defined contribution plans, (B) $1,143, representing our payment of premiums on term life insurance, and (C) $714,157, consisting of amounts paid in connection with our leveraged recapitalization, including amounts paid for the repurchase of stock options.

(7)
Represents our payment of premiums on term life insurance.

(8)
Includes (A) $14,370, representing our allocation to defined contribution plans, (B) $2,639, representing our payment of premiums on term life insurance, and (C) $1,402,430, consisting of amounts paid in connection with our leveraged recapitalization, including amounts paid for the repurchase of stock options.

        The following table sets forth information regarding the grant of stock options to purchase shares of our common stock made during the fiscal year ended February 2, 2002 to our named executive officers.

Option Grants in Last Fiscal Year

	Individual Grants						Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees in Fiscal 2001
Name				Exercise or Base Price Per Share		Expiration Date
							5%		10%
Brian K. Devine	89,056 40,000	9.9 4.4	% %	$ $	0.61 4.45	8/23/11 1/10/12	$ $	33,884 111,943	$ $	85,869 283,686
Bruce C. Hall	17,820 8,000	2.0 0.9	% %	$ $	0.61 4.45	8/23/11 1/10/12	$ $	6,780 22,389	$ $	17,182 56,737
James M. Myers	17,816 8,000	2.0 0.9	% %	$ $	0.61 4.45	8/23/11 1/10/12	$ $	6,779 22,389	$ $	17,178 56,737
Robert E. Brann	8,908 4,000	1.0 0.4	% %	$ $	0.61 4.65	8/23/11 1/10/12	$ $	3,389 11,194	$ $	8,589 28,369
William M. Woodard	8,888 4,000	1.0 0.4	% %	$ $	0.61 4.45	8/23/11 1/10/12	$ $	3,382 11,194	$ $	8,570 28,369

(1)
These amounts represent assumed rates of appreciation in the price of our common stock during the terms of the options in accordance with rates specified in applicable federal securities regulations. Actual gains, if any, on stock option exercises will depend on the future price of our common stock and overall stock market conditions. There is no representation that the rates of appreciation reflected in this table will be achieved.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

        The following table sets forth, for each of our named executive officers, information regarding the exercise of stock options to purchase shares of our common stock during the fiscal year ended February 2, 2002, the number of shares of common stock underlying stock options held at fiscal year end and the value of options held at fiscal year end.

			Number of Securities Underlying Unexercised Options at Year-End		Value of Unexercised In-the-Money Options at Year-End(1)
Name	Shares Acquired on Exercise	Value Realized
			Exercisable	Unexercisable	Exercisable	Unexercisable
Brian K. Devine	—	—	129,056	—	$342,420	—
Bruce C. Hall	—	—	25,820	—	$68,518	—
James M. Myers	—	—	25,816	—	$68,503	—
Robert E. Brann	77,420	$8,129	2,580	320,000	$6,844	$1,250,612
William M. Woodard	—	—	12,888	—	$34,174	—

(1)
The dollar values have been calculated by determining the difference between the deemed fair value of the shares underlying the options at February 2, 2002 and the exercise price of the options.

Compensation Plans

        1994 Stock Option Plan.    On January 11, 1994, we adopted, and on February 24, 1994, our stockholders approved, the 1994 Stock Option and Restricted Stock Plan for Executive and Key Employees of PETCO Animal Supplies, Inc. The 1994 plan provides for the granting of stock options, stock appreciation rights or restricted stock with respect to shares of common stock to executives and other key employees. Stock options may be granted in the form of incentive stock options or non-statutory stock options and are exercisable for up to ten years following the date of grant. Stock option exercise prices must be equal to or greater than the fair market value of the common stock on the grant date.

        In June 1996, our stockholders approved an amendment to the 1994 plan to increase the number of shares available for issuance under the plan for each of the next five fiscal years by 3.0% of the number of shares of common stock issued and outstanding as of the end of the immediately preceding fiscal year. During fiscal 2000, as part of the merger and recapitalization transaction, with the exception of options to purchase 39,000 shares of common stock (before adjustment for our 22-for-1 common stock split), all options previously issued under the 1994 plan were cancelled and options with exercise prices of less than $22.00 were repurchased from their holders. Under the terms of the recapitalization, the options to purchase approximately 39,000 shares of common stock not repurchased were converted into options to purchase approximately 28,000 shares of common stock, and the exercise prices were adjusted, to preserve the economic value of the options for the holders. As a result of subsequent stock splits, these options now represent the right to purchase approximately 1,215,000 shares of common stock. In connection with the merger and recapitalization transaction, we adopted and our stockholders approved an amendment and restatement of the 1994 plan. Pursuant to this amendment and restatement, the total number of shares available for issuance under the plan was reset at 59,568 shares. As a result of subsequent stock splits, there were a total of 2,620,992 shares available for issuance under the plan. As of May 4, 2002, options to purchase 825,580 shares of common stock were outstanding under the 1994 plan at a weighted average exercise price of approximately $1.01 per share. Upon the completion of our initial public offering, we made all unvested options outstanding under the 1994 plan fully exercisable. Under certain circumstances, we will have have the right to repurchase a portion of these options, as well as a portion of the shares acquired upon exercise of the options, pursuant to the terms of our stockholders agreement and our securityholders agreement. See "Certain Relationships and Related Transactions—Stockholders Agreement" and "—Securityholders Agreement."

        The 1994 plan also provides for the issuance of stock appreciation rights which will generally entitle a holder to receive cash or stock, as determined by the compensation committee, at the time of exercise equal to the difference between the exercise price and the fair market value of our common stock. In addition, the 1994 plan permits us to issue shares of restricted stock to executive or other key employees upon terms and conditions determined by the compensation committee.

        Adoption of 2002 Incentive Award Plan.    Our board of directors and stockholders have adopted the 2002 Incentive Award Plan of PETCO Animal Supplies, Inc., which we refer to as the Incentive Plan. The principal purpose of the Incentive Plan is to attract, retain and motivate selected officers, employees, consultants and directors through the granting of stock-based compensation awards. The Incentive Plan provides for a variety of awards, including non-qualified stock options, incentive stock options (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or the Code), stock appreciation rights, restricted stock, deferred stock, dividend equivalents, performance awards, stock payments, and other stock-related benefits. Generally, the aggregate share limit under the Incentive Plan is equal to the sum of (1) 1,115,006 shares of common stock, plus (2) on March 1 of each year during the term of the Incentive Plan commencing on March 1, 2003, a number of shares of common stock equal to 2.0% of the total number of issued and outstanding shares of common stock outstanding as of the last day of the fiscal year immediately preceding such March 1. With respect to grants under the Incentive Plan to our independent directors, the aggregate share limit under the Incentive Plan is equal to the sum of (1) 55,750 shares of common stock, plus (2) on March 1 of each year during the term of the Incentive Plan commencing on March 1, 2003, a number of shares of common stock equal to 0.1% of the total number of issued and outstanding shares of common stock as of the last day of the fiscal year immediately preceding such March 1. The maximum number of shares of common stock that may be issued as incentive stock options under the Incentive Plan will not exceed

10,000,000 shares. The maximum number of shares which may be subject to awards granted under the Incentive Plan to any individual in any calendar year cannot exceed 500,000. As of May 4, 2002, options to purchase 572,700 shares of common stock were outstanding under the Incentive Plan at a weighted average exercise price of $19.06 per share.

        A committee of independent directors will administer grants to employees and consultants. Each independent director who serves on the committee that administers the Incentive Plan must also be a "non-employee director" for purposes of Rule 16b-3 under the Exchange Act and an "outside director" under Section 162(m) of the Code. The full board will administer the Incentive Plan with respect to options granted to independent directors.

        The Incentive Plan provides that the committee has the authority to (1) select the employees and consultants to whom awards are to be made, (2) determine the number of shares to be issued to recipients of awards and the terms and conditions of the awards and (3) make all other determinations and to take all other actions necessary or advisable for the administration of the Incentive Plan with respect to employees or consultants.

        The Incentive Plan also provides that at certain times our independent directors will automatically be granted options to purchase shares of our common stock. All options granted to our independent directors will have an exercise price per share equal to the fair market value per share of our common stock as of the date of grant and all such options shall be fully exercisable as of the date of grant. Each individual who was an independent director at the time of our initial public offering was granted an option to purchase 15,000 shares of our common stock at the time of our initial public offering and, provided he or she is serving on our board of directors as an independent director at the time, will be granted an option to purchase an additional 3,000 shares of our common stock on each anniversary of our initial public offering during the term of the Incentive Plan. Independent directors who are initially elected or appointed to our board of directors following our initial public offering will be granted an option to purchase 15,000 shares of our common stock on the date of such initial election or appointment and, provided he or she is serving on our board of directors as an independent director at the time, will be granted an option to purchase an additional 3,000 shares of our common stock on each anniversary of the date of such initial election or appointment during the term of the Incentive Plan.

        The committee or, in the case of options issued to independent directors, the entire board, is authorized to adopt, amend and rescind rules relating to the administration of the Incentive Plan, and to amend, suspend and terminate the Incentive Plan. We have attempted to structure the Incentive Plan in a manner such that remuneration attributable to stock options and other awards will not be subject to the deduction limitation contained in Section 162(m) of the Code.

        401(k) plan.    We have a tax-qualified employee savings and retirement plan, or 401(k) plan, covering all of our eligible full-time employees. We adopted the 401(k) plan effective January 1992. Pursuant to the 401(k) plan, participants may elect to contribute, through salary reductions, up to the greater of 20% of their annual compensation or the maximum annual contribution permitted under the Code. Effective April 1, 1998, we adopted a matching provision for 50% of the first 6% of compensation that is contributed by each participating employee. The 401(k) plan is designed to qualify under Section 401 of the Code, so that contributions by employees or by us to the 401(k) plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the 401(k) plan, and so that contributions by us, if any, will be deductible by us when made. The trustee under the 401(k) plan, at the direction of each participant, invests the assets of the 401(k) plan in any of the investment options under the 401(k) plan.

        Deferred Compensation Plan.    We have established a non-qualified deferred compensation plan for executives. The deferred compensation plan allows employees to defer compensation up to certain specified levels. Under the deferred compensation plan, we match specified percentages of the compensation that is contributed by each participating employee.

        Flexible Benefit Plan.    We maintain the Flexible Benefit Plan of PETCO Animal Supplies, Inc. which provides certain health and welfare benefits for our employees.

Employment Agreements

        We have employment agreements with Messrs. Devine, Myers and Hall.

        Brian K. Devine.    Mr. Devine's employment agreement provides for Mr. Devine to serve as our Chairman of the Board of Directors, President and Chief Executive Officer for a term of three years. This term is continually extended until we give Mr. Devine notice that we no longer wish to extend the term. The employment agreement also provides for Mr. Devine to receive an annual base salary of not less than $550,000, subject to annual increase, and to participate in a bonus plan.

        Mr. Devine's employment agreement provides for customary employment benefits, including, among others, group life, medical, disability and other benefits provided to our executives. In addition, Mr. Devine is entitled to various perquisites that will not exceed $100,000 per year. The employment agreement additionally entitles Mr. Devine to keep his office equipment and his company car for nominal consideration upon completion of his employment term.

        Mr. Devine's employment agreement may be terminated by him with or without good reason (as defined in the employment agreement), or by us with or without cause (as defined in the employment agreement), pursuant to customary termination provisions. Depending upon the circumstances of his termination, including termination following a change of control, Mr. Devine will be entitled to: (1) his base salary for a period of either 18 or 36 months; (2) an amount equal to either his highest bonus for a single fiscal year in the five fiscal years immediately preceding his termination or three times his average annual bonus for the three years immediately preceding his termination; (3) participate in our supplemental executive retirement program; (4) the immediate vesting of, or lapse of restrictions upon, all equity interests in PETCO held by Mr. Devine at the time of termination; (5) the immediate lapse of our call option granted under the terms of the stockholders agreement on all equity interests in PETCO held by Mr. Devine at the time of termination; and (6) additional tax gross-up payments in the amount of any excise tax imposed upon Mr. Devine in connection with the foregoing.

        In connection with Mr. Devine's employment agreement, we entered into a consulting agreement and supplemental executive retirement program with Mr. Devine. Subject to certain exceptions, the consulting agreement allows us to obtain Mr. Devine's services for up to ten hours per week for a period of ten years following the end of Mr. Devine's full-time employment with us. Under the consulting agreement, we will pay Mr. Devine 25% of his final base salary immediately preceding his termination of full-time employment with us. Under the supplemental executive retirement program, we will pay Mr. Devine 25% of his final base salary for the first ten years following the end of his employment with us and 50% of his final base salary for the next ten years or upon the earlier death or disability of Mr. Devine. All payments under the supplemental executive retirement program will be reduced by any other qualified retirement plan payments payable to Mr. Devine other than under his 401(k) plan.

        Bruce C. Hall.    Mr. Hall's employment agreement with us provides for Mr. Hall to serve as our Executive Vice President and Chief Operating Officer for a term of three years. This term is continually extended until we give Mr. Hall notice that we no longer wish to extend the term. The provisions of Mr. Hall's employment agreement are substantially the same as those of Mr. Devine outlined above with the following exceptions: (1) Mr. Hall's annual base salary will be no less than $300,000, subject to annual increase; (2) Mr. Hall is entitled to various perquisites that will not exceed

$25,000 per year; and (3) Mr. Hall will not be entitled to participate in our supplemental executive retirement program upon termination.

        Mr. Hall's employment agreement includes customary termination provisions which are substantially the same as those of Mr. Devine outlined above, with the following exceptions. Depending upon the circumstances of his termination, including termination following a change of control, Mr. Hall will be entitled to his base salary for a period of either nine or 18 months, and an amount equal to either his highest bonus for a single fiscal year in the five fiscal years immediately preceding his termination or one-and-a-half times his average annual bonus for the three years immediately preceding his termination.

        James M. Myers.    Mr. Myers' employment agreement with us provides for Mr. Myers to serve as our Executive Vice President and Chief Financial Officer for a term of three years. This term is continually extended until we give Mr. Myers notice that we no longer wish to extend the term. The provisions of Mr. Myers' employment agreement are substantially the same as those of Mr. Devine outlined above with the following exceptions: (1) Mr. Myers' annual base salary will be no less than $250,000, subject to annual increase; (2) Mr. Myers is entitled to various perquisites that will not exceed $25,000 per year; and (3) Mr. Myers will not be entitled to participate in our supplemental executive retirement program upon termination.

        Mr. Myers' employment agreement includes customary termination provisions which are substantially the same as those of Mr. Devine outlined above, with the following exceptions. Depending upon the circumstances of his termination, including termination following a change of control, Mr. Myers will be entitled to his base salary for a period of either nine or 18 months, and an amount equal to either his highest bonus for a single fiscal year in the five fiscal years immediately preceding his termination or one-and-a-half times his average annual bonus for the three years immediately preceding his termination.

Retention Agreements

        We have retention agreements with each of our senior officers, other than Messrs. Devine, Myers and Hall which require us, among other things, to provide severance benefits to each officer upon termination of the officer's employment by us without cause or by the officer for good reason if the termination is in connection with, or within one year after, the occurrence of a change of control of PETCO. These benefits consist of (1) continuation of base salary and benefits for up to 12 months following termination of the officer, and (2) a lump-sum payment, payable upon termination, in an amount equal to the bonus that the officer would have received if the officer had been employed during the 12 months following termination. In addition, in the event of a change in control, all of the officers' rights to exercise options held by the officer at the time of the change in control will vest and become immediately exercisable.

PRINCIPAL STOCKHOLDERS

        The following table sets forth information regarding beneficial ownership of the shares of our common stock as of May 4, 2002, by each of our executive officers and directors, our executive officers and directors as a group and all other stockholders known by us to beneficially own more than five percent of our outstanding common stock.

        Beneficial ownership of shares is determined under the rules of the Securities and Exchange Commission and generally includes any shares over which a person exercises sole or shared voting or investment power. Except as indicated by footnote, and subject to applicable community property laws, each person identified in the table possesses sole voting and investment power with respect to all shares of common stock held by them. Shares of common stock subject to options currently exercisable or exercisable within 60 days of May 4, 2002 are deemed outstanding for calculating the percentage of outstanding shares of the person holding these options, but are not deemed outstanding for calculating the percentage of any other person. Unless otherwise indicated, the address for each of the stockholders listed below is c/o PETCO Animal Supplies, Inc., 9125 Rehco Road, San Diego, California 92121.

Name	Number of Shares		Percent of Common Stock Outstanding
Texas Pacific Group(1)(2)	15,030,955		26.2%
Green Equity Investors III, L.P.(1)(3)	15,030,954		26.2
Brian K. Devine	3,800,000	(4)	6.6
James M. Myers	800,000		1.4
Bruce C. Hall	800,000		1.4
Robert E. Brann	400,000	(5)	*
Frederick W. Major	50,000		*
Keith G. Martin	400,000	(6)	*
Janet D. Mitchell	400,000	(7)	*
William M. Woodard	400,000	(8)	*
John M. Baumer	—	(9)	*
Jonathan Coslet	—	(10)	*
John G. Danhakl	—	(11)	*
Julian C. Day	36,412	(12)	*
Charles W. Duddles	17,000	(13)	*
William S. Price III	—	(14)	*
All directors and executive officers as a group (14 persons)	7,103,412	(15)	12.3

*
indicates less than one percent

(1)
We refer to TPG Partners III, L.P., TPG Parallel III, L.P., TPG Dutch Parallel III, C.V., TPG Investors III, L.P., FOF Partners III, L.P. and FOF Partners III-B, L.P. collectively as Texas Pacific Group. Green Equity Investors III, L.P. and Texas Pacific Group are parties to an agreement, pursuant to which, among other things, they have agreed to vote for two nominees of each of Green Equity Investors III, L.P. and Texas Pacific Group to serve on our board of directors.

(2)
Includes 11,368,813 shares of common stock held by TPG Partners III, L.P., 2,185,952 shares of common stock held by TPG Parallel III, L.P., 723,320 shares of common stock held by TPG Dutch Parallel III, C.V., 313,696 shares of common stock held by TPG Investors III, L.P., 18,909 shares of common stock held by FOF Partners III, L.P. and 420,265 shares of common stock held by FOF Partners III-B, L.P. The address of each of TPG Partners III, L.P., TPG Parallel III, L.P.,

  TPG Dutch Parallel III, C.V., TPG Investors III, L.P., FOF Partners III, L.P. and FOF Partners III-B, L.P. is 301 Commerce Street, Suite 3330, Fort Worth, Texas 76102.

(3)
The address of Green Equity Investors III, L.P. is 11111 Santa Monica Boulevard, Suite 2000, Los Angeles, California 90025.

(4)
Includes 2,000,000 shares held by Devine Investments, LLC, for which Mr. Devine has sole voting and disposition authority. Also includes 40,000 shares held equally by Mr. Devine's children, Brooke K. Devine and Brian K. Devine, Jr., for which Mr. Devine disclaims beneficial ownership.

(5)
Includes 122,580 shares of common stock subject to options which are currently exercisable or exercisable within 60 days of May 4, 2002.

(6)
Includes 287,500 shares of common stock subject to options which are currently exercisable or exercisable within 60 days of May 4, 2002.

(7)
Shares are held by the Mitchell Family Trust UDT 11/9/00, for which Ms. Mitchell has sole voting and disposition authority.

(8)
Includes 92,888 shares held by the Woodard Family Trust UDT 1/15/96 and 307,112 shares held by Woodard Enterprises, LLC. Mr. Woodard has sole voting and disposition authority over all such shares.

(9)
Mr. Baumer is a partner of Leonard Green & Partners, L.P., which is an affiliate of Green Equity Investors III, L.P., and therefore may be deemed to have beneficial ownership of the shares of common stock beneficially owned by Green Equity Investors III, L.P. Mr. Baumer disclaims beneficial ownership of such shares of common stock.

(10)
Mr. Coslet is an executive of Texas Pacific Group, and therefore may be deemed to have beneficial ownership of the shares of common stock beneficially owned by each of TPG Partners III, L.P., TPG Parallel III, L.P., TPG Dutch Parallel III, C.V., TPG Investors III, L.P., FOF Partners III, L.P. and FOF Partners III-B, L.P. Mr. Coslet disclaims beneficial ownership of such shares of common stock.

(11)
Mr. Danhakl is a partner of Leonard Green & Partners, L.P., which is an affiliate of Green Equity Investors III, L.P., and therefore may be deemed to have beneficial ownership of the shares of common stock beneficially owned by Green Equity Investors III, L.P. Mr. Danhakl disclaims beneficial ownership of such shares of common stock.

(12)
Includes 16,412 shares of common stock held by the Day Annuity Trust, for which Mr. Day has sole voting and disposition authority. Mr. Day disclaims beneficial ownership of such shares of common stock. Also includes 15,000 shares of common stock subject to options which are currently exercisable or exercisable within 60 days of May 4, 2002.

(13)
Includes 15,000 shares of common stock subject to options which are currently exercisable or exercisable within 60 days of May 4, 2002.

(14)
Mr. Price is a founding partner of Texas Pacific Group, and therefore may be deemed to have beneficial ownership of the shares of common stock beneficially owned by each of TPG Partners III, L.P., TPG Parallel III, L.P., TPG Dutch Parallel III, C.V., TPG Investors III, L.P., FOF Partners III, L.P. and FOF Partners III-B, L.P. Mr. Price disclaims beneficial ownership of such shares of common stock.

(15)
Includes 440,080 shares of common stock subject to options which are currently exercisable or exercisable within 60 days of May 4, 2002.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Recapitalization Transaction

        On October 2, 2000, we completed a recapitalization with BD Recapitalization Holdings LLC, an entity controlled by Leonard Green and Texas Pacific Group, the sponsors of the transaction, in a transaction valued at approximately $600 million. In the recapitalization, each issued and outstanding share of our common stock was cancelled and converted into the right to receive $22.00 per share in cash, with the exception of an aggregate of 134,351 shares retained by five members of our management. We also issued an aggregate of $195.0 million of our common stock and preferred stock and an aggregate of $120.0 million of senior subordinated debt, entered into a $350.0 million senior credit facility, retired debt under our then existing credit facility and repurchased all of our outstanding common stock other than the 134,351 shares retained by management for an aggregate price of approximately $463.4 million. Net proceeds from the issuance of new shares of common stock in the recapitalization were approximately $15.9 million. As a result of stock splits we have effected since the recapitalization transaction, the 134,351 retained shares now represent 5,911,444 shares of common stock.

Stockholders Agreement

        On October 2, 2000, we entered into a stockholders agreement with each of our then stockholders. The stockholders agreement provided for a number of rights which expired upon the closing of our initial public offering, including director nomination rights, rights of first option and first offer, subscription rights and drag-along rights. The parties to the stockholders agreement amended and restated the stockholders agreement in connection with our initial public offering. Under the terms of the amended and restated stockholders agreement we have the right to purchase shares held by an employee who is a party to the stockholders agreement upon that employee voluntarily terminating employment with us. The shares subject to this purchase right decrease in two or three equal annual installments, based on the employee's term of employment with us.

        Under the amended and restated stockholders agreement, some of our stockholders, including Leonard Green and Texas Pacific Group, may demand that we file a registration statement under the Securities Act covering some or all of the stockholder's registrable securities. In addition, if we propose to register any of our equity securities under the Securities Act, other than in connection with a demand registration or other excluded registration, stockholders may require us to include all or a portion of their registrable securities in the registration and in any related underwriting. In an underwritten offering, the managing underwriter, if any, has the right, subject to specified conditions, to limit the number of registrable securities. In general, we will bear all fees, costs and expenses of registrations, other than underwriting discounts and commissions.

Securityholders Agreement

        On October 2, 2000, we entered into a securityholders agreement with each of our then securityholders. The securityholders agreement provided for a number of rights which expired upon the closing of our initial public offering, including rights of first option, subscription rights and drag-along rights. The parties to the securityholders agreement amended and restated the securityholders agreement in connection with our initial public offering. Under the terms of the amended and restated securityholders agreement we have the right to purchase shares held by an employee who is a party to the securityholders agreement upon that employee voluntarily terminating employment with us. The shares subject to this purchase right decrease in two or three equal annual installments, based on the employee's term of employment with us.

Management Services Agreement

        On October 2, 2000, we entered into a ten year management services agreement with Leonard Green and Texas Pacific Group, who acted as the managers under the agreement. Under the management services agreement, the managers provided management, consulting and financial planning services and transaction-related financial advisory and investment banking services to us and our subsidiaries. We paid a one-time structuring fee of $8.0 million to the managers in October 2000 under the agreement. The managers received an annual fee of approximately $3.1 million as compensation for the general services they provided under the management services agreement and normal and customary fees for transaction-related services, and were reimbursed for out-of-pocket expenses. Shortly after the closing of our initial public offering, we paid Leonard Green and Texas Pacific Group an aggregate amount of approximately $12.5 million to terminate the management services agreement.

Indebtedness of Directors and Officers

        On October 25, 2000, we made a loan to James M. Myers, our Executive Vice President, Chief Financial Officer and a director, in the aggregate principal amount of $85,000. We made this loan to Mr. Myers to fund the exercise of his remaining stock options and to pay certain taxes in connection with the exercise of these options. This loan is evidenced by a secured promissory note which matures on October 25, 2005 and bears interest at the rate of 6.22%, compounded annually, and is payable at maturity. As of May 4, 2002, the outstanding balance of the loan was $93,241, inclusive of accrued interest. On January 11, 2002, we made a loan to Frederick W. Major, our Senior Vice President, Information Systems, in the aggregate principal amount of $85,171. We made this loan to Mr. Major to fund the exercise of his vested stock options and to pay certain taxes in connection with the exercise of these options. This loan is evidenced by a secured promissory note which matures on January 11, 2005 and bears interest at the rate of 6.00%, compounded annually, and is payable at maturity. As of May 4, 2002, the outstanding balance of the loan was $85,661, inclusive of accrued interest.

Receipt of Proceeds from the Initial Public Offering

        Upon completion of our initial public offering, we redeemed all of the outstanding shares of our preferred stock. Leonard Green and Texas Pacific Group each beneficially owned 51,081.5 shares of our series A preferred stock and 36,000 shares of our series B preferred stock. Affiliates of Trust Company of the West owned 5,815 shares of our series A preferred stock and 4,097 shares of our series B preferred stock. Julian Day, one of our directors, owned 54 shares of our series A preferred stock and 38 shares of our series B preferred stock. As a result of their ownership of preferred stock, Leonard Green and Texas Pacific Group each received approximately $110.8 million, affiliates of Trust Company of the West received an aggregate amount of approximately $12.6 million and Julian Day received approximately $0.1 million upon the redemption of the preferred stock.

Redemption of 13% Senior Subordinated Notes due 2010

        In October 2001, we used a portion of the proceeds from the issuance of the old notes to redeem all $120.0 million in aggregate principal amount of the 13% senior subordinated notes due 2010 we had issued in connection with the recapitalization transaction for an aggregate redemption price of $128.4 million, including an $8.4 million redemption premium. Entities affiliated with Trust Company of the West owned approximately $80.0 million in principal amount of the 13% senior subordinated notes due 2010 on the redemption date and received an aggregate of approximately $85.6 million in connection with the redemption of such notes.

Sponsors Agreement

        Prior to consummation of our initial public offering, Leonard Green and Texas Pacific Group entered into an agreement, pursuant to which Leonard Green and Texas Pacific Group agreed to vote for two nominees of Leonard Green and two nominees of Texas Pacific Group. In addition, Leonard Green and Texas Pacific Group have each granted the other the right to participate in certain sales by such party, as well as rights of first offer on such party's shares of common stock.

DESCRIPTION OF THE EXCHANGE NOTES

        You can find the definitions of certain terms used in this description under the subheading "—Definitions." In this description:

  •
  "PETCO" refers only to PETCO Animal Supplies, Inc. and not to any of its subsidiaries,

  •
  "guarantors" means International Pet Supplies and Distribution, Inc., Pet Concepts International, PETCO Southwest, Inc., PETCO Southwest, L.P. and PM Management Incorporated, and any other Subsidiary of PETCO that executes a note guarantee in accordance with the provisions of the indenture, in each case, until such Person is released from its note guarantee in accordance with the provisions of the indenture, and

  •
  "notes" means the exchange notes and the old notes, in each case outstanding at any given time and issued under the indenture.

        The old notes were, and the exchange notes will be, issued under an indenture among PETCO and International Pet Supplies and Distribution, Inc., Pet Concepts International, PETCO Southwest, Inc., PETCO Southwest, L.P. and PM Management Incorporated, as guarantors, and U.S. Bank N.A., as trustee. The old notes and the exchange notes will be considered collectively to be a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act.

        The following description is a summary of the material provisions of the indenture. It does not restate that agreement in its entirety. We urge you to read the indenture because it, and not this description, defines your rights as holders of the notes. You can obtain a copy of the indenture from PETCO or the trustee.

Brief Description of the Notes and the Note Guarantees

        The notes will be:

  •
  general unsecured obligations of PETCO,

  •
  subordinated in right of payment to all existing and future Senior Debt of PETCO,

  •
  pari passu or senior in right of payment to all future unsecured Indebtedness of PETCO that is subordinated in right of payment to any other Indebtedness of PETCO,

  •
  senior in right of payment to any future Indebtedness of PETCO that expressly provides that it is junior in right of payment to the notes, including any debentures issued in exchange for PETCO's 14% Series A Senior Redeemable Exchangeable Cumulative Preferred Stock, and

  •
  unconditionally guaranteed by the guarantors.

        The notes will be guaranteed by each existing and future Restricted Subsidiary of PETCO, other than any Foreign Subsidiary.

        The note guarantee by each guarantor will be:

  •
  a general unsecured obligation of such guarantor,

  •
  subordinated in right of payment to all existing and future Senior Debt of such guarantor,

  •
  pari passu or senior in right of payment to all future unsecured Indebtedness of such guarantor that is subordinated in right of payment to any other Indebtedness of such guarantor, and

  •
  senior in right of payment to any future Indebtedness of such guarantor that expressly provides that it is junior in right of payment to the note guarantee of such guarantor.

        As of May 4, 2002, PETCO and the guarantors had total Senior Debt of approximately $199.2 million, and there was $69.2 million of additional Senior Debt available to be borrowed under the Senior Credit Facility. As indicated above and as discussed in detail below under the subheading "—Subordination," payments on the notes and under the note guarantees will be subordinated to the payment of Senior Debt. The indenture permits us and the guarantors to incur additional Senior Debt.

        As of the date of the indenture, all of our Subsidiaries will be "Restricted Subsidiaries." However, under the circumstances described below under the caption "—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries," we will be permitted to designate certain of our subsidiaries as "Unrestricted Subsidiaries." Unrestricted Subsidiaries will not be subject to the restrictive covenants in the indenture, but transactions between PETCO and the Restricted Subsidiaries on the one hand and Unrestricted Subsidiaries on the other hand will be subject to such restrictive covenants.

        Unrestricted Subsidiaries and Foreign Subsidiaries will not guarantee the notes. The notes will be structurally subordinated to the Indebtedness and other obligations (including trade payables) of Unrestricted Subsidiaries and Foreign Subsidiaries.

Principal, Maturity and Interest

        PETCO issued $200.0 million in aggregate principal amount of notes on October 26, 2001. In March 2002, PETCO repurchased $30.0 million in aggregate principal amount of the notes at 110.5% of their face amount, plus accrued and unpaid interest through the repurchase date. As a result of this repurchase, $170.0 million in aggregate principal amount of the old notes are outstanding as of the date of this prospectus. The indenture provides for the issuance of additional notes having identical terms and conditions to the outstanding notes, subject to compliance with the covenants contained in the indenture. Any additional notes will be part of the same issue as the outstanding notes and will vote on all matters with the outstanding notes. PETCO will issue notes in denominations of $1,000 and integral multiples of $1,000. Unless otherwise specified, references to the "notes" include the outstanding notes and any additional notes.

        The notes will mature on November 1, 2011. Interest on the notes accrues at the rate of 10.75% per annum and is payable semi-annually in arrears on May 1 and November 1. The first interest payment date on the outstanding notes was May 1, 2002. PETCO will make each interest payment to the holders of record of the notes on the immediately preceding April 15 and October 15. Interest on the notes accrues from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

        If a holder has given wire transfer instructions to PETCO, PETCO will make all principal, premium and interest payments on those notes in accordance with those instructions. All other payments on the notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless PETCO elects to make interest payments by check mailed to the holders at their address set forth in the register of holders.

Paying Agent and Registrar for the Notes

        The trustee will initially act as paying agent and registrar. PETCO may change the paying agent or registrar without prior notice to the holders of the notes, and PETCO or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

        A holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and PETCO may require a holder to pay any taxes and fees required by law or permitted by the indenture. PETCO is not required to transfer or exchange any note selected for redemption. Also, PETCO is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed. The registered holder of a note will be treated as the owner of that note for all purposes.

Note Guarantees

        The guarantors will jointly and severally guarantee PETCO's obligations under the notes. Each note guarantee will be subordinated to the prior payment in full of all Senior Debt of that guarantor. The obligations of each guarantor under its note guarantee will be limited in a manner intended to prevent that note guarantee from constituting a fraudulent conveyance under applicable law. See "Risk Factors—Risks Related to the Notes—A court could avoid our subsidiaries' guarantees of the notes under fraudulent transfer laws."

        The note guarantee of a guarantor will be released:

  •
  upon any sale or other disposition of all or substantially all of the assets of that guarantor (including by way of merger or consolidation or any sale of all of the capital stock of that guarantor); provided that PETCO shall apply the Net Proceeds of that sale or other disposition in accordance with the applicable provisions of the indenture, or

  •
  if PETCO designates such guarantor as an Unrestricted Subsidiary in accordance with the indenture.

        See "—Repurchase at the Option of Holders—Asset Sales."

Subordination

        The payment of principal, premium and interest, if any, on the notes will be subordinated to the prior payment in full in cash or Cash Equivalents of all Senior Debt of PETCO.

        The holders of Senior Debt will be entitled to receive payment in full in cash or Cash Equivalents of all Obligations due in respect of Senior Debt (including interest after the commencement of any proceeding described below at the rate specified in the applicable Senior Debt whether or not such interest is an allowable claim) before the holders of notes will be entitled to receive any payment with respect to the notes (except that holders of notes may receive and retain Permitted Junior Securities and payments made from the trust described under "—Legal Defeasance and Covenant Defeasance"), in the event of any distribution to creditors of PETCO:

  •
  in a liquidation or dissolution of PETCO or any guarantor,

  •
  in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to PETCO or its assets,

  •
  in an assignment for the benefit of creditors, or

  •
  in any marshaling of PETCO's assets and liabilities.

        PETCO also may not make any payment in respect of the notes (except in Permitted Junior Securities or from the trust described under "—Legal Defeasance and Covenant Defeasance") if:

  •
  a payment default on Designated Senior Debt occurs and is continuing beyond any applicable grace period, or

  •
  any other default occurs and is continuing on Designated Senior Debt that permits holders of the Designated Senior Debt to accelerate its maturity and the trustee receives a notice of such default (a "Payment Blockage Notice") from the holders of any Designated Senior Debt.

        Payments on the notes may and shall be resumed:

  •
  in the case of a payment default, upon the date on which such default is cured or waived, and

  •
  in case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Debt has been accelerated.

        No new Payment Blockage Notice may be delivered unless and until 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice.

        No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been cured or waived for a period of not less than 90 days.

        PETCO must promptly notify holders of Senior Debt if payment of the notes is accelerated because of an Event of Default.

        As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of PETCO, holders of the notes may recover less ratably than creditors of PETCO who are holders of Senior Debt. See "Risk Factors—Risks Related to the Notes—The notes will be unsecured and subordinated to some of our obligations."

        No provision contained in the indenture or the notes will affect our obligation or the obligation of the guarantors, which is absolute and unconditional, to pay, when due, principal of, premium, if any, and interest on the notes. The subordination provisions of the indenture and the notes will not prevent the occurrence of any Default under the indenture or limit the rights of the trustee or any holder to pursue any other rights or remedies with respect to the notes.

Optional Redemption

        On or prior to November 1, 2004, PETCO may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes at a redemption price equal to 110.75% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the redemption date, with the net cash proceeds of one or more Public Equity Offerings; provided that:

  •
  at least 65% of the aggregate principal amount of notes issued under the indenture remains outstanding immediately after the occurrence of such redemption (excluding notes held by PETCO and its Subsidiaries), and

  •
  the redemption occurs within 90 days of the date of the closing of such Public Equity Offering.

        Except pursuant to the preceding paragraph, the notes will not be redeemable at PETCO's option prior to November 1, 2006.

        On or after November 1, 2006, PETCO may redeem some or all of the notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) listed below plus accrued and unpaid interest thereon, if any, to the applicable redemption date, if redeemed during the twelve-month period beginning on November 1 of the years indicated below:

Year	Percentage
2006	105.375%
2007	103.583%
2008	101.792%
2009 and thereafter	100.000%

Selection and Notice

        If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

  •
  if the notes are listed, in compliance with the requirements of the principal national securities exchange on which the notes are listed, or

  •
  if the notes are not so listed, on a pro rata basis, by lot or by such method as the trustee shall deem fair and appropriate.

        No notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. Notices of redemption may not be conditional; provided that if the redemption is pursuant to provisions described in the first paragraph under "—Optional Redemption" and the proposed redemption date is not later than 30 days after the date of closing of such Public Equity Offering, the redemption may be subject to such closing.

        If any note is to be redeemed in part only, the notice of redemption that relates to that note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder thereof upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Repurchase at the Option of Holders

  Change of Control

        If a Change of Control occurs, each holder of notes will have the right to require PETCO to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of that holder's notes pursuant to a change of control offer (the "Change of Control Offer"). In the Change of Control Offer, PETCO will offer to pay an amount in cash (the "Change of Control Payment") equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest thereon, if any, to the date of purchase. Within thirty days following any Change of Control, PETCO will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the date (the "Change of Control Payment Date") specified in such notice, pursuant to the procedures required by the indenture and described in such notice. PETCO will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control.

        On the Change of Control Payment Date, PETCO will, to the extent lawful:

  •
  accept for payment all notes or portions thereof properly tendered pursuant to the Change of Control Offer,

  •
  deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions thereof so tendered, and

  •
  deliver or cause to be delivered to the trustee the notes so accepted together with an Officers' Certificate stating the aggregate principal amount of notes or portions thereof being purchased by PETCO.

        The paying agent will promptly mail to each holder of notes so tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $1,000 or an integral multiple thereof.

        To the extent the provisions of any applicable securities laws or regulations conflict with the provisions of the indenture relating to a Change of Control Offer, PETCO will not be deemed to have breached its obligations under the indenture by virtue of complying with such laws or regulations.

        Prior to complying with any of the provisions of this "Change of Control" covenant, but in any event within 90 days following a Change of Control, PETCO will either repay all outstanding Designated Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Designated Senior Debt to permit the repurchase of notes required by this covenant. The Company will publicly announce the results of the Change of Control Offer as soon as practicable after the Change of Control Payment Date.

        The provisions described above that require PETCO to make a Change of Control Offer following a Change of Control will be applicable regardless of whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that PETCO repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

        PETCO's outstanding Senior Debt currently prohibits PETCO from purchasing any notes, and also provides that certain change of control events with respect to PETCO would constitute a default under the agreements governing the Senior Debt. Any future credit agreements or other agreements relating to Senior Debt to which PETCO becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when PETCO is prohibited from purchasing notes, PETCO could seek the consent of its senior lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If PETCO does not obtain such a consent or repay such borrowings, PETCO will remain prohibited from purchasing notes. In such case, PETCO's failure to purchase tendered notes would constitute an Event of Default under the indenture which would, in turn, constitute a default under such Senior Debt. In such circumstances, the subordination provisions in the indenture would likely restrict payments to the holders of notes.

        PETCO will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements in the indenture applicable to a Change of Control Offer made by PETCO and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

        Notwithstanding the foregoing, PETCO shall not be required to make a Change of Control Offer, as provided above, if, in connection with or in contemplation of any Change of Control, it or a third party has made an alternate offer to purchase any and all notes validly tendered at a cash price equal to or higher than the Change of Control Payment and has purchased all notes properly tendered in accordance with the terms of such alternate offer.

        The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of PETCO and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require PETCO to repurchase such notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of PETCO and its Subsidiaries taken as a whole to another Person or group may be uncertain.

  Asset Sales

        PETCO will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

  •
  PETCO (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of (except as a result of any foreclosure or sale by any lenders),

  •
  such fair market value is determined by PETCO's board of directors and evidenced by a resolution of the board of directors, and

  •
  at least 75% of the consideration therefor received by PETCO or such Restricted Subsidiary is in the form of cash or Cash Equivalents or Related Business Assets. For purposes of this provision, each of the following shall be deemed to be cash:

  (a)
  any Indebtedness of PETCO or any Restricted Subsidiary (other than Indebtedness that is by its terms subordinated to the notes or any note guarantee) that are assumed by the transferee of any such assets; provided that PETCO or such Restricted Subsidiary is released from such Indebtedness, and

  (b)
  any notes, securities or other obligations received by PETCO or any such Restricted Subsidiary from such transferee that are converted by PETCO or such Restricted Subsidiary into cash within 90 days after the date of the Asset Sale (to the extent of the cash received in that conversion).

        Within 365 days after the receipt of any Net Proceeds from an Asset Sale, PETCO may apply such Net Proceeds at its option:

  •
  to repay Senior Debt, and/or

  •
  to make an investment in or expenditures for assets that replace the assets that were the subject of the Asset Sale or in assets (other than securities) that will be used or useful in a Permitted Business or to make a Permitted Investment (other than an Investment in Cash Equivalents or the notes).

Pending the final application of any such Net Proceeds, PETCO may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the indenture.

        Any Net Proceeds from Asset Sales that PETCO does not apply, or decides not to apply, as provided in the preceding paragraph will constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $10.0 million, PETCO will make an Asset Sale Offer to:

  •
  all holders of notes, and

  •
  all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those in the indenture with respect to offers to purchase or redeem such Indebtedness with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price for notes in any Asset Sale Offer will be equal to 100% of the aggregate principal amount plus accrued and unpaid interest, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, PETCO may use such Excess Proceeds for any purpose not otherwise prohibited by the indenture and such Excess Proceeds will no longer be subject to the provisions of this covenant. If the aggregate principal amount of notes and such other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee shall select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis based upon the principal amount or accreted value (as applicable) of the notes and such other Indebtedness. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

        To the extent the provisions of any applicable securities laws or regulations conflict with the provisions of the indenture relating to an Asset Sale Offer, PETCO will not be deemed to have breached its obligations under the indenture by virtue of complying with such laws or regulations.

        The Senior Credit Facility currently prohibits PETCO from purchasing any notes, and also provides that certain asset sale events with respect to PETCO would constitute a default. Any future credit agreements or other agreements relating to Senior Debt to which PETCO becomes a party may contain similar restrictions and provisions. In the event the indenture requires PETCO to make an Asset Sale Offer at a time when PETCO is prohibited from purchasing notes, PETCO could seek the consent of its senior lenders to the purchase of notes, use the proceeds of the Asset Sale to pay down such Senior Debt, or could attempt to refinance the borrowings that contain such prohibition. If PETCO does not obtain such a consent or repay such borrowings, PETCO will remain prohibited from purchasing notes. In such case, PETCO's failure to purchase tendered notes would constitute an Event of Default under the indenture which would, in turn, constitute a default under such Senior Debt. In such circumstances, the subordination provisions in the indenture would likely restrict payments to the holders of notes.

Certain Covenants

  Restricted Payments

        PETCO will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

  (i)
  declare or pay any dividend or make any other payment or distribution on account of PETCO's or any of its Restricted Subsidiaries' Equity Interests or to holders of PETCO's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or other payments or distributions payable solely in Equity Interests (other than Disqualified Stock) of PETCO or dividends or other payments or distributions payable to PETCO or a Restricted Subsidiary of PETCO),

  (ii)
  purchase, redeem or otherwise acquire or retire for value any Equity Interests of PETCO or any Restricted Subsidiary of PETCO (other than any such Equity Interests owned by PETCO or any Restricted Subsidiary of PETCO),

  (iii)
  purchase, redeem, defease, prepay or otherwise acquire or retire for value any Indebtedness of PETCO or any guarantor that is subordinated to the notes or the note guarantees, except (x) any payment of interest or principal at the Stated Maturity thereof, (y) any payment made with Equity Interests (other than Disqualified Stock) of PETCO and (z) any payment to PETCO or any of its Restricted Subsidiaries,

  (iv)
  the Senior Preferred Stock is exchanged into Exchange Debentures pursuant to clause (9) of the next paragraph, make any payment of cash interest on the Exchange Debentures, or

  (v)
  make any Restricted Investment

(all such payments and other actions set forth in clauses (i) through (v) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

  (1)
  no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof,

  (2)
  PETCO would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio Exception, and

  (3)
  such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by PETCO and its Restricted Subsidiaries after the date of the indenture (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (7), (8), (9) or (10) of the next succeeding paragraph), is less than the sum (the "Basket"), without duplication, of

  (a)
  50% of the Consolidated Net Income of PETCO for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the indenture to the end of PETCO's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

  (b)
  100% of the aggregate net cash proceeds received by PETCO since October 26, 2001 as a contribution to its common equity capital or from the issue or sale of Equity Interests of PETCO (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities or Indebtedness of PETCO that have been converted into or exchanged for such Equity Interests (other than Equity Interests, Disqualified Stock or debt securities or Indebtedness sold to a Subsidiary of PETCO), plus

  (c)
  to the extent not otherwise included in the calculation of Consolidated Net Income for purposes of clause (a) above, 100% of (x) an amount equal to any dividends, repayment of loans, or advances with respect to, and (y) the aggregate net proceeds (including the fair market value of assets other than cash) received by PETCO or any of its Restricted Subsidiaries upon the sale or other disposition of, any Investment made by PETCO and its Restricted Subsidiaries since October 26, 2001; provided that the foregoing sum shall not exceed, in the case of any investee, the aggregate amount of Investments previously made by PETCO or any of its Restricted Subsidiaries in such investee subsequent to October 26, 2001, plus

  (d)
  to the extent not otherwise included in the calculation of Consolidated Net Income for purposes of clause (a) above, an amount equal to the sum of (x) the net reduction in Investments in Unrestricted Subsidiaries of PETCO resulting from dividends, repayments of loans or advances or other transfers of assets, in each case to PETCO or any of its Restricted Subsidiaries from Unrestricted Subsidiaries of PETCO, and (y) the fair market value of the net assets of an Unrestricted Subsidiary of PETCO at the time such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary multiplied by PETCO's proportionate interest in such Subsidiary; provided that the foregoing sum shall not exceed, in the case of any Unrestricted Subsidiary, the aggregate amount of Investments previously made by PETCO or any of its Restricted Subsidiaries in such Unrestricted Subsidiary subsequent to October 26, 2001.

        The preceding provisions will not prohibit:

  (1)
  the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the indenture,

  (2)
  the redemption, repurchase, retirement, defeasance, prepayment or other acquisition of any subordinated Indebtedness of PETCO or any guarantor or of any Equity Interests of PETCO or any Restricted Subsidiary in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of PETCO) of, Equity Interests of PETCO (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance, prepayment or other acquisition shall not increase the Basket,

  (3)
  the defeasance, redemption, repurchase or other prepayment or acquisition of subordinated Indebtedness of PETCO or any guarantor with the net cash proceeds from an incurrence of, or in exchange for, Permitted Refinancing Indebtedness; provided that the amount of any such net cash proceeds that are utilized for any such defeasance, redemption, repurchase or other prepayment or acquisition shall not increase the Basket,

  (4)
  the payment of any dividend by a Restricted Subsidiary of PETCO to the holders of all of its common Equity Interests on a pro rata basis,

  (5)
  the repurchase of Equity Interests deemed to occur upon the exercise of stock options if such Equity Interests represent a portion of the exercise price thereof,

  (6)
  the repurchase, redemption or other acquisition for value of any Equity Interests of PETCO held by any employee or director of PETCO or any of its Restricted Subsidiaries pursuant to any equity subscription agreement, stock option agreement or similar agreement in connection with the termination of employment, death or disability of any member of management in an aggregate amount not to exceed $10.0 million from and after the date of the indenture,

  (7)
  the redemption or repurchase by PETCO or any of its Restricted Subsidiaries of Equity Interests, stock equivalents or stock options from an employee covered by PETCO or any of its Restricted Subsidiaries by an insurance policy using the proceeds from the insurance policy covering such employee,

  (8)
  for the avoidance of doubt only, payments pursuant to the Management Services Agreement,

  (9)
  following the third anniversary of October 26, 2001, the exchange of all (and not less than all) of the Senior Preferred Stock into Exchange Debentures, and

  (10)
  other Restricted Payments pursuant to this clause (10) not to exceed $10.0 million in the aggregate from and after October 26, 2001.

        The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by PETCO or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant shall be determined by PETCO, which determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $5 million. Not later than the date of making any Restricted Payment in excess of $5 million, PETCO shall deliver to the trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this "Restricted Payments" covenant were computed, together with a copy of any fairness opinion or appraisal required by the indenture.

  Incurrence of Indebtedness and Issuance of Preferred Stock

        PETCO will not, and will not permit any of its Restricted Subsidiaries to, incur any Indebtedness (including Acquired Debt), and PETCO will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any Preferred Stock; provided that PETCO, any guarantor or any Canadian Subsidiary may incur Indebtedness (including Acquired Debt), and PETCO may issue Disqualified Stock, if the Fixed Charge Coverage Ratio for PETCO's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period (this proviso, the "Fixed Charge Coverage Ratio Exception").

        The first paragraph of this covenant will not prohibit the incurrence of any of the following (collectively, "Permitted Debt"):

  (1)
  Indebtedness under the Senior Credit Facility (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of PETCO and its Restricted Subsidiaries thereunder) in an aggregate principal amount outstanding pursuant to this clause (1) (including amounts outstanding on the date of the indenture) not to exceed the greater of (x) $310.0 million less the aggregate amount of all Net Proceeds of Asset Sales applied by PETCO or any of its Subsidiaries since the date of the indenture to repay Indebtedness under the Senior Credit Facility pursuant to the covenant described above under the caption "—Repurchase at the Option of Holders—Asset Sales" and (y) the sum of 85% of the book value of accounts receivable and 65% of the book value of inventory of PETCO and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP; provided that the maximum amount permitted to be outstanding pursuant to this clause (1) shall not be deemed to limit additional Indebtedness under the Senior Credit Facility that is permitted to be incurred pursuant to any of the other provisions of this covenant,

  (2)
  the notes issued on October 26, 2001, Existing Indebtedness (other than Indebtedness under the Senior Credit Facility), the exchange notes and the note guarantees thereof and, for the avoidance of doubt only, the Existing Preferred Stock (including any subsequent increase in the liquidation preference from amounts payable as dividends thereon that are not paid in cash on the scheduled payment dates),

  (3)
  Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of development, construction, installation or improvement of property, plant or equipment used in the business of PETCO or such Restricted Subsidiary, and refinancings thereof, in an aggregate principal amount not to exceed $15.0 million at any time outstanding pursuant to this clause (3),

  (4)
  Permitted Refinancing Indebtedness in respect of Indebtedness that was permitted by the indenture to be incurred under the Fixed Charge Coverage Ratio Exception or clause (2) or (10) of this paragraph or this clause (4),

  (5)
  Indebtedness owed by PETCO or any of its Restricted Subsidiaries to PETCO or any of its Restricted Subsidiaries; provided that:

  (a)
  any such Indebtedness owed by PETCO shall be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes, and any such

      Indebtedness owed by any guarantor shall be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the note guarantee of such guarantor, and

    (b)
    if such Indebtedness is held by a Person other than PETCO or any of its Restricted Subsidiaries, PETCO or such Restricted Subsidiary shall be deemed to have incurred Indebtedness not permitted by this clause (5),

  (6)
  Hedging Obligations that are incurred for the purpose of fixing or hedging (x) interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of the indenture to be outstanding or (y) foreign currency exchange rate risk,

  (7)
  (x) the Guarantee by PETCO or any guarantor of Indebtedness of PETCO or a guarantor, (y) the Guarantee by any Canadian Subsidiary of Indebtedness of any other Canadian Subsidiary and (z) the Guarantee by any Restricted Subsidiary that is not a guarantor or a Canadian Subsidiary of Indebtedness of any other Restricted Subsidiary that is not a guarantor; provided that, in each case, the Indebtedness being Guaranteed is permitted to be incurred by another provision of this covenant,

  (8)
  Indebtedness incurred in respect of workers' compensation claims, self-insurance obligations, bankers' acceptances, letters of credit (not supporting Indebtedness for borrowed money), performance, surety and similar bonds and completion guarantees or similar obligations provided by PETCO or a guarantor in the ordinary course of business,

  (9)
  the agreements of PETCO or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business or assets of PETCO or any Restricted Subsidiary or Capital Stock of a Restricted Subsidiary; provided that the maximum aggregate liability in respect of all such obligations outstanding under this clause (9) shall at no time exceed the gross proceeds actually received by PETCO and its Restricted Subsidiaries in connection with such dispositions,

  (10)
  Acquired Debt; provided that, with respect to any Acquired Debt incurred and outstanding pursuant to this clause (10), (x) it shall have been incurred prior to the time that the debtor thereunder was acquired by or merged into PETCO or any of its Subsidiaries, or prior to the time that the related asset was acquired by PETCO or any of its Subsidiaries, and was not incurred in connection with, or in contemplation of, such acquisition or merger, and (y) either (1) the aggregate principal amount of such Acquired Debt shall not exceed $5.0 million outstanding at any time or (2) immediately after giving effect to such transaction, PETCO shall be able to incur an additional $1.00 of Indebtedness under the Fixed Charge Coverage Ratio Exception,

  (11)
  Indebtedness secured by a mortgage or deed of trust on real property acquired by PETCO or any of its Restricted Subsidiaries for use as a new corporate headquarters, and refinancings thereof, in an aggregate amount not to exceed $15.0 million at any time outstanding pursuant to this clause (11),

  (12)
  Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds,

  (13)
  Indebtedness incurred by Foreign Subsidiaries in an aggregate principal amount at any time outstanding not to exceed $5.0 million pursuant to this clause (13), and

  (14)
  additional Indebtedness in an aggregate principal amount not to exceed $15.0 million at any time outstanding pursuant to this clause (14); provided that, to avoid any doubt, all or a portion of the Indebtedness permitted to be incurred under this clause (14) may, at the option of PETCO, be incurred under the Senior Credit Facility.

        For purposes of determining compliance with this "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (14) above, or is entitled to be incurred pursuant to the Fixed Charge Coverage Ratio Exception, PETCO shall, in its sole discretion, classify such item of Indebtedness in any manner that complies with this covenant (provided that all Indebtedness under the Senior Credit Facility outstanding on the date of the indenture shall be deemed to have been incurred pursuant to clause (1) hereof) and may later reclassify such Indebtedness into any one or more of the categories of Permitted Debt described in clauses (1) and (3) through (14) above (provided that at the time of reclassification it meets the criteria in such category or categories).

  No Senior Subordinated Debt

        PETCO will not incur any Indebtedness that is, or purports to be, contractually subordinated or junior in right of payment to any Senior Debt of PETCO and senior in any respect in right of payment to the notes. No guarantor will incur any Indebtedness that is, or purports to be, contractually subordinated or junior in right of payment to any Senior Debt of such guarantor and senior in any respect in right of payment to such guarantor's note guarantee.

  Liens

        PETCO will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind securing Indebtedness, Attributable Debt or trade payables on any asset now owned or hereafter acquired, except Permitted Liens, unless all payments due under the indenture and the notes are secured on an equal and ratable basis with the obligation so secured until such time as such obligation is no longer secured by a Lien; provided that if such obligation is by its terms expressly subordinated to the notes or any note guarantee, the Lien securing such obligation shall be contractually subordinate and junior to the Lien securing the notes and the note guarantees with the same relative priority as such subordinate or junior obligation shall have with respect to the notes and the note guarantees.

  Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

        PETCO will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

  (1)
  pay dividends or make any other distributions on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, to PETCO or any guarantor, or pay any indebtedness owed to PETCO or any guarantor,

  (2)
  make loans or advances to PETCO or any guarantor, or

  (3)
  transfer any of its assets to PETCO or any guarantor.

        However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

  (1)
  any Senior Debt or Existing Indebtedness, and any amendments or refinancings thereof; provided that such Senior Debt, and any amendments or refinancings of Senior Debt or Existing Indebtedness, are no more restrictive, taken as a whole, with respect to such dividend and other restrictions than those contained in the Senior Credit Facility or such Existing Indebtedness, as in effect on the date of the indenture,

  (2)
  the indenture and the notes and any Indebtedness that is pari passu to the notes, and any amendments or refinancings thereof; provided that such amendments or refinancings are not materially more restrictive taken as a whole with respect to such provisions than those contained in the indenture and the notes on the date thereof,

  (3)
  the Senior Preferred Stock and the Exchange Debentures issuable in exchange for the Senior Preferred Stock, in each case, as in effect on the date of the indenture, and any amendments or refinancings thereof; provided that such amendments or refinancings are not materially more restrictive taken as a whole with respect to such provisions than those contained in the indenture and the notes on the date thereof,

  (4)
  statutory or contractual provisions requiring pro rata treatment of holders of Capital Stock of Restricted Subsidiaries held, in whole or in part, by Persons other than PETCO or any Restricted Subsidiary,

  (5)
  applicable law,

  (6)
  any instrument governing Indebtedness or Capital Stock of a Person acquired by PETCO or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the assets of any Person, other than the Person, or the assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted to be incurred by the terms of the indenture,

  (7)
  customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices,

  (8)
  capital leases or purchase money obligations for assets acquired or leased in the ordinary course of business that impose restrictions on the assets so acquired of the nature described in clause (3) of the preceding paragraph,

  (9)
  any agreement for the sale or other disposition of any assets, including Capital Stock of a Restricted Subsidiary, that restricts the transfer of such assets, or in the case of the sale of Capital Stock of such Restricted Subsidiary, distributions by such Restricted Subsidiary, pending its sale or other disposition,

  (10)
  Permitted Refinancing Indebtedness; provided that such dividend and other restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced,

  (11)
  Liens securing Indebtedness otherwise permitted to be incurred pursuant to the provisions of the covenant described above under the caption "—Certain Covenants—Liens" that limit the right of PETCO or any of its Restricted Subsidiaries to dispose of the assets subject to such Lien,

  (12)
  provisions with respect to the disposition or distribution of assets in joint venture agreements and other similar agreements entered into in the ordinary course of business,

  (13)
  restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business,

  (14)
  any agreement relating to a sale and leaseback transaction or Capital Lease Obligation, in each case, otherwise permitted by the indenture, but only on the assets subject to such transaction or lease and only to the extent that such restrictions or encumbrances are customary with respect to a sale and leaseback transaction or capital lease, and

  (15)
  customary provisions in intellectual property agreements, licenses and leases and other similar agreements entered into in the ordinary course of business.

  Transactions with Affiliates

        PETCO will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its assets to, or purchase any assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an "Affiliate Transaction"), unless:

  (1)
  such Affiliate Transaction is on terms that are no less favorable to PETCO or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by PETCO or such Restricted Subsidiary with an unrelated Person, and

  (2)
  PETCO delivers to the trustee:

  (a)
  with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, a resolution of the board of directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the board of directors, if there are any such disinterested members, and

  (b)
  with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, or in excess of $1.0 million and not approved by a majority of the disinterested members of the board of directors of PETCO, an opinion as to the fairness to PETCO of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

        The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

  (1)
  transactions between or among PETCO and/or one or more of its Restricted Subsidiaries,

  (2)
  Restricted Payments and Permitted Investments that are not prohibited by the provisions of the indenture described above under the caption "—Certain Covenants—Restricted Payments,"

  (3)
  payment of compensation, bonuses, severance awards, advances, grants, reimbursement of expenses and indemnity to officers, directors and employees consistent with market practices for services actually rendered to PETCO and its Restricted Subsidiaries, and

  (4)
  (x) so long as no Default has occurred and is continuing, (i) payment of annual management fees to the Sponsors or any of their Affiliates in an aggregate amount not to exceed, during any consecutive 12-month period, $3.12 million plus 1.6% of their cumulative cash equity investment in PETCO made after the date of the indenture at the time of such payment (provided that unpaid amounts may be paid in any subsequent period so long as no Default has occurred and is continuing) and (ii) payment of fees to the Sponsors or any of their Affiliates for financial advisory and investment banking services rendered to PETCO and its Restricted Subsidiaries in connection with acquisitions, securities offerings and other financings and similar significant corporate transactions in customary and reasonable amounts for such transactions; and (y) reimbursement of reasonable out-of-pocket expenses incurred by the Sponsors or any of their Affiliates in connection with such services; provided that the foregoing payments and reimbursements are subordinated to the notes to the same extent as the notes are subordinated to Designated Senior Debt; provided, further, that if any such

    Default prevents the payment of any such fees, PETCO may pay such deferred fees at the time such Default is cured or waived.

  Additional Note Guarantees

        If PETCO or any of its Restricted Subsidiaries transfers, acquires or creates another Restricted Subsidiary (other than any Foreign Subsidiary) after the date of the indenture, then that newly acquired or created Restricted Subsidiary must become a guarantor and shall, within ten business days of the date on which it was acquired or created, execute and deliver to the trustee a supplemental indenture in form reasonably satisfactory to the trustee pursuant to which such Restricted Subsidiary shall unconditionally guarantee all of PETCO's obligations under the notes and the indenture on the terms set forth in the indenture until released in accordance with the terms of the indenture. Thereafter, such Restricted Subsidiary shall be a guarantor for all purposes of the indenture.

        Notwithstanding the preceding paragraph, any note guarantee will provide by its terms that it will be automatically and unconditionally released and discharged under the circumstances described above under the caption "—Brief Description of the Notes and the Note Guarantees." The form of the note guarantee will be attached as an exhibit to the indenture.

  Designation of Restricted and Unrestricted Subsidiaries

        The board of directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, all outstanding Investments owned by PETCO and its Restricted Subsidiaries in the Subsidiary so designated will be deemed to be an Investment made as of the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption "—Certain Covenants—Restricted Payments" or for Permitted Investments, as applicable. All such outstanding Investments will be valued at their fair market value at the time of such designation. The designation will be permitted only if such Investment would not be prohibited at that time under the covenant described above under the caption "—Certain Covenants—Restricted Payments" and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The board of directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default.

  Limitations on Issuances of Guarantees of Indebtedness

        PETCO will not permit any of its Restricted Subsidiaries, directly or indirectly, to Guarantee any other Indebtedness of PETCO unless such Restricted Subsidiary simultaneously executes and delivers a note guarantee in the manner described in the covenant under the caption "—Certain Covenants—Additional Note Guarantees," which note guarantee shall be senior to or pari passu with such Restricted Subsidiary's Guarantee of such other Indebtedness, unless such other Indebtedness is Senior Debt, in which case such note guarantee may be subordinated to the Guarantee of such Senior Debt to the same extent as the notes are subordinated to such Senior Debt.

  Merger, Consolidation or Sale of Assets

        PETCO may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not PETCO is the surviving corporation); or (2) sell, assign, lease, transfer, convey or otherwise dispose of all or substantially all of PETCO's assets (determined on a consolidated basis for PETCO and its Restricted Subsidiaries), in one or more related transactions, to another Person, unless:

  (1)
  either: (a) PETCO is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than PETCO) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation or limited liability company organized or existing under the laws of the United States, any State thereof or the District of Columbia,

  (2)
  the Person formed by or surviving any such consolidation or merger (if other than PETCO) or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of PETCO under the notes, the indenture and the exchange and registration rights agreement pursuant to agreements reasonably satisfactory to the trustee,

  (3)
  immediately after such transaction no Default exists (including, without limitation, after giving effect to any Indebtedness or Liens incurred, assumed or granted in connection with or in respect of such transaction), and

  (4)
  PETCO or the Person formed by or surviving any such consolidation or merger (if other than PETCO) will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio Exception.

        Upon any sale, assignment, transfer, conveyance or other disposition of all or substantially all of PETCO's assets, in one or more related transactions, in compliance with the provisions of this "Merger, Consolidation, or Sale of Assets" covenant, PETCO will be released from its obligations under the notes and the indenture, except with respect to any obligations that arise from, or are related to, such transaction.

        A guarantor may not sell, assign, lease, transfer, convey or otherwise dispose of all or substantially all of its assets, or consolidate with or merge with or into (whether or not such guarantor is the surviving Person), another Person unless:

  (1)
  immediately after giving effect to that transaction, no Default exists, and

  (2)
  either:

  (a)
  the Person acquiring the assets in any such sale or disposition or the Person formed by or surviving any such consolidation or merger (if other than the guarantor) assumes all the obligations of that guarantor pursuant to a supplemental indenture satisfactory to the trustee, or

  (b)
  the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the indenture.

        Upon the sale, assignment, lease, transfer, conveyance or disposition of all or substantially all of the assets of a guarantor or any sale of all of the Capital Stock of a guarantor (including by merger, consolidation or stock purchase) to a Person which is not and is not required to become a guarantor, or the designation of a Restricted Subsidiary that is a guarantor as an Unrestricted Subsidiary, which transaction is otherwise in compliance with the indenture, such guarantor will be deemed released from its obligations under its note guarantee and the indenture; provided, however, that any such termination shall occur only to the extent that all obligations of such guarantor under all of its Guarantees of any Indebtedness of PETCO or any Indebtedness of any other guarantor shall also terminate upon such release and none of its Equity Interests are pledged for the benefit of any holder of any Indebtedness of PETCO or any Indebtedness of any Restricted Subsidiary of PETCO.

        This "Merger, Consolidation, or Sale of Assets" covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among PETCO and any of its Wholly Owned Restricted Subsidiaries or any guarantor.

  Business Activities

        PETCO will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to the extent that any such business would not be material to PETCO and its Restricted Subsidiaries, taken as a whole.

  Reports

        Whether or not required by the Securities and Exchange Commission, so long as any notes are outstanding, PETCO will furnish to the holders of notes and make available to beneficial owners of notes, within the time periods specified in the Securities and Exchange Commission's rules and regulations:

  (1)
  all quarterly and annual financial information that would be required to be contained in a filing with the Securities and Exchange Commission on Forms 10-Q and 10-K if PETCO were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by PETCO's certified independent accountants, and

  (2)
  all current reports that would be required to be filed with the Securities and Exchange Commission on Form 8-K if PETCO were required to file such reports.

        If PETCO has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph shall include a summary presentation, either on the face of the financial statements or in the footnotes thereto, and in Management's Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of PETCO and its Restricted Subsidiaries separate from the financial condition and results of operations of PETCO's Unrestricted Subsidiaries.

        In addition, whether or not required by the Securities and Exchange Commission, PETCO will, following the consummation of the exchange offer file a copy of all of the information and reports referred to in clauses (1) and (2) above with the Securities and Exchange Commission for public availability within the time periods specified in the Securities and Exchange Commission's rules and regulations (unless the Securities and Exchange Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request.

Events of Default and Remedies

        Each of the following is an Event of Default:

  (1)
  default for a continued period of 30 days in the payment when due of interest on the notes, whether or not prohibited by the subordination provisions of the indenture,

  (2)
  default in payment when due of the principal of or premium, if any, on the notes, whether or not prohibited by the subordination provisions of the indenture,

  (3)
  PETCO fails to observe or perform any other covenant or other agreement in the indenture or the notes and such failure continues for a period of thirty (30) days in the case of a default with respect to the "Change of Control," "Merger, Consolidation or Sale of Assets," "Restricted Payments," "Incurrence of Indebtedness and Issuance of Preferred Stock," "Asset Sales," "Transactions with Affiliates," or "Liens" covenant or sixty (60) days in the case of a default with respect to any other covenant or agreement,

  (4)
  default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by PETCO or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by PETCO or any of its Restricted Subsidiaries) whether such Indebtedness or Guarantee now exists, or is created after the date of the indenture, if that default:

    (a)
    is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness at final Stated Maturity prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default"), or

    (b)
    results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $17.0 million or more,

  (5)
  failure by PETCO or any of its Restricted Subsidiaries to pay final judgments aggregating at any one time in excess of $17.0 million, which judgments are not paid, discharged or stayed for a period of 60 days,

  (6)
  except as permitted by the indenture, any note guarantee of any guarantor that is a Significant Subsidiary shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect, or any guarantor, or any Person acting on behalf of any guarantor, shall deny or disaffirm its obligations under its note guarantee, or

  (7)
  certain events of bankruptcy or insolvency with respect to PETCO or any of its Significant Subsidiaries.

        In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to PETCO or any guarantor that is a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding notes may declare all the notes to be immediately due and payable; provided that if there are any amounts outstanding under the Senior Credit Facility, such amounts shall become immediately due and payable upon the first to occur of (x) an acceleration under the Senior Credit Facility and (y) five (5) business days after receipt by PETCO and the representative under the Senior Credit Facility of such acceleration notice but only if such Event of Default is then continuing. At any time after a declaration of acceleration with respect to the notes as described in the preceding paragraph, the holders of a majority in aggregate principal amount of the notes, on behalf of all holders of notes, may rescind and cancel such declaration and its consequences

  •
  if the rescission would not conflict with any judgment or decree,

  •
  if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration,

  •
  to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid,

  •
  if PETCO has paid the trustee its reasonable compensation and reimbursed the trustee for its expenses, disbursements and advances, and

  •
  in the event of the cure or waiver of an Event of Default of the type described in clause (7), the trustee has received an Officers' Certificate that such Event of Default has been cured or waived.

        No such rescission will affect any subsequent Default or impair any right consequent thereto.

        Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

        The holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may on behalf of the holders of all of the notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the notes.

        PETCO is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default, PETCO is required to deliver to the trustee a statement specifying such Default.

Legal Defeasance and Covenant Defeasance

        PETCO may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the guarantors discharged with respect to their note Guarantees ("Legal Defeasance") except for:

  (1)
  the rights of holders of outstanding notes to receive payments in respect of the principal of, premium, if any, and interest on such notes when such payments are due from the trust referred to below,

  (2)
  PETCO's obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust,

  (3)
  the rights, powers, trusts, duties and immunities of the trustee, and PETCO's obligations in connection therewith, and

  (4)
  the Legal Defeasance provisions of the indenture.

        In addition, PETCO may, at its option and at any time, elect to have the obligations of PETCO and the guarantors released with respect to certain covenants that are identified in the indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the notes.

        In order to exercise either Legal Defeasance or Covenant Defeasance:

  (1)
  PETCO must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding notes on the Stated Maturity or on the applicable redemption date, as the case may be, and PETCO must specify whether the notes are being defeased to maturity or to a particular redemption date,

  (2)
  in the case of Legal Defeasance, PETCO shall have delivered to the trustee an Opinion of Counsel reasonably acceptable to the trustee opining that (a) PETCO has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall opine that, the holders of outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred,

  (3)
  in the case of Covenant Defeasance, PETCO shall have delivered to the trustee an Opinion of Counsel reasonably acceptable to the trustee opining that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred,

  (4)
  no Default shall have occurred and be continuing either: (a) on the date of such deposit (other than a Default resulting from the borrowing of funds to be applied to such deposit), or (b) in the case of Legal Defeasance, insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit,

  (5)
  PETCO must have delivered to the trustee an Opinion of Counsel to the effect that such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which PETCO or any of its Restricted Subsidiaries is a party or by which PETCO or any of its Restricted Subsidiaries is bound,

  (6)
  PETCO must have delivered to the trustee an Opinion of Counsel to the effect that, assuming that no holder is an "insider," as that term is defined in the Bankruptcy Code, after the 91st day following the deposit, the trust funds will not be subject to avoidance as a preference under Section 547 of the Bankruptcy Code,

  (7)
  PETCO must deliver to the trustee an Officers' Certificate stating that the deposit was not made by PETCO with the intent of defeating, hindering, delaying or defrauding creditors of PETCO or others, and

  (8)
  PETCO must deliver to the trustee an Officers' Certificate stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance contained in clauses (2), (3), (5) and (6), as applicable, have been complied with.

Amendment, Supplement and Waiver

        PETCO, the guarantors and the trustee may amend the indenture or the notes without notice to any holder but with the written consent of the holders of a majority in aggregate principal amount of the notes then outstanding (including consents obtained in connection with a tender offer or exchange for the notes) and, subject to the provisions of the indenture, any existing Default (other than a Default in the payment of the principal of, premium, if any, or interest on the notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of the indenture or the notes (including consents obtained in connection with a tender offer or exchange offer for the notes).

        Notwithstanding the foregoing, without the consent of any holder of notes, PETCO and the trustee may amend the indenture or the notes:

  (1)
  to cure any ambiguity, defect or inconsistency,

  (2)
  to provide for uncertificated notes in addition to or in place of certificated notes,

  (3)
  to provide for the assumption of the obligations of PETCO or any guarantor to holders of notes in the case of a merger or consolidation or sale of all or substantially all assets in accordance with the indenture,

  (4)
  to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any holder,

  (5)
  to comply with requirements of the Securities and Exchange Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act,

  (6)
  to make any change in the subordination provisions of the indenture that would limit or terminate the benefits available to any holder of Senior Debt (or any representative therefor) under the indenture,

  (7)
  to add additional note guarantees,

  (8)
  to secure the notes,

  (9)
  to add to the covenants of PETCO for the benefit of the holders or to surrender any right or power herein conferred upon PETCO,

  (10)
  to comply with the procedures of the trustee, DTC or any other applicable entity with respect to the provisions of the indenture and the notes relating to transfers of the notes or to provide for the issuance of the exchange notes, which have terms substantially identical in all material respects to the notes (except that the transfer restrictions contained in the notes shall be modified or eliminated, as appropriate), and which shall be treated, together with any outstanding notes, as a single issue of securities, or

  (11)
  to change the name or title of the notes and make any non-substantive conforming changes related thereto.

        Without the consent of each holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting holder):

  (1)
  reduce the principal amount of notes whose holders must consent to an amendment or waiver,

  (2)
  reduce the principal of or change or have the effect of changing the fixed maturity of any note,

  (3)
  reduce the redemption price of notes or alter the provisions with respect to the redemption of the notes in a manner adverse to the holders (other than, for the avoidance of doubt, provisions relating to the covenants described above under the caption "—Repurchase at the Option of Holders"),

  (4)
  reduce the rate of or change the time for payment of scheduled interest on any note,

  (5)
  waive a Default in the payment of scheduled principal of or premium, if any, or interest on the notes (except a rescission of acceleration of the notes by the holders of a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration),

  (6)
  make any note payable in money other than that stated in the notes,

  (7)
  make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive scheduled payments of principal of or premium, if any, or interest on the notes,

  (8)
  waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption "—Repurchase at the Option of Holders"),

  (9)
  release any guarantor from any of its obligations under its note guarantee or the indenture otherwise than in accordance with the terms of the indenture,

  (10)
  make any change to the provisions of the indenture relating to subordination (including the related definitions) that materially adversely affects the rights of the holders of the notes, taken as a whole, or

  (11)
  make any change in the preceding amendment and waiver provisions.

        No amendment may make any change that adversely affects the rights under the subordination provisions of the indenture of any holder of Senior Debt then outstanding unless the representative under the Senior Credit Facility or, in the absence thereof, the holders holding a majority in principal amount of such Senior Debt consent to such change.

        After an amendment becomes effective, PETCO shall mail to holders a notice briefly describing such amendment. The failure to give such notice to all holders, or any defect therein, shall not impair or affect the validity of an amendment.

Governing Law

        The indenture, the notes and the note guarantees will be governed by the laws of the State of New York.

Concerning the Trustee

        If the trustee becomes a creditor of PETCO or any guarantor, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain assets received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Securities and Exchange Commission for permission to continue or resign.

        The holders of a majority in aggregate principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default shall occur and be continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of such person's own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

No Personal Liability of Directors, Officers, Employees and Stockholders

        No director, officer, employee, incorporator or stockholder of PETCO or any guarantor, as such, shall have any liability for any obligations of PETCO or the guarantors under the notes, the indenture, the guarantors' note guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under federal securities laws.

Definitions

        The following are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

        "Acquired Debt" means, with respect to any specified Person:

  (1)
  Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person, and

  (2)
  Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

        "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms "controlling," "controlled by" and "under direct or indirect common control with" shall have correlative meanings.

        "amend" means to amend, supplement, restate, amend and restate or otherwise modify; and "amendment" shall have a correlative meaning.

        "Applicable Foreign Investment Limit" means $15.0 million increased, on the first day of each fiscal year commencing with the fiscal year beginning on February 3, 2002, by an additional $5.0 million.

        "asset" means any asset or property whether real or personal, tangible or intangible.

        "Asset Sale" means:

  (1)
  the sale, lease (other than under operating leases), conveyance or other disposition of any assets or rights, other than sales of inventory in the ordinary course of business; provided that any transaction covered by the provisions of the indenture described above under the caption "—Repurchase at the Option of Holders—Change of Control" and/or the provisions described above under the caption "—Certain Covenants—Merger, Consolidation or Sale of Assets" shall be governed by those provisions as applicable and not by the provisions of the indenture described above under the caption "—Repurchase at the Option of Holders—Asset Sales," and

  (2)
  the issuance of Equity Interests by any of PETCO's Restricted Subsidiaries or the sale of Equity Interests in any of its Restricted Subsidiaries or the sale of Equity Interests held by PETCO or any of its Restricted Subsidiaries in any of its Unrestricted Subsidiaries.

        Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

  (1)
  any single transaction or series of related transactions that: (a) involves assets having a fair market value of less than $5.0 million, or (b) results in net proceeds to PETCO and its Restricted Subsidiaries of less than $5.0 million,

  (2)
  an issuance of Equity Interests by a Restricted Subsidiary to PETCO or to a Restricted Subsidiary,

  (3)
  a Restricted Payment or a Permitted Investment that is not prohibited by the covenant described above under the caption "—Certain Covenants—Restricted Payments,"

  (4)
  any transfer of assets by PETCO to any Restricted Subsidiary of PETCO that is a guarantor, or by a Restricted Subsidiary of PETCO to PETCO or to another Restricted Subsidiary of PETCO,

  (5)
  any conversion of Cash Equivalents into cash or any other form of Cash Equivalents,

  (6)
  sales, transfers or other dispositions of past due accounts receivable in the ordinary course of business,

  (7)
  grants of credits and allowances in the ordinary course of business,

  (8)
  the sublease of real or personal property on commercially reasonable terms,

  (9)
  trade-ins or exchanges of equipment or other fixed assets,

  (10)
  sales, transfers or other dispositions of damaged, worn-out or obsolete equipment or assets that, in PETCO's reasonable judgment, are no longer either used or useful in the business of PETCO or any of its Restricted Subsidiaries,

  (11)
  any termination or expiration of any lease of real property in accordance with its terms,

  (12)
  any surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other litigation claims in the ordinary course of business,

  (13)
  the granting of Liens (and foreclosure thereon) not prohibited by the indenture, and

  (14)
  the closure and disposition of retail stores or distribution centers in the ordinary course of business.

        "Attributable Debt" in respect of a sale and leaseback transaction (other than in the ordinary course of business, not involving capital leases, with respect to individual retail store locations) means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

        "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act. For the purposes of this definition, the term "Beneficially Own" shall have a correlative meaning.

        "board of directors" means (1) in the case of a corporation, the board of directors and (2) in all other cases, a body performing substantially similar functions as a board of directors.

        "Canadian Subsidiary" means any Foreign Subsidiary of PETCO domiciled in Canada, and conducting a substantial portion of its business in Canada.

        "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

        "Capital Stock" means:

  (1)
  in the case of a corporation, corporate stock,

  (2)
  in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock,

  (3)
  in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited), and

  (4)
  any other interest or participation (other than Indebtedness) that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

        "Cash Equivalents" means:

  (1)
  United States dollars,

  (2)
  securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than six months from the date of acquisition,

  (3)
  certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500 million and a Thomson BankWatch Rating of "B" or better,

  (4)
  repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above,

  (5)
  commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Rating Group and in each case maturing within six months after the date of acquisition, and

  (6)
  money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

        "Change of Control" means the occurrence of any of the following:

  (1)
  the sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of PETCO and its Restricted Subsidiaries taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Exchange Act) other than a Sponsor or a Related Party of a Sponsor,

  (2)
  the adoption of a plan relating to the liquidation or dissolution of PETCO,

  (3)
  prior to a Public Equity Offering, the Sponsors and their Related Parties, in the aggregate, do not Beneficially Own, directly or indirectly, Capital Stock of PETCO representing more than 50% of all voting power of the Voting Stock of PETCO,

  (4)
  the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than the Sponsors and their Related Parties, becomes the Beneficial Owner, directly or indirectly, of Capital Stock of PETCO representing more than 35% of all voting power of the Voting Stock of PETCO, and the Sponsors and their Related Parties, in the aggregate, Beneficially Own, directly or indirectly, Capital Stock of PETCO representing a lesser percentage of such voting power than the Capital Stock Beneficially Owned, directly or indirectly, by such "person,"

  (5)
  the first day on which a majority of the members of the board of directors of PETCO are not Continuing Directors, or

  (6)
  PETCO consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, PETCO, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of PETCO is converted into or exchanged for cash, securities or other assets, other than any such transaction where the Voting Stock of PETCO outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person immediately after giving effect to such issuance.

        "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus (to the extent such item was deducted in computing such Consolidated Net Income) (in each case on a consolidated basis and determined in accordance with GAAP):

  (1)
  an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale, plus

  (2)
  provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, plus

  (3)
  consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, interest on guaranteed indebtedness, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments, if any, pursuant to Hedging Obligations), plus

  (4)
  depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses or items (excluding any such non-cash expense or item to the extent that it represents an accrual of or reserve for cash expenses or items in any future period or amortization of a prepaid cash expense or item that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses or items were deducted in computing such Consolidated Net Income, plus

  (5)
  customary fees (excluding financing fees) and professional expenses incurred in connection with any consummation of any acquisition permitted by the indenture, minus

  (6)
  other non-cash items increasing such Consolidated Net Income for such period, other than items that were accrued in the ordinary course of business,

provided that the following shall be excluded:

  (a)
  any gain (or loss), together with any related provision for taxes on such gain (or loss), realized in connection with: (x) any asset sale (other than in the ordinary course of business), or (y) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries, and

  (b)
  any extraordinary gain (or loss), together with any related provision for taxes on such extraordinary gain (or loss).

        "Consolidated Net Income" means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

  (1)
  the Net Income (but not loss) of any Person (including an Unrestricted Subsidiary) that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or (subject to clause (2) below) a Restricted Subsidiary thereof,

  (2)
  the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders,

  (3)
  the Consolidated Net Income of any Person shall be increased by the amount, if any, of (a) non-cash charges relating to the exercise of options and (b) non-cash losses (or minus non-cash gains) from foreign currency translation, to the extent such items reduced the Net Income of PETCO or its Restricted Subsidiaries during any period,

  (4)
  the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded,

  (5)
  the cumulative effect of a change in accounting principles shall be excluded,

  (6)
  any restoration to income of any contingency reserve of an extraordinary, non-recurring or unusual nature shall be excluded, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued in any period for which Consolidated Net Income is required to be calculated for purposes of the indenture, and

  (7)
  for purposes of the covenant described above under the caption "—Certain Covenants—Restricted Payments," in the case of a successor to the specified Person by consolidation or merger or as a transferee of the specified Person's assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets shall be excluded.

        "Continuing Directors" means, as of any date of determination, any member of the board of directors of PETCO who:

  (1)
  was a member of such board of directors on the date of the indenture, or

  (2)
  was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election, including new directors designated in or provided for in an agreement regarding the merger, consolidation or sale, transfer or other conveyance, of all or substantially all of the assets of PETCO, if such agreement was approved by a vote of such majority of directors.

        "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

        "Designated Senior Debt" means (1) the Obligations of PETCO under the Senior Credit Facility or a guarantee thereof and (2) any other Senior Debt permitted under the indenture (a) the principal amount of which is $25.0 million or more and (b) that has been designated by PETCO or a guarantor as "Designated Senior Debt."

        "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require PETCO to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that PETCO may not repurchase or redeem any such Capital Stock pursuant to such provisions prior to PETCO's purchase of the notes as are required to be purchased pursuant to the provisions of the indenture as described above under the caption "—Repurchase at the Option of Holders—Change of Control" or "—Asset Sales," as applicable.

        "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

        "Exchange Debentures" means PETCO's 14% Subordinated Exchange Debentures due 2012 issued in exchange for the Senior Preferred Stock under the Exchange Debenture Indenture.

        "Exchange Debenture Indenture" means the form of exchange debenture indenture in existence on October 26, 2001 or as thereafter amended in accordance with the provisions of PETCO's certificate of incorporation; provided that (1) the covenants thereunder shall not be materially more restrictive, taken as a whole, than those under the indenture taken as a whole, (2) the subordination provisions thereunder shall not have been changed to materially adversely affect the rights of any holder unless the holders representing a majority of the aggregate principal amount of notes outstanding consent to such change and (3) the Stated Maturity of the principal amount of the Exchange Debentures shall not be earlier than October 2, 2012.

        "Existing Indebtedness" means Indebtedness of PETCO and its Restricted Subsidiaries in existence on the date of the indenture, until such amounts are repaid (unless replaced by Permitted Refinancing Indebtedness at the time of repayment).

        "Existing Investments" means Investments outstanding on October 26, 2001.

        "Existing Preferred Stock" means PETCO's 14% Series A Senior Redeemable Exchangeable Cumulative Preferred Stock and 12% Series B Junior Redeemable Cumulative Preferred Stock.

        "Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of:

  (1)
  the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letters of credit or bankers' acceptance financings, and net payments, if any, pursuant to Hedging Obligations, plus

  (2)
  the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period (other than Capital Lease Obligations), plus

  (3)
  any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon, plus

  (4)
  the product of (a) all dividend payments, whether or not in cash, on any series of Disqualified Stock of such Person and on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividend payments on Equity Interests payable solely in Equity Interests of PETCO (other than Disqualified Stock) or payable to PETCO or a Restricted Subsidiary of PETCO, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

        "Fixed Charge Coverage Ratio" means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, Guarantees, redeems, retires, defeases or otherwise repays any Indebtedness (other than revolving credit borrowings) or issues or redeems or repays preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, Guarantee, redemption, retirement, defeasance or other repayment of Indebtedness, or such issuance or redemption or repayment of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period.

        In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

  (1)
  acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (4) of the proviso set forth in the definition of Consolidated Net Income,

  (2)
  the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of on or prior to the Calculation Date, shall be excluded, and

  (3)
  the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of on or prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date.

        "Fixed Charge Coverage Ratio Exception" has the meaning set forth in the first paragraph of the covenant described above under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock."

        "Foreign Subsidiary" means any Restricted Subsidiary of PETCO organized under the laws of, and conducting a substantial portion of its business in, any jurisdiction other than the United States of America or any State thereof or the District of Columbia.

        "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entities as have been approved by a significant segment of the accounting profession, which are in effect as of the date of determination.

        "Guarantee" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner, including, without limitation, through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

        "Hedging Obligations" means, with respect to any Person, the obligations of such Person under:

  (1)
  interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, and

  (2)
  other agreements or arrangements designed to protect such Person against fluctuations in interest rates or foreign currency exchange rates.

        "incur" means to directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to any Indebtedness and "incurrence" shall have a correlative meaning. For the avoidance of doubt, the accrual of interest or dividends and accretion or amortization of original issue discount shall not be an incurrence; provided that, in each such case, the amount thereof is included in Fixed Charges of PETCO as accrued.

        "Indebtedness" means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

  (1)
  in respect of borrowed money,

  (2)
  evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof),

  (3)
  in respect of banker's acceptances,

  (4)
  representing Capital Lease Obligations and all Attributable Debt in respect of sale and leaseback transactions (other than in the ordinary course of business, not involving capital leases, with respect to individual retail store locations),

  (5)
  representing the balance deferred and unpaid of the purchase price of any asset, except any such balance that constitutes an accrued expense or trade payable,

  (6)
  representing any Hedging Obligations, or

  (7)
  representing any Disqualified Stock of such Person and any preferred stock issued by a Restricted Subsidiary of such Person,

if and to the extent any of the preceding items (other than letters of credit, Hedging Obligations, Disqualified Stock and preferred stock of a Restricted Subsidiary) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes (a) all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person), and (b) to the extent not otherwise included, the Guarantee by such Person of any Indebtedness of any other Person.

        The amount of any Indebtedness outstanding as of any date shall be:

  (1)
  the accreted value thereof, in the case of any Indebtedness issued with original issue discount,

  (2)
  the maximum fixed redemption or repurchase price, in the case of Disqualified Stock of such Person,

  (3)
  the maximum voluntary or involuntary liquidation preferences plus accrued and unpaid dividends, in the case of preferred stock of a Restricted Subsidiary of such Person, and

  (4)
  the principal amount thereof in the case of any other Indebtedness.

        "Investments" means, with respect to any Person, all investments by such Person in other Persons in the forms of direct or indirect loans (including Guarantees of Indebtedness or other obligations), advances or capital contributions, purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. "Investment" excludes (1) extensions of trade credits and allowances by PETCO and its Restricted Subsidiaries on commercially reasonable terms in accordance with normal trade practices of PETCO or such Restricted Subsidiary, as the case may be, (2) any Restricted Payment (other than with respect to Equity Interests of a Restricted Subsidiary) described in clause (ii) of the definition thereof and (3) any purchase or acquisition of Indebtedness of PETCO or any of its Restricted Subsidiaries (other than any Restricted Payment described in clause (iii) of the definition thereof). If PETCO or any Restricted Subsidiary of PETCO sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of PETCO such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of PETCO, PETCO shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "—Certain Covenants—Restricted Payments." The amount of any Investment shall be the original cost of such Investment, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment but less all cash distributions constituting a return of capital.

        "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, and any filing of any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

        "Management Services Agreement" means the Management Services Agreement dated as of October 2, 2000 by and among PETCO, Leonard Green & Partners, L.P. and TPG GenPar III, L.P., as the same may be amended from time to time.

        "Net Income" means, with respect to any Person, the net income (loss) of such Person and its Restricted Subsidiaries, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

        "Net Proceeds" means the aggregate cash proceeds received by PETCO or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof, in each case after taking into account any available tax credits or deductions, and amounts required to be applied to the repayment of Indebtedness, other than Senior Debt, secured by a Lien on the asset or assets that were the subject of such Asset Sale.

        "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

        "Officers' Certificate" means a certificate signed on behalf of PETCO by any two of the following: the Chief Executive Officer, the President, the Vice President-Finance, the Chief Financial Officer, the Treasurer, the Controller or the Secretary of PETCO and delivered to the trustee.

        "Opinion of Counsel" means a written opinion from legal counsel who is reasonably acceptable to the trustee. The counsel may be an employee of or counsel to PETCO, a guarantor or the trustee. The opinion may be subject to reasonable assumptions and conditions.

        "Permitted Business" means the business of PETCO and its Restricted Subsidiaries conducted on October 26, 2001 and businesses ancillary or reasonably related thereto or any reasonable expansion of any of the foregoing.

        "Permitted Investments" means:

  (1)
  any Investment in Cash Equivalents or the notes,

  (2)
  any Investment in PETCO or any guarantor,

  (3)
  any Investment by PETCO or any of its Restricted Subsidiaries in a Person, if as a result of such Investment:

  (a)
  such Person becomes a guarantor, or

  (b)
  such Person is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, PETCO or a guarantor,

  (4)
  any Investment by any Restricted Subsidiary of PETCO that is not a guarantor in:

  (a)
  any other Restricted Subsidiary of PETCO, or

  (b)
  any Person, if as a result of such Investment (x) such Person becomes a Restricted Subsidiary of PETCO, or (y) such Person is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, PETCO or any of its Restricted Subsidiaries,

  (5)
  any Existing Investments,

  (6)
  Investments of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary or at the time such Person merges or consolidates with PETCO or any of its Restricted Subsidiaries, in either case, in compliance with the indenture; provided that such Investments were not made by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such merger or consolidation,

  (7)
  Investments in purchase price adjustments, contingent purchase price payments or other earn-out obligations received in connection with Investments otherwise permitted under the indenture,

  (8)
  Hedging Obligations permitted by clause (6) of the second paragraph of the covenant described under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,"

  (9)
  any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "—Repurchase at the Option of Holders—Asset Sales" or any transaction not constituting an Asset Sale by reason of the $5.0 million threshold contained in the definition thereof,

  (10)
  any Investment acquired in exchange for the issuance of, or acquired with the net cash proceeds of any substantially concurrent issuance and sale of, Equity Interests (other than Disqualified Stock) of PETCO; provided that no such issuance or sale shall increase the Basket,

  (11)
  loans and advances to employees of PETCO for emergencies and for moving, entertainment, travel and other business expenses in the ordinary course of business,

  (12)
  loans and advances not to exceed (a) $2.0 million at any one time outstanding pursuant to this subclause (a) to employees of PETCO or its Subsidiaries for the purpose of funding the purchase of Capital Stock of PETCO by such employees and (b) $2.0 million at any time outstanding pursuant to this subclause (b) to employees of PETCO or any of its Subsidiaries which may be used for any other purpose,

  (13)
  Investments (without duplication) in Foreign Subsidiaries and Canadian Petcetera Limited Partnership, or any successor business; provided that the aggregate amount of Investments made and outstanding pursuant to this clause (13) at any time shall not exceed the lesser of (x) $30.0 million and (y) the Applicable Foreign Investment Limit at such time, increased in each case by the amount (not to exceed $7.0 million) of Indebtedness owed to PETCO or any of its Restricted Subsidiaries on the date of the indenture by any investor in Canadian Petcetera Limited Partnership, or any successor business, (other than PETCO and its Restricted Subsidiaries) that is repaid after the date of the indenture,

  (14)
  Investments received in settlement of obligations or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy, insolvency, reorganization, recapitalization or liquidation of any Person or the good faith settlement of debts of any Person,

  (15)
  other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (15), not to exceed $10.0 million at any one time outstanding,

  (16)
  any Guarantees of Indebtedness to the extent permitted by clause (7) of the second paragraph of the covenant described under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock," and

  (17)
  any Investments representing amounts held for employees of PETCO and its Restricted Subsidiaries under PETCO's deferred compensation plan; provided that the amount of such Investments (excluding income earned thereon) shall not exceed the amount otherwise payable to such employees the payment of which was deferred under such plan and any amounts matched by PETCO under such plan.

Permitted Investments shall not be deemed to be Restricted Payments.

        "Permitted Junior Securities" means: (1) Equity Interests in PETCO (other than any Equity Interests that are subject to redemption or purchase obligations or put rights effective prior to six months following the final maturity of Senior Debt and any debt securities issued in exchange for Senior Debt), or (2) unsecured debt securities of PETCO or any guarantor that are subordinated to all Senior Debt and any debt securities issued in exchange for Senior Debt to substantially the same extent as, or to a greater extent than, the notes and the note guarantees are subordinated to Senior Debt pursuant to the terms of the indenture and which have no required payments of principal prior to six months following the final maturity of Senior Debt and any debt securities issued in exchange for Senior Debt.

        "Permitted Liens" means:

  (1)
  Liens securing Senior Debt or any Indebtedness of any Foreign Subsidiary,

  (2)
  Liens in favor of PETCO or any Restricted Subsidiary,

  (3)
  Liens on assets of a Person existing at the time such Person is acquired by or merged or consolidated with or into PETCO or any Restricted Subsidiary of PETCO; provided that such Liens were in existence prior to the contemplation of such acquisition, merger or consolidation and do not extend to any assets other than those of the Person acquired by or merged or consolidated with or into PETCO or its Restricted Subsidiary,

  (4)
  Liens on any assets of any Person existing at the time of acquisition of such assets by PETCO or any Restricted Subsidiary of PETCO; provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any assets other than the assets so acquired,

  (5)
  Liens to secure the performance of statutory obligations, including Liens made in connection with workmen's compensation, unemployment insurance, old-age pensions, social security and public liability and similar legislation, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business,

  (6)
  Liens to secure Indebtedness the proceeds of which are used to acquire the assets subject to the Lien; provided, the Lien covers only the assets acquired with such Indebtedness,

  (7)
  Liens existing on the date of the indenture,

  (8)
  Liens securing Permitted Refinancing Indebtedness which is incurred to refinance any Indebtedness which has been secured by a Lien permitted under the indenture and which has been incurred in accordance with the provisions of the indenture; provided that such Liens (A) are not materially less favorable to the holders and are not materially more favorable to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being refinanced and (B) do not extend to or cover any assets of PETCO or any of its Restricted Subsidiaries not securing the Indebtedness so refinanced,

  (9)
  Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods,

  (10)
  Liens securing reimbursement obligations with respect to letters of credit which encumber documents and other assets relating to such letters of credit and products and proceeds thereof,

  (11)
  Liens securing the payment of taxes, assessments and governmental charges or levies, either (A) not delinquent or (B) being contested in good faith by appropriate proceedings,

  (12)
  carriers', warehousemen's, mechanics', landlords', materialmen's, repairmen's or other similar Liens that are not delinquent or that are being contested in good faith and by appropriate proceedings,

  (13)
  Liens securing (a) the non-delinquent performance of bids, trade contracts (other than for borrowed money), leases and statutory obligations and (b) other non-delinquent obligations of a like nature, incurred in the ordinary course of business,

  (14)
  Liens consisting of judgment or judicial attachment Liens and Liens securing contingent obligations on appeal bonds and other bonds posted in connection with court proceedings or judgments, only for so long as the existence of the related judgment does not otherwise give rise to an Event of Default,

  (15)
  interests of lessors or sublessors, easements, rights-of-way, zoning restrictions and other similar encumbrances or other title defects which, in the aggregate, do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of PETCO and its Subsidiaries taken as a whole,

  (16)
  purchase money security interests on any assets acquired by PETCO or any of its Restricted Subsidiaries, securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring, developing, constructing, installing or improving such assets; provided that (a) any such Lien attaches to such assets concurrently with or within 180 days after the acquisition, development, construction, installation or improvement thereof, (b) such Lien attaches solely to the assets so acquired, developed, constructed, installed or improved in such transaction, and (c) the principal amount of the Indebtedness secured thereby does not exceed 100% of the cost of such assets,

  (17)
  Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods,

  (18)
  Liens securing Obligations in respect of Capital Lease Obligations on assets subject to such lease; provided that such Capital Lease Obligations are otherwise permitted under the indenture,

  (19)
  Liens arising solely by virtue of any statutory or common law provision relating to banker's liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution,

  (20)
  licenses of intellectual property granted in the ordinary course of business, and

  (21)
  Liens in favor of customs or revenue authorities in connection with customs duties.

        "Permitted Refinancing Indebtedness" means any Indebtedness or Preferred Stock of PETCO or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to refinance, other Indebtedness or Preferred Stock of PETCO or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

  (1)
  the principal amount (or accreted value, if applicable) or liquidation preference of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest and premium, if any, on the Indebtedness, or the liquidation preference, plus accrued dividends and premium, if any, on the Preferred Stock so refinanced (plus the amount of reasonable fees and expenses incurred in connection therewith),

  (2)
  such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness or Preferred Stock being refinanced,

  (3)
  if the Indebtedness being refinanced is contractually subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness is contractually subordinated in right of payment to the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being refinanced,

  (4)
  Preferred Stock shall be refinanced only with Preferred Stock, and

  (5)
  such Indebtedness or Preferred Stock is incurred either by PETCO or by the Restricted Subsidiary that is the obligor on the Indebtedness, or the issuer of the Preferred Stock, as applicable, being refinanced.

        "Person" means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture or a governmental agency or political subdivision thereof.

        "Preferred Stock" of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemption or upon liquidation.

        "Public Equity Offering" means any underwritten public offering of common stock of PETCO in which the gross proceeds to PETCO are at least $50.0 million.

        "redeem" means to redeem, repurchase, purchase, defease, retire, discharge or otherwise acquire or retire for value; and "redemption" shall have a correlative meaning.

        "refinance" means to refinance, repay, prepay, replace, renew or refund; and "refinancing" shall have a correlative meaning.

        "Related Business Assets" means assets used or useful in a Permitted Business or securities of a Person principally engaged in a Permitted Business who is a Restricted Subsidiary after the acquisition of such securities by PETCO or any of its Restricted Subsidiaries.

        "Related Party" with respect to any Sponsor means:

  (1)
  any Affiliate of such Sponsor (including, without limitation, any Subsidiary of such Sponsor),

  (2)
  any controlling stockholder of such Sponsor,

  (3)
  any general partner of such Sponsor, or

  (4)
  any investment fund or investment partnership, limited liability company or similar entity managed by such Sponsor or any Person referred to in clause (1), (2) or (3) above.

        "Restricted Investment" means an Investment other than a Permitted Investment.

        "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

        "Senior Credit Facility" means the Credit Agreement, dated as of October 2, 2000 among PETCO, as borrower, the lenders listed therein and Wells Fargo Bank, N.A. and Goldman Sachs Credit Partners L.P., as agents, including any notes, guarantees, collateral and security documents (including mortgages, pledge agreements and other security arrangements), instruments and agreements executed in connection therewith, and in each case as amended or refinanced from time to time, including any agreement or agreements extending the maturity of, refinancing or otherwise restructuring (including increasing the amount of borrowings or other Indebtedness outstanding or available to be borrowed thereunder) all or any portion of the Indebtedness under such agreement, and any successor or replacement agreement or agreements with the same or any other borrowers, agents, creditors, lenders or group of creditors or lenders.

        "Senior Debt" means:

  (1)
  all Indebtedness outstanding under the Senior Credit Facility, and all Hedging Obligations with respect thereto,

  (2)
  any other Indebtedness permitted to be incurred by PETCO or a guarantor under the terms of the indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with the notes or subordinated in right of payment to the notes or any other Indebtedness of PETCO, and

  (3)
  all Obligations with respect to the items listed in the preceding clauses (1) and (2).

Notwithstanding anything to the contrary in the preceding, Senior Debt will not include:

  (1)
  any liability for federal, state, local or other taxes owed or owing by PETCO,

  (2)
  any Indebtedness of PETCO to any of its Subsidiaries or other Affiliates,

  (3)
  any obligation of PETCO arising from Disqualified Stock of PETCO,

  (4)
  any trade payables, or

  (5)
  any Indebtedness that is incurred in violation of the indenture.

        "Senior Preferred Stock" means PETCO's 14% Series A Senior Redeemable Exchangeable Cumulative Preferred Stock outstanding on the date of the indenture and any such Preferred Stock issued in payment of dividends thereon.

        "Significant Subsidiary" means (1) any Restricted Subsidiary that would be a "significant subsidiary" as defined in Regulation S-X promulgated pursuant to the Securities Act as such regulation is in effect on October 26, 2001 and (2) any Restricted Subsidiary that, when aggregated with all other Restricted Subsidiaries that are not otherwise Significant Subsidiaries and as to which any event described in clause (6) or (7) under "—Events of Default" has occurred and is continuing, would constitute a Significant Subsidiary under clause (1) of this definition.

        "Sponsor" means Green Equity Investors III, L.P., a Delaware limited partnership, and/or Affiliates of TPG Partners III, L.P., a Delaware limited partnership.

        "Stated Maturity" means, with respect to any installment of interest or principal on any Indebtedness, the date on which such payment of interest or principal is scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

        "Subsidiary" means, with respect to any Person:

  (1)
  any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof), and

  (2)
  any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

        "Unrestricted Subsidiary" means any Subsidiary of PETCO that is designated by the board of directors of PETCO as an Unrestricted Subsidiary pursuant to a board resolution, but only to the extent that such Subsidiary, at the time of such designation, is not party to any agreement, contract or arrangement with PETCO or any Restricted Subsidiary of PETCO unless the terms of any such agreement, contract or arrangement are no less favorable to PETCO or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of PETCO.

        Any designation of a Subsidiary of PETCO as an Unrestricted Subsidiary shall be evidenced to the trustee by filing with the trustee a certified copy of the board resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption "—Certain Covenants—Restricted Payments."

        "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of such Person.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness or Disqualified Stock at any date, the number of years obtained by dividing:

  (1)
  the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal or liquidation preference, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between each such date and the making of each such payment, by

  (2)
  the then outstanding principal amount or liquidation preference of such Indebtedness or Disqualified Stock.

        "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person and/or by one or more Wholly Owned Restricted Subsidiaries of such Person.

Form, Denomination, Transfer, Exchange and Book-Entry Procedures

        PETCO will issue exchange notes only in fully registered form, without interest coupons, in denominations of $1,000 in principal amount and integral multiples of $1,000 in principal amount. PETCO will not issue exchange notes in bearer form.

  Global Notes

        The exchange notes initially will be represented by one or more global notes. However, holders who tender certificated old notes in the exchange offer will receive certificated exchange notes. PETCO will deposit the global notes upon issuance with the trustee as custodian for DTC, in New York, New York, and register the global notes in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below. Except as described below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

  Exchanges of Book-Entry Notes for Certificated Notes

        You may not exchange your beneficial interest in a global note for a note in certificated form unless:

  (1)
  DTC (a) notifies PETCO that it is unwilling or unable to continue as depository for the global note or (b) has ceased to be a clearing agency registered under the Exchange Act, and in either case PETCO thereupon fails to appoint a successor depository,

  (2)
  PETCO, at its option, notifies the trustee in writing that it is electing to issue the notes in certificated form, or

  (3)
  an Event of Default shall have occurred and be continuing with respect to the notes.

        In all cases, certificated notes delivered in exchange for any global note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depository (in accordance with its customary procedures). Any certificated notes issued in exchange for an interest in a global note will bear the legend restricting transfers that is borne by such global note. Any such exchange will be effected through the DTC Deposit/Withdraw at Custodian system and an appropriate adjustment will be made in the records of the security registrar to reflect a decrease in the principal amount of the relevant global note.

  Book-Entry Procedures

        The description of the operations and procedures of DTC, Euroclear Bank S.A./N.V. and Clearstream Banking Luxembourg that follows is provided solely as a matter of convenience. These operations and procedures are solely within their control and are subject to changes by them from time to time. PETCO takes no responsibility for these operations and procedures and urges you to contact the system or their participants directly to discuss these matters.

        DTC has advised PETCO that it is:

  •
  a limited purpose trust company organized under the laws of the State of New York,

  •
  a member of the Federal Reserve System,

  •
  a "clearing corporation" within the meaning of the Uniform Commercial Code, and

  •
  a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

        DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Indirect access to the DTC system is available to other entities, or indirect participants, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

        DTC has advised PETCO that its current practice, upon the issuance of the global notes, is to credit, on its internal system, the respective principal amount of the individual beneficial interests represented by such global notes to the accounts with DTC of the participants through which such interests are to be held. Ownership of beneficial interests in the global notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominees (with respect to interests of participants).

        As long as DTC, or its nominee, is the registered holder of a global note, DTC or such nominee, as the case may be, will be considered the sole owner and holder of the notes represented by such global note for all purposes under the indenture and the notes. Except in the limited circumstances described above under "—Exchanges of Book-Entry Notes for Certificated Notes," you will not be entitled to have any portions of a global note registered in your names, will not receive or be entitled to receive physical delivery of notes in definitive form and will not be considered the owner or holder of a global note (or any note represented thereby) under the indenture or the notes.

        You may hold your interests in the global notes directly through DTC, if you are a participant in such system, or indirectly through an organization (including Euroclear and Clearstream) which is a participant in such system. All interests in a global note, including those held through Euroclear or Clearstream, will be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream will also be subject to the procedures and requirements of such system.

        The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, your ability to transfer your beneficial interests in a global note to such persons may be limited to that extent. Because DTC can act only on behalf of its participants, which in turn act on behalf of indirect participants and certain banks, your ability to pledge your interests in a global note to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

        PETCO will make payments of the principal of, premium, if any, and interest on global notes to DTC or its nominee as the registered owner thereof. Neither PETCO nor the trustee nor any of their respective agents will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

        PETCO expects that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a global note representing any notes held by it or its nominee, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global note for such notes as shown on the records of DTC or its nominee. PETCO also expects that payments by participants to owners of beneficial interests in such global note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name." Such payment will be the responsibility of such participants.

        Except for trades involving only Euroclear and Clearstream participants, interests in the global notes will trade in DTC's settlement system, and secondary market trading activity in such interests will therefore settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its participants. Transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds. Transfers between participants in Euroclear and

Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.

        Cross-market transfers between DTC participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected by DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depository. However, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depository to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

        Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a global note from a DTC participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the DTC settlement date. Cash received in Euroclear or Clearstream as a result of sales of interests in a global note by or through a Euroclear or Clearstream participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following the DTC settlement date.

        DTC has advised PETCO that it will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange and the conversion of notes) only at the direction of one or more participants to whose account with DTC interests in the global notes are credited and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the notes, the global notes will be exchanged for legended notes in certificated form, and distributed to DTC's participants.

        Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures in order to facilitate transfers of beneficial ownership interests in the global notes among participants of DTC, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of PETCO, the trustee or any of their respective agents will have any responsibility for the performance by DTC, Euroclear and Clearstream, their participants or indirect participants of their respective obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in global notes.

Registration Covenant; Exchange Offer

        In connection with the sale of the old notes, PETCO entered into an exchange and registration rights agreement pursuant to which PETCO agreed, among other things, for the benefit of the holders of the notes:

  •
  to file with the Securities and Exchange Commission, within 150 days following October 26, 2001, a registration statement under the Securities Act relating to the exchange offer, and

  •
  to use its reasonable best efforts to cause the registration statement to be declared effective as soon as practicable thereafter.

        PETCO has further agreed to commence the exchange offer promptly after the registration statement became effective, hold the offer open for at least 30 days and exchange exchange notes for all old notes validly tendered and not withdrawn before the expiration date.

Shelf Registration

        If:

  •
  on or before the date of consummation of the exchange offer, the existing Securities and Exchange Commission interpretations are changed such that the exchange notes would not in general be freely transferable in such manner on such date, or

  •
  the exchange offer is not available to any holder of the old notes,

the exchange and registration rights agreement provides that PETCO shall file and use its reasonable best efforts to cause a registration statement under the Securities Act relating to a shelf registration of the old notes for resale by holders of the notes to become effective and to remain effective until two years following the effective date of such registration statement or such shorter period that will terminate when all the securities covered by the shelf registration statement have been sold pursuant to the shelf registration statement.

        PETCO will, in the event of the resale registration, provide to the holder or holders of the applicable notes copies of the prospectus that is a part of the shelf registration statement, notify such holder or holders when the resale registration for the applicable notes has become effective and take certain other actions as are required to permit unrestricted resales of the applicable notes. A holder of notes that sells the notes pursuant to the resale registration generally would be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the exchange and registration rights agreement that are applicable to such a holder (including certain indemnification obligations).

Liquidated Damages

        In the event that:

  •
  PETCO has not filed the registration statement relating to the exchange offer (or, if applicable, the resale registration) within 150 days following October 26, 2001, or

  •
  such registration statement has not become effective within 240 days following October 26, 2001 (or 90 days after it is filed, in the case of a resale registration), or

  •
  the exchange offer has not been consummated within 30 days following the date the registration statement is declared effective, or

  •
  any registration statement required by the exchange and registration rights agreement is filed and declared effective but thereafter ceases to be effective (except as specifically permitted therein) without being succeeded immediately by an additional registration statement filed and declared effective, the exchange and registration rights agreement provides that PETCO must pay to the holders of the old notes, as liquidated damages, for the period from the occurrence of any of the events described above, each of which will constitute a "registration default," until such time as no registration default is in effect, an amount per annum equal to 0.50% of the aggregate principal amount of old notes during the first 90-day period following the occurrence of such registration default which rate will increase by an additional 0.50% during each subsequent 90-day period, up to a maximum of 2.0%. However, the amount of liquidated damages shall not increase because more than one registration default has occurred and is continuing. Liquidated damages will be paid on interest payment dates to the holders of record for the payment of interest. References in this description, except for provisions described above under the caption "—Amendment, Supplement and Waiver," to interest on the notes means such interest plus liquidated damages, if any.

        The summary herein of certain provisions of the exchange and registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the exchange and registration rights agreement. A copy of the exchange and registration rights agreement has been filed as an exhibit to the registration statement, of which this prospectus is a part, and is available upon request to PETCO.

 DESCRIPTION OF SENIOR CREDIT FACILITY

        This summary highlights the principal terms of the agreements governing our senior credit facility.

        We amended and restated our senior credit facility as of October 26, 2001, with the lenders party thereto, Goldman Sachs Credit Partners L.P., as syndication agent, and Wells Fargo Bank, N.A., as administrative agent.

        Structure.    Our senior credit facility consists of a $75.0 million revolving credit facility and a $195.0 million term loan B facility. Under the revolving credit facility, up to $25.0 million is available for use in connection with letters of credit, and up to $10.0 million in short-term funds is available for use under a "swing line" facility on same-day notice to the lenders.

        As of May 4, 2002, an aggregate of $194.0 million of borrowings was outstanding under our senior credit facility, consisting of no borrowings under the revolving credit facility and $194.0 million of borrowings under the term loan B facility. We used a portion of the net proceeds from the issuance of the old notes to repay an aggregate of $71.0 million of outstanding borrowings under a term loan A facility, which was repaid in full, and the term loan B facility. As of May 4, 2002, the weighted average interest rate on our senior credit facility was 6.7%, including costs under our hedge.

        Guarantees and Security.    Our obligations under our senior credit facility are guaranteed by each of our domestic subsidiaries. The borrowings under our senior credit facility and the subsidiary guarantees are secured by substantially all of our assets and the assets of the subsidiary guarantors. In addition, borrowings under our senior credit facility are secured by a pledge of all of the capital stock, or similar equity interests, of the subsidiary guarantors, as well as approximately 60% of the shares of an existing Canadian subsidiary. Our future domestic and foreign subsidiaries with assets or revenues in excess of $1.0 million will be required to enter into similar pledge agreements and guarantees, subject to limitations on the amount of stock of foreign subsidiaries required to be pledged.

        Interest Rate.    In general, borrowings under our senior credit facility bear interest based, at our option, on either the agent bank's base rate or LIBOR, in each case plus a margin. The applicable margin is based on our leverage ratio at the time in the case of the revolving credit facility and a fixed margin in the case of the term loan B facility.

        Maturity.    We are required to repay the amount borrowed under the term loan B facility in quarterly installments on December 31, March 31, June 30 and September 30 of each loan year. Quarterly payments equal approximately $0.5 million per quarter in years one through six of the loan and approximately $22.9 million per quarter in years seven and eight. The term loan B facility matures on October 2, 2008. The entire outstanding principal amount under the revolving credit facility is due on October 2, 2006. Mandatory prepayments under the term loan B facility are applied pro rata to each required quarterly payment, subject to a lender's ability to waive a term loan B facility payment and have it applied to the revolving credit facility. The term loan B facility and the revolving credit facility may be voluntarily prepaid in whole or in part without premium or penalty.

        Fees.    We are required to pay the lenders under our revolving credit facility a per annum commitment fee based on the daily average unused portion of the revolving credit facility (reduced by the amount of letters of credit issued and outstanding). We also are obligated to pay letter of credit fees based on the aggregate stated amount of outstanding letters of credit.

        Covenants.    Our senior credit facility contains financial covenants that require us to satisfy, on a consolidated basis, specified quarterly financial tests, including:

  •
  a minimum consolidated interest expense coverage ratio;

  •
  a minimum fixed charge coverage ratio;

  •
  a maximum consolidated pro forma senior leverage ratio; and

  •
  a maximum consolidated pro forma total leverage ratio.

        Our senior credit facility also contains a number of other customary covenants that, among other things, restrict our ability and that of our subsidiaries to:

  •
  dispose of assets;

  •
  incur additional debt;

  •
  prepay other debt, subject to specified exceptions, or amend specified debt instruments;

  •
  pay dividends;

  •
  create liens on assets;

  •
  amend our certificate of incorporation or bylaws;

  •
  make investments, loans or advances;

  •
  make acquisitions;

  •
  engage in mergers or consolidations;

  •
  change the business conducted by us or our subsidiaries;

  •
  engage in sale and leaseback transactions;

  •
  sell accounts receivables;

  •
  purchase shares of our outstanding common stock;

  •
  make capital expenditures or engage in transactions with affiliates; and

  •
  otherwise undertake various corporate activities.

        Events of Default.    Our senior credit facility also contains customary events of default, including defaults based on:

  •
  nonpayment of principal, interest or fees when due, subject to specified grace periods;

  •
  cross-defaults to other debt;

  •
  breach of specified covenants;

  •
  material inaccuracy of representations and warranties;

  •
  certain other defaults under the credit documents;

  •
  events of bankruptcy and insolvency;

  •
  material judgments;

  •
  dissolution and liquidation;

  •
  failure to meet certain requirements imposed on pension plans by the Code and the Employee Retirement Income Security Act of 1974;

  •
  events requiring the prepayment or acquisition of subordinated debt;

  •
  events constituting a change in control, including (1) prior to an initial public offering, Leonard Green and Texas Pacific Group or their respective affiliates failing to beneficially own and control at least 51% of our outstanding stock entitled to vote for the election of directors, (2) following an initial public offering (A) any person other than Leonard Green and Texas

    Pacific Group or their respective affiliates beneficially owning greater than 35% of our voting stock, (B) Leonard Green and Texas Pacific Group or their respective affiliates failing to beneficially own at least 35% of our voting stock or failing to beneficially own a greater percentage of our outstanding stock entitled to vote for the election of directors than the percentage of such stock beneficially owned by any other person or (C) Leonard Green and Texas Pacific Group or their respective affiliates failing to beneficially own and control a greater percentage of our voting stock than the percentage of such stock owned and controlled by any other person, or (3) a change in a majority of the members of our board of directors serving immediately following the recapitalization or directors elected to our board of directors with the approval of a majority of the directors serving immediately following the recapitalization; and

  •
  invalidity of any guaranty or security interest.

        Mandatory Prepayment Upon Certain Events.    Based upon formulas stated in each facility, all or a portion of the proceeds from asset sales, insurance/condemnation proceedings, equity offerings and debt issuances, as well as excess cash flow, must be used to pay down the outstanding balances under our senior credit facility. However, in connection with our initial public offering, the lenders under our senior credit facility waived the requirement that we must use a portion of the proceeds of our initial public offering to pay down outstanding balances under the senior credit facility. In addition, the lenders waived the restriction against redeeming or repurchasing the notes, provided the notes are redeemed or repurchased with the net proceeds of our initial public offering plus no more than an additional $15 million in cash and the total principal amount of notes redeemed or repurchased does not exceed $50 million.

 UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

        The following is a summary of certain United States federal income and estate tax consequences (a) expected to result to holders whose old notes are exchanged for the exchange notes in the exchange offer and (b) relevant to the ownership and disposition of the exchange notes by persons who hold the exchange notes as a capital asset, generally for investment, as defined in Section 1221 of the Internal Revenue Code of 1986, as amended, or the Code. This summary does not consider state, local or foreign tax laws. In addition, it does not include all of the rules which may affect the United States tax treatment of your investment in the notes. For example, special rules not discussed herein may apply to you if you are:

  •
  a broker-dealer or a dealer in securities or currencies;

  •
  an S corporation;

  •
  a bank, thrift or other financial institution;

  •
  a regulated investment company or a real estate investment trust;

  •
  an insurance company;

  •
  a tax-exempt organization;

  •
  subject to the alternative minimum tax provisions of the Code;

  •
  holding the notes as a part of a hedge, straddle, conversion or other risk reduction or constructive sale transaction;

  •
  holding the notes through a partnership or similar pass-through entity;

  •
  a trader in securities;

  •
  a United States person with a "functional currency" other than the United States dollar; or

  •
  a United States expatriate.

        The discussion is based on the following materials, all as of the date hereof:

  •
  the Code;

  •
  current, temporary and proposed Treasury Regulations promulgated under the Code;

  •
  the legislative history of the Code;

  •
  current administrative interpretations and practices of the Internal Revenue Service; and

  •
  court decisions.

        Legislation, judicial decisions or administrative changes may be forthcoming that could affect the accuracy of the statements included in this summary, possibly on a retroactive basis. We have not requested, and do not plan to request, any rulings from the Internal Revenue Service concerning the tax consequences of the exchange of the old notes for the exchange notes or the purchase, ownership or disposition of the exchange notes. The statements set forth below are not binding on the Internal Revenue Service or any court. Thus, we can provide no assurance that the statements set forth below will not be challenged by the Internal Revenue Service, or that they would be sustained by a court if they were so challenged.

        We urge you to consult your tax advisor concerning the tax consequences of the exchange of the old notes for the exchange notes and of holding and disposing of the exchange notes, including the United States federal, state, local and other tax consequences and potential changes in the tax laws.

Consequences of the Exchange

        The exchange of the old notes for the exchange notes in the exchange offer will not be treated as an "exchange" for federal income tax purposes, because the exchange notes will not be considered to differ materially in kind or extent from the old notes. Accordingly, the exchange of old notes for exchange notes will not be a taxable event to holders for federal income tax purposes. Moreover, the exchange notes will have the same tax attributes as the old notes and the same tax consequences to holders as the old notes have to holders, including, without limitation, the same issue price, adjusted issue price, adjusted tax basis and holding period. Therefore, references to "notes" apply equally to the exchange notes and the old notes.

Consequences to United States Holders

        If you are a "United States Holder," as defined below, this section applies to you and summarizes certain United States federal income tax consequences of the ownership and disposition of the notes. Otherwise, the next section, "Consequences to Non-United States Holders," applies to you. You are a "United States Holder" if you hold notes and you are:

  •
  a citizen or resident of the United States;

  •
  a corporation or partnership or other entity taxable as a corporation or partnership created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate the income of which is subject to United States federal income tax regardless of its source;

  •
  a trust, if either (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) the trust was in existence on August 20, 1996, was treated as a

  United States person on that date and has elected to be treated as a United States person at all times thereafter; or

  •
  otherwise subject to United States federal income tax on your worldwide income on a net income basis.

        If a partnership or other entity taxable as a partnership holds the notes, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Such partner should consult its tax advisors as to its tax consequences.

Payments of Interest

        You must generally include the interest on the notes in ordinary income:

  •
  when it accrues, if you use the accrual method of accounting for United States federal income tax purposes; or

  •
  when you receive it, if you use the cash method of accounting for United States federal income tax purposes.

Market Discount

        If a United States Holder acquires a note at a cost that is less than the stated redemption price (i.e., the principal) at maturity of the notes, the amount of such difference is treated as "market discount" for federal income tax purposes, unless such difference is less than .0025 multiplied by the stated redemption price at maturity multiplied by the number of complete years to maturity (from the date of acquisition).

        Under the market discount rules of the Code, you are required to treat any gain on the sale, exchange, retirement or other disposition of a note as ordinary income to the extent of the accrued market discount that has not previously been included in income. Thus, principal payments and payments received upon the sale or exchange of a note are treated as ordinary income to the extent of accrued market discount that has not previously been included in income. If you dispose of a note with market discount in certain otherwise nontaxable transactions, you must include accrued market discount as ordinary income as if you had sold the note at its then fair market value.

        In general, the amount of market discount that has accrued is determined on a ratable basis. A United States Holder may, however, elect to determine the amount of accrued market discount on a constant yield to maturity basis. This election is made on a note-by-note basis and is irrevocable.

        With respect to notes with market discount, you may not be allowed to deduct immediately a portion of the interest expense on any indebtedness incurred or continued to purchase or to carry the notes. A United States Holder may elect to include market discount in income currently as it accrues, in which case the interest deferral rule set forth in the preceding sentence will not apply. This election will apply to all debt instruments that a United States Holder acquires on or after the first day of the first taxable year to which the election applies and is irrevocable without the consent of the Internal Revenue Service. A United States Holder's tax basis in a note will be increased by the amount of market discount included in the holder's income under the election.

Amortizable Bond Premium

        If a United States Holder purchases a note for an amount in excess of the stated redemption price at maturity, the holder will be considered to have purchased the note with "amortizable bond premium" equal in amount to the excess. Generally, a United States Holder may elect to amortize the premium as an offset to interest income otherwise required to be included in income in respect of the note during the taxable year, using a constant yield method similar to that described above, over the remaining term of the note. Under Treasury Regulations, the amount of amortizable bond premium that a United States Holder may deduct in any accrual period is limited to the amount by which the holder's total interest inclusions on the note in prior accrual periods exceed the total amount treated by the holder as a bond premium deduction in prior accrual periods. If any of the excess bond premium is not deductible, that amount is carried forward to the next accrual period. A United States Holder who elects to amortize bond premium must reduce the holder's tax basis in the note by the amount of the premium used to offset interest income as set forth above. An election to amortize bond premium applies to all taxable debt obligations then owned and thereafter acquired by the United States Holder and may be revoked only with the consent of the Internal Revenue Service.

Sale or Other Taxable Disposition of the Notes

        You must recognize taxable gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a note. The amount of your gain or loss equals the difference between the amount you receive for the note (in cash or other property, valued at fair market value), minus the amount, if any, attributable to accrued but unpaid interest, minus your adjusted tax basis in the note. Your tax basis in a note will initially equal the price you paid for the note and will be subsequently increased by market discount previously included in income in respect of the note and will be reduced by any amortizable bond premium in respect of the note which has been taken into account.

        Your gain or loss will generally be capital gain or loss except as described under "Market Discount" above. The capital gain or loss will be long-term capital gain or loss, if you have held the notes for more than one year. Otherwise, it will be short-term capital gain or loss. Payments attributable to accrued but unpaid interest which you have not yet included in income will be taxed as ordinary interest income. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting

        Backup withholding at a rate of up to 31% may apply when you receive interest payments on a note or proceeds upon the sale or other disposition of a note. Certain holders, including among others, corporations, financial institutions and certain tax-exempt organizations, are generally not subject to backup withholding. In addition, backup withholding will not apply to you if you provide your social security number or other taxpayer identification number in the prescribed manner unless:

  •
  the Internal Revenue Service notifies us or our agent that the taxpayer identification number provided is incorrect;

  •
  you fail to report interest and dividend payments that you receive on your tax return and the Internal Revenue Service notifies us or our agent that backup withholding is required; or

  •
  you fail to certify under penalties of perjury that backup withholding does not apply to you.

        If backup withholding applies to you, you may use the amount withheld as a refund or credit against your United States federal income tax liability as long as you timely provide the required information to the Internal Revenue Service. United States Holders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedures for obtaining the exemption.

        We will be required to furnish annually to the Internal Revenue Service and to holders of notes information relating to the amount of interest paid on the notes. Some holders, including corporations, financial institutions and certain tax-exempt organizations, are generally not subject to information reporting.

Consequences to Non-United States Holders

        As used herein, a "Non-United States Holder" is a person or entity that, for United States federal income tax purposes, is not a United States Holder.

Payments of Interest

        If you are a Non-United States Holder, interest paid to you will not be subject to United States federal income taxes or withholding taxes if the interest is not effectively connected with your conduct of a trade or business within the United States, and you:

  •
  do not actually, indirectly or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

  •
  are not a controlled foreign corporation with respect to which we are a "related person" within the meaning of Section 864(d)(4) of the Code;

  •
  are not a bank receiving interest pursuant to a loan agreement entered into in the ordinary course of your trade or business; and

  •
  provide appropriate certification.

        You can generally meet the certification requirement by providing a properly executed Form W-8BEN or appropriate substitute form to us, or our paying agent. If you hold the notes through a financial institution or other agent acting on your behalf, you may be required to provide appropriate documentation to your agent.

        Your agent will then generally be required to provide appropriate certifications to us or our paying agent, either directly or through other intermediaries. Special certification rules apply to foreign partnerships, estates and trusts, and in certain circumstances certifications as to foreign status of partners, trust owners or beneficiaries may have to be provided to us or our paying agent.

        If you do not qualify for an exemption under these rules, interest income from the notes may be subject to withholding tax at the rate of 30% (or lower applicable treaty rate) at the time it is paid. The payment of interest effectively connected with your United States trade or business, however, would not be subject to a 30% withholding tax so long as you provide us or our agent an adequate certification (currently on Form W-8ECI), but such interest would be subject to United States federal income tax on a net basis at the rates applicable to United States persons generally. In addition, if you are a foreign corporation and the payment of interest is effectively connected with your United States trade or business, you may also be subject to a 30% (or lower applicable treaty rate) branch profits tax.

Sale or Other Taxable Disposition of Notes

        If you are a Non-United States Holder, you generally will not be subject to United States federal income tax on any amount which constitutes capital gain upon retirement or disposition of a note, unless:

  •
  your investment in the note is effectively connected with your conduct of a United States trade or business; or

  •
  you are a nonresident alien individual and are present in the United States for 183 or more days in the taxable year within which such sale or other taxable disposition takes place and certain other requirements are met.

        If you have a United States trade or business and the investment in the notes is effectively connected with that trade or business, the payment of the sale proceeds with respect to the notes would be subject to United States federal income tax on a net income basis at the rates applicable to United States Holders generally. In addition, foreign corporations may be subject to a 30% (or lower applicable treaty rate) branch profits tax if the investment in the note is effectively connected with the foreign corporation's United States trade or business.

United States Federal Estate Tax

        The United States federal estate tax will not apply to the notes owned by you at the time of your death, provided that (1) you do not own actually or constructively 10% or more of the total combined voting power of all classes of our voting stock (within the meaning of the Code and the Treasury Regulations) and (2) interest on the note would not have been, if received at the time of your death, effectively connected with your conduct of a trade or business in the United States.

Backup Withholding and Information Reporting

        No backup withholding or information reporting will generally be required with respect to interest paid to a Non-United States Holder of notes if the beneficial owner of the note provides the certification described above in "Consequences to Non-United States Holders—Payments of Interest" or is an exempt recipient and, in each case, the payor does not have actual knowledge or reason to know that the beneficial owner is a United States Holder. Information reporting requirements and backup withholding tax generally will not apply to any payments of the proceeds of the sale of a note effected outside the United States by a foreign office of a foreign broker (as defined in applicable Treasury Regulations). However, unless such broker does not have actual knowledge or reason to know that the beneficial owner is a United States Holder and has documentary evidence in its records that the beneficial owner is a Non-United States Holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption, information reporting but not backup withholding will apply to any payment of the proceeds of the sale of a note effected outside the United States by such broker if it:

  •
  is a United States person, as defined in the Code;

  •
  is a foreign person and it derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States;

  •
  is a controlled foreign corporation for United States federal income tax purposes; or

  •
  is a foreign partnership that, at any time during its taxable year, has more than 50% of its income or capital interests owned by United States persons or is engaged in the conduct of a United States trade or business.

        Payments of the proceeds of any sale of a note effected by the United States office of a broker will be subject to information reporting and backup withholding requirements, unless the beneficial owner of the note provides the certification described above in "Consequences to Non-United States Holders—Payments of Interest" or otherwise establishes an exemption.

        If you are a Non-United States Holder of notes, you should consult your tax advisor regarding the application of information reporting and backup withholding in your particular situation, the availability of an exemption therefrom and the procedures for obtaining the exemption, if available. Any amounts withheld from payment to you under the backup withholding rules will be allowed as a refund or credit against your federal income tax liability, provided that the required information is furnished timely to the Internal Revenue Service.

PLAN OF DISTRIBUTION

        Each broker-dealer that receives exchange notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in the resales of exchange notes received in exchange for old notes where those old notes were acquired as a result of market-making activities or other trading activities. We have agreed that for a period of up to 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer that requests it in the letter of transmittal for use in these resales.

        We will not receive any proceeds from any sale of exchange notes by broker-dealers or any other persons. Exchange notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to these prevailing market prices or at negotiated prices. Any of these resales may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of those exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        We have agreed to pay all expenses incident to our performance of, or compliance with, the exchange and registration rights agreement and will indemnify the holders of old notes, including any broker-dealers and specified parties related to holders of old notes, against certain types of liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

        The validity of the exchange notes offered hereby will be passed upon for us by Latham & Watkins, San Diego, California.

EXPERTS

        The consolidated balance sheets of PETCO Animal Supplies, Inc. as of February 3, 2001 and February 2, 2002, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended February 2, 2002, have been included in this prospectus and elsewhere in the registration statement, in reliance upon the report of KPMG LLP, independent accountants, appearing elsewhere herein and upon the authority of said firm as experts on accounting and auditing.

INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
PETCO Animal Supplies, Inc.:

        We have audited the accompanying consolidated balance sheets of PETCO Animal Supplies, Inc. and subsidiaries as of February 3, 2001 and February 2, 2002, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended February 2, 2002. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of PETCO Animal Supplies, Inc. and subsidiaries as of February 3, 2001 and February 2, 2002, and the results of their operations and their cash flows for each of the years in the three-year period ended February 2, 2002, in conformity with accounting principles generally accepted in the United States of America.

San Diego, California
March 18, 2002

PETCO ANIMAL SUPPLIES, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)

	February 3, 2001	February 2, 2002
ASSETS (note 5)
Current assets:
Cash and cash equivalents	$18,044	$36,215
Receivables	8,311	9,694
Inventories	122,246	128,991
Deferred tax assets (note 10)	14,127	26,287
Other	7,760	8,249

Total current assets	170,488	209,436

Fixed assets (note 7):
Equipment	121,944	147,295
Furniture and fixtures	71,133	80,526
Leasehold improvements	144,848	158,731

	337,925	386,552
Less accumulated depreciation and amortization	(138,857)	(175,420)

	199,068	211,132
Debt issuance costs	8,828	6,086
Goodwill	45,855	40,928
Investment in affiliates (note 4)	19,447	—
Other assets	10,633	5,990

	$454,319	$473,572

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$45,511	$52,223
Accrued expenses	40,085	42,709
Accrued interest	10,417	6,580
Accrued salaries and employee benefits	23,513	32,943
Current portion of long-term debt (note 5)	5,250	2,000
Current portion of capital lease and other obligations (note 7)	6,189	4,552

Total current liabilities	130,965	141,007
Long-term debt, excluding current portion (note 5)	263,750	192,500
Senior subordinated notes payable (note 6)	109,856	200,000
Capital lease and other obligations, excluding current portion (note 7)	6,146	2,105
Accrued store closing costs	3,424	1,467
Deferred tax liability (note 10)	3,182	6,219
Deferred rent and other liabilities	13,866	16,699

Total liabilities	531,189	559,997

Preferred stock (note 8):
$.01 par value, 500 shares authorized, 111 and 78 shares issued and outstanding at February 2, 2002
14% Series A senior redeemable preferred stock	112,669	130,038
12% Series B junior redeemable preferred stock	78,868	89,244
Stockholders' equity (deficit) (note 9):
Common stock, $.001 par value, 50,000 shares authorized at February 3, 2001 and 38,194 and 39,117 shares issued and outstanding at February 3, 2001 and February 2, 2002, respectively	38	39
Additional paid-in capital	(182,786)	(187,380)
Deferred compensation	—	(8,439)
Accumulated deficit	(85,659)	(108,460)
Accumulated comprehensive loss	—	(1,467)

Total stockholders' deficit	(268,407)	(305,707)

Commitments and contingencies (notes 5, 6, 7 and 13)
	$454,319	$473,572

See accompanying notes to consolidated financial statements.

PETCO ANIMAL SUPPLIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Years Ended
	January 29, 2000	February 3, 2001	February 2, 2002
Net sales	$990,289	$1,151,178	$1,300,949
Cost of sales and occupancy costs	720,711	817,084	909,186

Gross profit	269,578	334,094	391,763
Selling, general and administrative expenses	220,800	264,753	322,437
Write-off of Canadian investment (note 4)	—	—	37,035
Merger and non-recurring costs (note 3)	—	55,928	445

Operating income	48,778	13,413	31,846
Interest income	(863)	(1,551)	(612)
Interest expense	9,799	24,522	41,449

Earnings (loss) before Internet operations and equity in loss of unconsolidated affiliates, income taxes and extraordinary item	39,842	(9,558)	(8,991)
Internet operations and equity in loss of unconsolidated affiliates (note 4)	(1,254)	(4,543)	(3,083)

Earnings (loss) before income taxes and extraordinary item	38,588	(14,101)	(12,074)
Income taxes (benefit) (note 10)	16,831	4,974	(2,215)

Earnings (loss) before extraordinary item	21,757	(19,075)	(9,859)
Extraordinary item—loss on extinguishment of debt (net of income tax benefit of $825 and $7,888) (notes 5 and 6)	—	(1,264)	(12,942)

Net earnings (loss)	21,757	(20,339)	(22,801)
Increase in carrying amount of redeemable preferred stock	—	(8,486)	(27,745)

Net earnings (loss) available to common stockholders	$21,757	$(28,825)	$(50,546)

Basic and diluted earnings (loss) per common share:
Earnings (loss) before extraordinary item	$0.02	$(0.05)	$(0.98)
Extraordinary loss on early extinguishment of debt	—	—	(0.34)

Earnings (loss) per common share	$0.02	$(0.05)	$(1.32)

Shares used for computing basic earnings (loss) per share	928,136	632,162	38,429

Shares used for computing diluted earnings (loss) per share	938,872	632,162	38,429

See accompanying notes to consolidated financial statements.

PETCO ANIMAL SUPPLIES, INC.
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
(In thousands)

	Common Stock						Total Stockholders' Equity/ (Deficit)
			Additional Paid-in Capital	Deferred Compensation	Accumulated Deficit	Other Comprehensive Loss
	Shares	Amount
Balances at January 30, 1999	927,256	$927	$269,991	$—	$(87,077)	$—	$183,841
Exercise of options	1,452	1	291	—	—	—	292
Net earnings	—	—	—	—	21,757	—	21,757

Balances at January 29, 2000	928,708	$928	$270,282	$—	$(65,320)	$—	$205,890
Exercise of options	4,690	5	1,096	—	—	—	1,101
Issuance of common stock	31,988	32	15,841	—	—	—	15,873
Repurchase and retirement of common stock	(927,192)	(927)	(462,500)	—	—	—	(463,427)
Note receivable from officer for exercise of options	—	—	(85)	—	—	—	(85)
Issuance of common stock warrants	—	—	1,066	—	—	—	1,066
Accretion of redeemable preferred stock	—	—	(8,486)	—	—	—	(8,486)
Net loss	—	—	—	—	(20,339)	—	(20,339)

Balances at February 3, 2001	38,194	$38	$(182,786)	$—	$(85,659)	$—	$(268,407)
Exercise of options	923	1	123	—	—	—	124
Stock-based compensation	—	—	23,934	(9,288)	—	—	14,646
Amortization of deferred compensation	—	—	—	849	—	—	849
Notes receivable from stockholders for exercise of options	—	—	(906)	—	—	—	(906)
Accretion of redeemable preferred stock	—	—	(27,745)	—	—	—	(27,745)
Unrealized loss on hedge	—	—	—	—	—	(1,467)	(1,467)
Net loss	—	—	—	—	(22,801)	—	(22,801)

Balances at February 2, 2002	39,117	$39	$(187,380)	$(8,439)	$(108,460)	$(1,467)	$(305,707)

See accompanying notes to consolidated financial statements.

PETCO ANIMAL SUPPLIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Years Ended
	January 29, 2000	February 3, 2001	February 2, 2002
Cash flows from operating activities:
Net earnings (loss)	$21,757	$(20,339)	$(22,801)
Depreciation and amortization	39,280	48,100	51,694
Provision for deferred and other taxes	14,847	658	(10,982)
Internet operations and equity in loss of unconsolidated affiliates	1,254	4,543	3,083
Stock-based compensation	—	—	17,351
Non-cash write-off of investment in affiliate	—	10,206	26,093
Loss on retirement of fixed assets	30	—	—
Non-cash write-off of debt issuance costs	—	2,089	12,430
Changes in assets and liabilities, net of effects of purchase acquisitions:
Receivables	(1,083)	(1,391)	(1,383)
Inventories	(11,975)	(2,813)	(6,787)
Other assets	872	(1,229)	(782)
Accounts payable	718	(3,622)	6,712
Accrued expenses	7,037	6,621	1,594
Accrued interest	(100)	9,463	(3,837)
Accrued salaries and employee benefits	5,823	5,214	9,430
Accrued store closing costs	(1,544)	(1,869)	(2,394)
Deferred rent and other liabilities	1,856	273	399

Net cash provided by operating activities	78,772	55,904	79,820

Cash flows from investing activities:
Additions to fixed assets	(40,050)	(46,521)	(56,306)
Investment in affiliates	(18,459)	(9,510)	(9,728)
Net cash invested in acquisitions of businesses	(2,927)	(16,407)	—
Loans to employees	—	—	(896)
Repayment of loan to affiliate	—	—	6,545
Change in other assets	(822)	(197)	—

Net cash used in investing activities	(62,258)	(72,635)	(60,385)

Cash flows from financing activities:
Borrowings under long-term debt agreements	32,375	397,521	215,650
Repayment of long-term debt agreements	(4,075)	(117,175)	(210,150)
Debt issuance costs	(1,656)	(11,254)	(1,210)
Repayment of capital lease and other obligations	(9,715)	(7,955)	(5,678)
Repurchase of common stock	—	(463,427)	—
Net proceeds from the issuance of common stock	292	16,889	124
Net proceeds from the issuance of Series A redeemable preferred Stock	—	107,376	—
Net proceeds from the issuance of Series B redeemable preferred Stock	—	75,675	—
Proceeds from the issuance of common stock warrants	—	1,066	—

Net cash provided by (used in) financing activities	17,221	(1,284)	(1,264)

Net increase/(decrease) in cash and cash equivalents	33,735	(18,015)	18,171
Cash and cash equivalents at beginning of year	2,324	36,059	18,044

Cash and cash equivalents at end of year	$36,059	$18,044	$36,215

Supplemental cash flow disclosures:
Interest paid on debt	$9,481	$13,734	$42,989
Income taxes paid	$1,101	$6,052	$2,673

See accompanying notes to consolidated financial statements.

PETCO ANIMAL SUPPLIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except per share data or as otherwise noted)

1. Summary of Significant Accounting Policies

(a) Description of Business:

        PETCO Animal Supplies, Inc., (the "Company" or "PETCO") a Delaware corporation, is a national specialty retailer of premium pet food and supplies with stores in 41 states and the District of Columbia.

(b) Basis of Presentation:

        The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. Investments in affiliates are accounted for using the equity method. All significant intercompany accounts and transactions have been eliminated.

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(c) Common Stock Split:

        Following the recapitalization transaction described in Note 2, the Company effected a 22-for-1 split of its common stock. Historical share information prior to the recapitalization transaction has been retroactively restated to reflect the stock split for all periods presented.

        Additionally, prior to the completion of the Company's initial public offering on February 27, 2002, the Company effected a 2-for-1 stock split of its common stock. All share information in the consolidated financial statements has been retroactively restated to reflect the stock split for all periods presented.

(d) Fiscal Year:

        The Company's fiscal year ends on the Saturday closest to January 31, resulting in years of either 52 or 53 weeks. The fiscal year ended February 3, 2001 consisted of 53 weeks. All other fiscal years presented herein consisted of 52 weeks. All references to a fiscal year refer to the fiscal year ending on the Saturday closest to January 31 of the following year.

(e) Cash Equivalents:

        The Company considers all liquid investments with original maturities of three months or less to be cash equivalents.

(f) Inventories:

        Inventories are stated at the lower of cost, determined by the first-in, first-out method, or market.

(g) Pre-opening Costs:

        Costs incurred in connection with opening new stores are expensed as incurred.

(h) Fixed Assets:

        Fixed assets are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally five to ten years. Equipment under capital leases is stated at the present value of minimum lease payments at the inception of the lease. Amortization is computed using the straight-line method over the lesser of the lease term or the estimated useful lives of the assets, generally five to fifteen years.

(i) Goodwill and Long-Lived Assets:

        Costs in excess of net assets of acquired businesses is amortized on the straight-line method over three to fifteen years. The carrying value of goodwill is reviewed on a periodic basis for recoverability based on expectations for future undiscounted cash flows from the related operations. Should the review indicate that goodwill is not recoverable, the Company adjusts the goodwill to the extent carrying value exceeds the fair value of the goodwill. Reviews of carrying values of goodwill resulted in write-downs of $19 and $501 in fiscal 1999 and fiscal 2000, respectively, related to planned store closures. During fiscal 2001 there were no goodwill write-downs. Accumulated amortization at February 3, 2001 and February 2, 2002 was $17,362 and $22,354, respectively.

        In addition, the Company periodically assesses long-lived assets for impairment under Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," based on expectations of future undiscounted cash flows from the related operations, and when circumstances dictate, adjusts the asset to the extent carrying value exceeds the fair value of the asset. These factors, along with management's plans with respect to the operations, are considered in assessing the recoverability of goodwill, other purchased intangibles and property and equipment. Assessments of long-lived assets resulted in write-downs of fixed assets of $396, $2,457 and $858 during fiscal 1999, 2000 and 2001, respectively. These write-downs relate to store furnishings, equipment and leasehold improvements for planned store closures and are recorded as selling, general, and administrative expenses in the accompanying statement of operations.

(j) Other Assets:

        The Company had a secured loan to another limited partner in a limited partnership which operates retail pet food and supply stores in Canada. The loan bore interest at 7.5% and was repaid in full on January 28, 2002.

        The remainder of other assets consists primarily of lease deposits, non-compete agreements and prepaid expenses. Non-compete agreements are amortized using the straight-line method over the periods of the agreements, generally five to seven years. Accumulated amortization for intangible other assets at February 3, 2001 and February 2, 2002 was $1,203 and $1,513, respectively.

(k) Debt Issuance Costs:

        Debt issuance costs are amortized to interest expense using the effective interest method over the life of the related debt. Accumulated amortization for debt issuance costs at February 3, 2001 and February 2, 2002 was $614 and $1,549, respectively.

(l) Store Closing Costs:

        Management continually reviews the ability of stores to provide positive contributions to the Company's results. The Company charges costs associated with store closures to operations upon commitment to close a store within the next 12 months. Store closing costs consist of future lease obligations, property taxes and common area maintenance costs, net against contractual sub-lease income and are recorded as selling, general, and administrative expenses in the accompanying statement of operations. For the fiscal years 1999, 2000, and 2001 store closing costs charged to operations were $110, $90, and $260, respectively.

(m) Income Taxes:

        Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

        Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date.

(n) Fair Value of Financial Instruments:

        Because of their short maturities, the carrying amounts for cash and cash equivalents, receivables, accounts payable, accrued expenses, accrued interest and accrued salaries and employee benefits approximate fair value. The carrying amounts for long-term debt and other obligations approximate fair value as the interest rates and terms are substantially similar to those that could be obtained currently for similar instruments.

        The Company uses an interest rate collar agreement to manage interest rate exposure. At February 2, 2002, the Company had a $75,000 notional amount interest rate collar using a floating index of one-month LIBOR contracts at an interest rate cap of 7.00% and an interest rate floor of 5.43%, expiring in December 2002. The interest rate differential to be paid, if interest rates are less than the interest rate floor, or received, if interest rates rise above the interest rate cap, is recognized quarterly as a component of interest expense or interest income over the life of the agreement.

(o) Stock Options:

        The Company accounts for stock option plans in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations which recognizes compensation expense on the grant date if the current market price of the stock exceeds the exercise price. The Company adopted the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation."

(p) Comprehensive Income:

        SFAS No. 130, "Reporting Comprehensive Income" requires that certain items of comprehensive income other than net earnings or loss be reported in the financial statements. During fiscal 2001, the Company recorded $1,467, net of tax benefit of $820, to other comprehensive loss related to the decline in fair value of the Company's interest rate hedge.

(q) Revenue Recognition:

        Revenue from sales of the Company's products is recognized at the point of sale for retail stores and at the time of shipment for e-commerce sales. Shipping terms for e-commerce sales are FOB shipping point.

(r) Segment Reporting:

        SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," requires annual and interim reporting for an enterprise's operating segments and related disclosures about its products, services, geographic areas and major customers. An operating segment is defined as a component of an enterprise that engages in business activities from which it may earn revenues and incur expenses, and about which separate financial information is regularly evaluated by the chief operating decision maker in deciding how to allocate resources. All of the Company's stores are aggregated into one reportable segment given the similarities of economic characteristics between the operations represented by the stores and the common nature of the products, customers and methods of distribution.

(s) Reclassifications:

        Certain previously reported amounts have been reclassified to conform with the current period presentation.

(t) Effect of Accounting Changes:

        In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments and hedging activities. SFAS No. 133 requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet, and measure those instruments at fair value. Accounting for changes in the fair value of a derivative depends on the intended use and resulting designation of the derivative. For derivatives designated as hedges, changes in the fair value are either offset against the change in fair value of the assets or liabilities through earnings or recognized in other comprehensive income in the balance sheet. The Company maintains a $75.0 million interest rate collar agreement, or hedge, to limit its exposure to the interest rate risk associated with variable rate debt. During the fiscal year ended February 2, 2002, the Company recorded $1,467, net of tax benefit of $820, to other comprehensive loss in the balance sheet related to the decline in fair value of the derivative.

(u) Earnings (Loss) per Share:

        Basic net earnings (loss) per common share is computed using the weighted average number of common shares outstanding during the period. Diluted net earnings (loss) per common share incorporates the incremental shares issuable upon the assumed exercise of potentially issuable common stock.

        Net earnings (loss) and weighted average common shares used to compute net earnings (loss) per common share, basic and diluted, are presented below:

	Years Ended
	January 29, 2000	February 3, 2001	February 2, 2002
Net earnings (loss) available to common stockholders	$21,757	$(28,825)	$(50,546)

Common shares, basic	928,136	632,162	38,429
Dilutive effect of stock options	10,736	—	—

Common shares, diluted	938,872	632,162	38,429

        Warrants to purchase 2,132 shares of common stock were outstanding at February 3, 2001 and February 2, 2002, but were not included in the computation of diluted earnings (loss) per common share because the conversion would have an antidilutive effect on diluted earnings (loss) per common share. Options to purchase common shares that were outstanding but not included in the computation of diluted earnings (loss) per common share because the conversion would have an antidilutive effect were 111,320, 1,452 and 1,355 for the fiscal years ended 1999, 2000 and 2001, respectively.

2. Recapitalization

        During fiscal 2000, the Company entered into a merger and recapitalization agreement with BD Recapitalization Corp. ("BD"), an entity formed for that purpose by the sponsors of the merger and recapitalization transaction, Leonard Green & Partners, L.P. and Texas Pacific Group. In the merger, each issued and outstanding share of the Company's common stock was cancelled and converted automatically into the right to receive $0.50 per share in cash, with the exception of 5,911 shares retained by members of the Company's management. In October 2000, following approval of the transaction by the stockholders of the Company, BD completed the merger and recapitalization of the Company by investing $190.0 million in common and preferred stock, arranging financing in the form of a new credit facility and senior subordinated notes, retiring debt under the existing credit facility and repurchasing each share of outstanding common stock, other than the 5,911 shares held by management, for an aggregate of $463,427. Net proceeds from the issuance of new shares of common stock in the merger and recapitalization was $15,873. Following the merger and recapitalization the Company effected a 22-for-1 split of its common stock. This merger was accounted for as a recapitalization and as such, a step-up of assets to fair market value was not required.

        During fiscal 2000, transaction costs of $19,771 were incurred and expensed related to the recapitalization. Additionally, financing costs of $11,254 have been deferred and are being amortized over the lives of the new debt facilities.

3. Business Combinations

        During fiscal 1999, the Company completed one acquisition of a retailer of pet food and supplies in a transaction accounted for as a purchase. The aggregate fair value of assets acquired and the net cash invested in this business was $2,623, of which $7 was expended in fiscal 2000. The excess of the aggregate cost over the fair value of net assets acquired was $1,468, which was recorded as goodwill and is being amortized over fifteen years. A summary of the assets acquired and liabilities assumed in the acquisition follows:

Fair Value
(in thousands)
Inventory	$150
Intangible assets	600
Fixed assets	640
Goodwill	1,468
Other liabilities	(235)

Purchase Price	$2,623

        During fiscal 2000, the Company completed one acquisition of a retailer of pet food and supplies in a transaction accounted for as a purchase. The aggregate fair value of assets acquired and the net cash invested in the business was $12,575. The excess of the aggregate cost over the fair value of net assets acquired was $10,926, which was recorded as goodwill and is being amortized over fifteen years. A summary of the assets acquired and liabilities assumed in the acquisition follows:

Fair Value
(in thousands)
Inventory	$1,925
Fixed assets	775
Goodwill	10,926
Other liabilities	(1,051)

Purchase price	$12,575

        Additionally, during fiscal 2000, the Company completed the acquisition of certain operating assets of Petopia.com, an e-commerce destination for pet food and supplies in a transaction accounted for as a purchase. The aggregate fair value of assets acquired was $3,825. The excess of the aggregate cost over the fair value of net assets acquired was $3,126, which was recorded as goodwill and is being amortized over three years. A summary of the assets acquired and liabilities assumed in the acquisition follows:

Fair Value
(in thousands)
Inventory	$120
Fixed assets	1,199
Other assets	210
Goodwill	3,126
Other liabilities	(830)

Purchase price	$3,825

        The consolidated financial statements include the operating results from the closing date for each respective purchase acquisition. The purchase acquisitions during fiscal years 1999 and 2000 did not materially affect results of operations and accordingly, pro-forma results are not presented.

        In fiscal 2000, merger and non-recurring costs of $55,928 were recorded. These costs consisted of $19,771 of transaction costs related to the recapitalization, compensation expense of $22,254 related to the repurchase of outstanding options for common stock in the recapitalization of the Company, the write-off of $10,206 with respect to an investment in an affiliate and $3,697 in expenses related to the settlement of existing shareholder lawsuits and shareholder lawsuits related to the recapitalization of the Company.

        In fiscal 2001, merger and non-recurring costs of $445 were recorded, consisting of legal costs related to the recapitalization and costs incurred in closing Petopia.com's facilities.

4. Investment in Affiliates

        During fiscal 1999, the Company acquired an equity interest in Petopia.com, an e-commerce destination for the sale of pet food and supplies. The Company accounted for its investment in Petopia.com using the equity method and recorded its proportionate share of earnings or loss. The Company recognized $4,021 and $11,498 in equity in losses for fiscal 1999 and 2000, respectively. The Company also provided certain marketing and fulfillment services to Petopia.com according to the terms of a strategic alliance agreement, under which the Company earned revenue and additional equity and incurred expenses. The net revenue from these activities are included in Internet operations and equity in loss of unconsolidated affiliates in fiscal years 1999 and 2000 in the amounts of $2,767 and $10,208, respectively. The Company wrote off its investment in Petopia.com of $10,206 in fiscal 2000, reflected in merger and non-recurring costs, due to Petopia.com's pending liquidation and wrote off $1,321 in receivables due from Petopia.com, reflected in Internet operations and equity in loss of unconsolidated affiliates. Subsequently, the Company acquired certain operating assets of that entity and recorded $1,455 in transition costs in Internet operations and equity in loss of unconsolidated affiliates, in relocating Petopia.com's operating assets to the Company's national support center (see Note 3).

        The Company had a 72% limited partner interest in a limited partnership (the "LP") which operates retail pet food and supply stores in Canada. On January 28, 2002, the Company terminated its relationship with Canadian Petcetera Limited Partnership (the Partnership) and entered into a settlement agreement in connection with the resolution of a dispute with the other partners in the Partnership. In connection with the settlement agreement, the Company transferred all of its limited partnership interest in the Partnership to an affiliate of the general partner and paid a settlement fee of $10.3 million. In conjunction with the termination of its relationship with the Partnership, the Company recorded a write-off of $26.7 million in fiscal year 2001, consisting of $26.1 million carrying value of its investment in the Partnership and $0.6 million of related assets, and recorded settlement expense of approximately $10.3 million. The Company accounted for its investment in the LP using the equity method as it does not exercise control over the LP and recorded its proportionate share of earnings or loss according to the partnership agreement. The Company did not record any earnings or loss for the year ended January 29, 2000 and recorded losses of $477 and $3,083 for the years ended February 3, 2001 and February 2, 2002 respectively, which are included in Internet operations and equity in loss of unconsolidated affiliates in the accompanying consolidated statements of operations.

5. Long-Term Debt

        At January 29, 2000, the Company had a credit facility with a syndicate of banks with a commitment of up to $150.0 million consisting of $100.0 million in term loans and $50.0 million in revolving loans. This credit facility was retired during fiscal 2000 in connection with the merger and recapitalization and related unamortized debt issuance costs were written off resulting in an extraordinary expense of $1,264 (net of income tax benefit of $825).

        In October 2000 in connection with the merger and recapitalization, the Company obtained credit facilities consisting of $270 million in term loans and an $80 million revolving credit facility which expire between October 2, 2006 and October 2, 2008.

        In October 2001, the Company amended its senior credit facility to reduce the revolving credit facility to $75 million and to restructure the term loans into a single $195 million term loan that expires between October 2, 2006 and October 2, 2008. Borrowings under the senior credit facility are secured by substantially all of the Company's assets and currently bear interest, at the Company's option, at the agent bank's base rate plus a margin of up to 2.25%, or LIBOR plus a margin of up to 3.25%, based on the leverage ratio at the time in the case of the revolving credit facility and a fixed margin in the case of the term loan B facility. The effective interest rate of these borrowings at February 2, 2002 was 5.33% to 5.37%. The credit agreement contains certain affirmative and negative covenants related to indebtedness, interest and fixed charges coverage and consolidated net worth. The Company was in full compliance with all these covenants at February 2, 2002.

        In fiscal 2001, the Company recorded an extraordinary loss on early extinguishment of debt totaling $805 consisting of the write-off of $1,295 in unamortized debt discount, net of a tax benefit of $490. The Company recorded an additional extraordinary loss on early extinguishment of debt related to the redemption of Senior Subordinated Notes as discussed in note 6.

5. Long-Term Debt (Continued)

        Long-term debt consists of:

	February 3, 2001	February 2, 2002
Revolving loans	$—	$—
Term loans	269,000	194,500

	269,000	194,500
Less current portion	5,250	2,000

	$263,750	$192,500

        Annual maturities of long-term debt for the next five fiscal years are as follows: $2,000, $2,000, $2,000, $2,000 and $25,000.

6. Senior Subordinated Notes

        At February 3, 2001, the Company had $120 million Senior Subordinated Notes maturing on October 1, 2010. Interest on the Senior Subordinated Notes accrued at a rate of 13% per annum. In connection with the issuance of the Senior Subordinated Notes, the purchaser received Series A and Series B redeemable preferred stock, with a fair value of $9,421 and warrants for the purchase of 2,132 shares of common stock of the Company, at an exercise price of $0.001 per share, with a fair value of $1,066. The fair value of the preferred stock and warrants was reflected as a discount to the Senior Subordinated Notes and was being amortized to interest expense over ten years. The warrants are exercisable at any time.

        In October 2001, these Notes were redeemed in full and the Company recorded an extraordinary loss on early extinguishment of debt totaling $12,137 consisting of a $8,400 prepayment penalty, the write-off of $1,677 in unamortized debt discount, and the write-off of $9,458 in unamortized debt issuance costs, net of a tax benefit of $7,398.

        In October 2001, the Company issued $200 million Senior Subordinated Notes maturing on November 1, 2011. Interest on the Senior Subordinated Notes accrues at a rate of 10.75% per annum and is payable semi-annually. The Company may redeem the Senior Subordinated Notes at its option at any time after November 1, 2006, in whole or in part, based upon an agreed upon schedule of redemption prices. At any time before November 1, 2004, up to 35% of the aggregate principal amount of the Senior Subordinated Notes may be redeemed from the proceeds of a qualifying public offering of common stock of the Company at a redemption price of 110.75% of the principal amount of the Senior Subordinated Notes redeemed, plus accrued interest.

7. Lease Commitments and Other Obligations

        The Company finances certain fixed assets under capital leases. There are approximately $24,237 and $20,253 in fixed assets financed through capital leases at February 3, 2001 and February 2, 2002, respectively. Accumulated amortization related to these financed assets was approximately $11,808 and $13,083 at February 3, 2001 and February 2, 2002, respectively.

        The Company leases warehouse and store facilities and equipment under operating leases. These operating leases generally have terms from three to ten years. Certain store leases include additional contingent rental payments ranging from 2% to 6% of store revenues above defined levels. Contingent rentals during fiscal years 1999, 2000, and 2001 were $68, $77 and $86, respectively.

        At February 3, 2001, the present value of future minimum payments for capital lease and other obligations, and minimum lease payments under noncancelable operating leases were as follows:

Years	Capital Leases and Other Obligations	Operating Leases
2002	$4,871	$119,848
2003	271	116,438
2004	262	104,880
2005	253	93,006
2006	1,767	81,846
Thereafter	—	367,892

Total minimum payments	7,424	$883,910

Less amount representing interest	767

Present value of net minimum capital lease and other obligation payments	6,657
Less current portion of capital lease and other obligations	4,552

Capital lease and other obligations	$2,105

        Rent expense under operating leases for fiscal years 1999, 2000, and 2001 was approximately $89,352, $103,637 and $115,906, respectively.

8. Preferred Stock

        The authorized number of shares of preferred stock at February 2, 2002 was 500 with a par value of $.01 per share. During fiscal 2000, the Board of Directors authorized the issuance of two series of redeemable preferred stock.

        Series A senior redeemable exchangeable cumulative preferred stock ("Series A Preferred") has 111 shares authorized and issued at February 2, 2002 and liquidation preference of $1,000 per share plus accrued and unpaid dividends. Dividends are 14% per year, payable quarterly whether or not declared by the Company's Board of Directors, and if not paid in cash, will accumulate as additional liquidation preference. Dividends will accrue on such additional liquidation preference. The Series A Preferred ranks senior to all other classes of the Company's capital stock. The Company is required to redeem the shares of Series A Preferred in whole after 12 years at the liquidation preference, together with accumulated but unpaid dividends. The terms of the Series A Preferred allow the Company to redeem shares of Series A Preferred before the mandatory redemption date at specified redemption prices and also allow the Company to exchange shares of the Series A Preferred for debt securities under some circumstances. The holders of the Series A Preferred generally have no voting rights, except in limited circumstances.

        Series B junior redeemable cumulative preferred stock ("Series B Preferred") has 78 shares authorized and issued at February 2, 2002 and liquidation preference of $1,000 per share plus accrued and unpaid dividends. Dividends are 12% per year, payable quarterly whether or not declared by the Company's Board of Directors, and if not paid in cash, will accumulate as additional liquidation preference. Dividends will accrue on such additional liquidation preference. The Series B Preferred ranks senior to all classes of the Company's common stock and ranks junior to the Series A Preferred. The Company is required to redeem the shares of Series B Preferred in whole after 12 years at the liquidation preference, together with accumulated but unpaid dividends. The terms of the Series B Preferred allow the Company to redeem shares of the Series B Preferred before the mandatory redemption date at specified redemption prices. The holders of the Series B Preferred generally have no voting rights, except in limited circumstances. Subsequent to February 2, 2002, all Series A Preferred and Series B Preferred was redeemed in connection with an initial public offering as more fully described in Note 14.

        The Board of Directors has not declared any dividend with respect to either series of preferred stock. Accumulated undeclared dividends as of February 2, 2002 were $22,379 and $13,370 for the Series A Preferred and Series B Preferred, respectively. The accretion of these dividends is reflected in the accompanying consolidated statement of stockholders' equity and is included in the carrying values of the preferred stock in the accompanying consolidated balance sheet.

9. Equity

(a) Common Stock:

        The authorized number of shares at January 29, 2000 was 100,000 with a par value of $0.0001. During fiscal 2000, a merger and recapitalization of the Company was completed, in which the authorized number of shares was established as 50,000 with a par value of $0.001 (Note 2).

(b) Stock Options:

        In February 1994, the Company's stockholders approved the 1994 Stock Option Plan ("1994 Company Plan") which provides for the granting of stock options, stock appreciation rights or restricted stock with respect to shares of common stock to executives and other key employees. Stock options may be granted in the form of incentive stock options or non-statutory stock options and are exercisable for up to ten years following the date of grant. Stock option exercise prices must be equal to or greater than the fair market value of the common stock on the grant date. In June 1996, the Company's stockholders approved an amendment to the 1994 Company Plan to increase the number of shares available for issuance under the plan for each of the next five fiscal years by 3.0% of the number of shares of common stock issued and outstanding as of the end of the immediately preceding fiscal year. During fiscal 2000, as part of the merger and recapitalization transaction, with the exception of 1,727 options, all options previously issued under the plan were cancelled and options with exercise prices of less than $0.50 were repurchased from their holders.

        In February 1994, the Company's stockholders approved the Directors 1994 Stock Option Plan ("Directors Plan") which provides for the granting of common stock options to directors. Stock option exercise prices must be equal to the fair market value of the common stock on the grant date. In

June 1995, the Company's stockholders approved an amendment to the Directors Plan to increase the number of shares available for issuance under the plan for each of the next five fiscal years by 0.1% of the number of shares of common stock issued and outstanding as of the end of the immediately preceding fiscal year. During fiscal 2000, as part of the merger and recapitalization transaction, all options previously issued under the plan were cancelled and options with exercise prices of less than $0.50 were repurchased from their holders. At February 3, 2001 there were no options outstanding under the plan and no further grants will be made.

        In 1996, the Company assumed an employee stock option plan ("1993 Company Plan") from Pet Food Warehouse which provided for the granting of incentive and nonqualified stock options with exercise prices equal to their fair market values on their grant dates that become exercisable over various periods and expire five or six years after the date of grant. The common shares and exercise prices under this plan were adjusted based on the common share conversion rate per the merger agreement with Pet Food Warehouse. During fiscal 2000, as part of the merger and recapitalization transaction, all options previously issued under the plan were cancelled and options with exercise prices of less than $0.50 were repurchased from their holders. At February 2, 2002 there were no options outstanding under the plan and no further grants will be made.

        In 1997, the Company assumed an employee stock option plan ("1989 Company Plan") from PetCare which provided for the granting of incentive and non-qualified stock options with exercise prices equal to their fair market values on their grant dates that became exercisable over various periods and expire up to ten years after the date of grant. The common shares and exercise prices under this plan were adjusted in accordance with the terms of the merger agreement with PetCare. During fiscal 2000, as part of the merger and recapitalization transaction, all options previously issued under the plan were cancelled and options with exercise prices of less than $0.50 were repurchased from their holders. At February 3, 2001 there were no options outstanding under the plan and no further grants will be made.

        Compensation expense of $22,254 related to the repurchase of outstanding options for common stock in the recapitalization is reflected in merger and non-recurring costs in fiscal 2000. Information regarding the stock option plans follows:

	All Company Plans
	Shares	Option Price Per Share	Weighted Average Exercise Price
Outstanding at January 30, 1999	91,456	$0.11-$0.72	$0.41
Granted	30,749	$0.14-$0.35	$0.17
Exercised	(1,452)	$0.18-$0.28	$0.20
Cancelled	(9,458)	$0.17-$0.63	$0.32

Outstanding at January 29, 2000	111,295	$0.11-$0.72	$0.36
Fiscal 2000 activity prior to merger and recapitalization:
Granted	34,671	$0.22-$0.28	$0.28
Exercised	(4,384)	$0.17-$0.42	$0.25
Cancelled	(139,855)	$0.11-$0.72	$0.29

Outstanding prior to merger and recapitalization	1,727	$0.17-$0.28	$0.22

        In fiscal 2000, in connection with the merger and recapitalization of the company, the 1994 Company Plan was amended and restated to modify the total number of shares available for issuance under the plan to 2,339. Under the terms of the recapitalization, the 1,727 options not repurchased were converted into 1,215 options, and the exercise prices were adjusted, to preserve the economic value of the options for the holders.

        Information regarding the 1994 Company Plan, as amended, subsequent to the merger and recapitalization follows:

	Shares	Option Price Per Share	Weighted Average Exercise Price
Outstanding subsequent to merger and recapitalization	1,215	$0.10	$0.10
Fiscal 2000 activity subsequent to merger and recapitalization:
Granted	525	$0.50	$0.50
Exercised	(289)	$0.10	$0.10

Outstanding at February 3, 2001	1,451	$0.10-$0.50	$0.24
Granted	882	$0.50-$4.45	$1.33
Exercised	(923)	$0.10-$0.50	$0.13
Cancelled	(55)	$0.10-$0.10	$0.10

Outstanding at February 2, 2002	1,355	$0.10-$4.45	$1.03

(c) Accounting for Stock Options:

        The Company accounts for stock option plans under APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Prior to fiscal year 2001, had compensation costs for the Company's stock option plans been determined based upon the fair value at the grant date for awards under these plans, consistent with the methodology prescribed under SFAS No. 123, "Accounting for Stock-Based Compensation," the Company's net earnings would have been decreased by $3,521 during 1999 and the Company's net loss would have increased by $2,815 and $137 during 2000 and 2001. The weighted average fair value of the options granted during 1999, 2000 and 2001 were estimated as $0.10, $0.13 and $0.56 on the date of grant using the Black-Scholes option pricing model with the following assumptions: no dividend yield, volatility of 62.1%, 49.5% and 57.5%, risk-free interest rate of 6.0%, 5.8% and 3.7% for 1999, 2000 and 2001, respectively, and an expected life of five years for all grants for 1999 and 2000, and three years for 2001.

        In connection with fixed plan stock option awards granted to employees in fiscal 2001, the Company recorded deferred compensation of $9,288 equal to the aggregate differences between the exercise prices of the options granted and the deemed fair value for accounting purposes. Deferred compensation is amortized over the vesting periods of the options, generally five years. During fiscal 2001 the Company recorded amortization in the amount of $849. For variable plan awards, the Company recorded stock-based compensation of $16,502 based on the changes in the deemed fair value of the common stock.

        Total stock-based compensation for fiscal 2001 was $17,351 and is recorded as cost of sales and occupancy costs and selling, general and administrative costs in the amount of $3,001 and $14,350, respectively, in the accompanying statement of operations.

        The following table summarizes information about the options outstanding under the stock option plan at February 2, 2002:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$0.10-$0.10	25	8.01	$0.10	25	$0.10
0.50- 0.50	547	8.37	0.50	28	0.50
0.61- 0.61	615	9.55	0.61	144	0.61
4.45- 4.45	168	9.94	4.45	65	4.45

$0.10-$4.45	1,355	9.10	$1.03	262	$1.50

10. Income Taxes

        Income taxes (benefit) consists of the following:

	Years Ended
	January 29, 2000	February 3, 2001	February 2, 2002
Current:
Federal	$991	$3,434	$(1,027)
State	993	520	(62)

	1,984	3,954	(1,089)

Deferred:
Federal	12,945	1,267	(858)
State	1,902	(247)	(268)

	14,847	1,020	(1,126)

Income taxes (benefit) before extraordinary item	$16,831	$4,974	$(2,215)

        Income taxes are included in the statements of operations as follows:

	Years Ended
	January 29, 2000	February 3, 2001	February 2, 2002
Income taxes (benefit) on earnings (loss) before extraordinary item	$16,831	$4,974	$(2,215)
Income taxes (benefit) on extraordinary item	—	(825)	(7,888)

Total income taxes (benefit)	$16,831	$4,149	$(10,103)

        A reconciliation of income taxes at the federal statutory rate 35% with the provision for income taxes (benefit) follows:

	Years Ended
	January 29, 2000	February 3, 2001	February 2, 2002
Income taxes at federal statutory rate	$13,506	$(5,666)	$(11,516)
Non-deductible expenses	463	2,276	2,735
State taxes, net of federal tax benefit	1,882	116	(879)
Change in valuation allowance	1,600	7,745	(153)
Other	(620)	(322)	(290)

	$16,831	$4,149	$(10,103)

        The sources of significant temporary differences which gave rise to the deferred tax provision and their effects follow:

	Years Ended
	January 29, 2000	February 3, 2001	February 2, 2002
Inventory	$26	$(42)	$(409)
Deferred rent	(779)	(160)	(357)
Depreciation	7,808	1,179	(768)
Accrued fringes	(680)	(777)	(2,979)
Intangibles	(221)	(411)	(1,257)
Store closing costs	974	819	901
Fixed assets	24	5	—
Other assets	(970)	(7,167)	(59)
Benefit of net operating loss carryforwards	9,093	4,110	(2,836)
Stock option compensation	—	—	(1,217)
Debt issuance costs	—	(2,164)	1,150
Alternative minimum tax credit	(861)	(1,996)	(604)
Change in valuation allowance	1,600	7,745	(153)
Other	(1,167)	(483)	(535)

	$14,847	$658	$(9,123)

        Deferred income taxes reflect the tax effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets follow:

	February 3, 2001	February 2, 2002
Deferred tax assets:
Inventory	$3,572	$3,981
Deferred rent	5,130	5,487
Accrued fringes	3,358	6,337
Store closing costs	1,863	962
Other assets	9,045	9,104
Net operating loss carryforwards	13,901	16,737
Stock option compensation	—	1,217
Debt issuance costs	2,164	1,014
Alternative minimum tax credit	3,270	3,874
Other	532	1,067

Total deferred tax assets	42,835	49,780
Valuation allowance	(14,245)	(14,092)

Net deferred tax assets	28,590	35,688
Deferred tax liabilities:
Depreciation	(16,373)	(15,605)
Intangibles	(1,272)	(15)

Total deferred tax liabilities	(17,645)	(15,620)

Net deferred tax assets	$10,945	$20,068

        The valuation allowance of $14,245 at February 3, 2001 and $14,092 at February 2, 2002 relates primarily to net operating loss carryforwards of PetCare and the Company's equity share of the losses of Petopia.com, with the decrease in the valuation allowance at February 2, 2002 relating to the utilization of the net operating loss of the Company's foreign subsidiary. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not that the Company will realize the benefits of these deductible differences, net of the valuation allowance.

        At February 2, 2002, the Company has available net loss carryforwards of $43,578 for federal income tax purposes, which begin expiring in 2012, and $27,940 for state income tax purposes, which begin expiring in 2005.

11. Employee Savings Plans

        The Company has employee savings plans which permit eligible participants to make contributions by salary reduction pursuant to either section 401(k) of the Internal Revenue Code or under the Company's non-qualified deferred compensation plan. The Company matches 50% of the first 6% of compensation that is contributed by each participating employee to the plans. In connection with the required match, the Company's contributions to the plans were $873 in 1999, $1,052 in 2000 and $1,304 in 2001.

12. Related Party Transactions

        The Company entered into a management agreement with two entities who were sponsors of the merger and recapitalization transaction. Under the terms of this agreement, the Company paid management fees in an aggregate amount of $1,040 and $3,120 in fiscal 2000 and 2001, respectively, to these two related parties. On February 22, 2002, the Company terminated the management agreement and paid an aggregate amount of $12.5 million which will be recorded in the first quarter of fiscal 2002.

        The Company issued Senior Subordinated Notes to related parties in fiscal 2000 and redeemed them in fiscal 2001 (See note 6). The related parties have syndicated a portion of these Senior Subordinated Notes. Interest expense incurred on the Senior Subordinated Notes, primarily with related parties, including amortization of the discount, was $5,716 in fiscal 2000 and $11,952 in fiscal 2001.

13. Commitments and Contingencies

        In July 2001, two former employees instituted an action against the Company in the Superior Court of California for the County of Los Angeles. The complaint in the action was filed, individually and on behalf of a purported class consisting of all current and former employees who worked as salaried managers or assistant managers in the Company's stores in the state of California at any time between July 30, 1997, and the present. The complaint alleges that the individual plaintiffs and the purported class members worked hours for which they were entitled to receive, but did not receive, overtime compensation under California law, and that they were classified as "exempt" store management employees but were forced to work more than 50% of their time in non-exempt tasks. The complaint alleges violations of the California Labor Code and the California Business and Professions Code. The relief sought includes compensatory damages, penalties, preliminary and permanent injunctions requiring the Company to pay overtime compensation under California law, prejudgment interest, costs and attorneys' fees and such other relief as the court deems proper. In November 2001, the case was transferred to the Superior Court of California for the County of San Diego. The Company has answered the complaint and discovery has commenced. The Company intends to vigorously defend the action, including contesting the certification of the action as a class action. If successful, this litigation could have a material adverse effect on our financial condition, and any required change in labor practices could have a negative impact on the Company's results of operations.

        The Company is involved in routine litigation arising in the ordinary course of its business. While the results of such litigation cannot be predicted with certainty, the Company believes that the final outcome of such matters will not have a material adverse effect on the Company's consolidated financial position or results of operations.

        At February 2, 2002, the Company had outstanding $5.7 million in letters of credit used for general business purposes.

14. Subsequent Event

        On February 27, 2002, the Company completed an initial public offering ("IPO") of 14,500 shares of common stock at a price of $19.00 per share. Proceeds to the Company after calculation of the underwriters' commissions and fees, totaled approximately $254.4 million, net of offering costs of approximately $21.1 million. Proceeds were used to redeem all outstanding series A and series B preferred stock and other general corporate purposes. Concurrent with the IPO, warrants for 2,132 shares of common stock were exercised, all outstanding options prior to the IPO became fully vested and 583 options to purchase common stock were issued.

        In connection with the IPO, the Company effected a 2-for-1 stock split of its common stock. All references in the consolidated financial statements to number of shares outstanding, price per share and per share amounts have been retroactively restated to reflect the stock split for all periods presented.

        On March 14, 2002, the underwriters for the IPO completed the exercise of their overallotment option for 1,000 shares of common stock at $19.00 per share. The aggregate proceeds amount to approximately $17.7 million, after deducting underwriters' commissions and fees of $1.3 million.

15. Supplemental Guarantor Condensed Consolidating Financial Statements

        The Company issued $200 million in principal amount of 10.75% Senior Subordinated Notes due 2011 in which certain of its subsidiaries (the guarantor subsidiaries) will serve as guarantors on a full and unconditional basis. Certain other subsidiaries (the nonguarantor subsidiaries) will not guarantee such debt.

        The following tables present the unaudited condensed consolidating balance sheets of PETCO Animal Supplies, Inc. as a parent company, its guarantor subsidiaries and its nonguarantor subsidiaries as of February 3, 2001 and February 2, 2002 and the related unaudited condensed consolidating statements of operations and cash flows for each year in the three-year period ended February 2, 2002.

PETCO ANIMAL SUPPLIES, INC.
CONDENSED CONSOLIDATING GUARANTOR, NON-GUARANTOR AND
PARENT COMPANY BALANCE SHEET
February 3, 2001
(in thousands)

	PETCO Animal Supplies, Inc. Parent Company Guarantor	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Reclassifications and Eliminations	PETCO Animal Supplies, Inc. And Subsidiaries
ASSETS
Current assets:
Cash and cash equivalents	$17,104	$940	$—	$—	$18,044
Receivables	1,749	6,562	—	—	8,311
Inventories	112,418	9,828	—	—	122,246
Deferred tax assets	14,127	—	—	—	14,127
Other	7,446	314	—	—	7,760

Total current assets	152,844	17,644	—	—	170,488
Fixed assets, net	177,134	21,934	—	—	199,068
Debt issuance costs	8,828	—	—	—	8,828
Goodwill	—	45,855	—	—	45,855
Investment in affiliates	—	—	19,447	—	19,447
Intercompany investments and advances	153,358	41,072	—	(194,430)	—
Other assets	10,633	—	—	—	10,633

	$502,797	$126,505	$19,447	$(194,430)	$454,319

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$(119)	$45,630	$—	$—	$45,511
Intercompany payables	98,613	(98,613)	—	—	—
Accrued expenses	32,522	7,563	—	—	40,085
Accrued interest	10,417	—	—	—	10,417
Accrued salaries and employee benefits	22,968	545	—	—	23,513
Current portion of long-term debt	5,250	—	—	—	5,250
Current portion of capital lease and other obligations	6,189	—	—	—	6,189

Total current liabilities	175,840	(44,875)	—	—	130,965
Long-term debt, excluding current portion	263,750	—	—	—	263,750
Senior subordinated notes payable	109,856	—	—	—	109,856
Capital lease and other obligations, excluding current portion	6,146	—	—	—	6,146
Accrued store closing costs	3,424	—	—	—	3,424
Deferred tax liability	3,182	—	—	—	3,182
Deferred rent and other liabilities	13,419	447	—	—	13,866

Total liabilities	575,617	(44,428)	—	—	531,189
Preferred stock:
14% Series A senior redeemable preferred stock	112,669	—	—	—	112,669
12% Series B junior redeemable preferred stock	78,868	—	—	—	78,868
Stockholders' equity (deficit)	(264,357)	170,933	19,447	(194,430)	(268,407)

	$502,797	$126,505	$19,447	$(194,430)	$454,319

PETCO ANIMAL SUPPLIES, INC.
CONDENSED CONSOLIDATING GUARANTOR, NON-GUARANTOR AND
PARENT COMPANY BALANCE SHEET
February 2, 2002
(in thousands)

	PETCO Animal Supplies, Inc. Parent Company Guarantor	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Reclassifications and Eliminations	PETCO Animal Supplies, Inc. And Subsidiaries
ASSETS
Current assets:
Cash and cash equivalents	$36,000	$215	$—	$—	$36,215
Receivables	920	8,774	—	—	9,694
Inventories	125,990	3,001	—	—	128,991
Deferred tax assets	26,287	—	—	—	26,287
Other	8,234	15	—	—	8,249

Total current assets	197,431	12,005	—	—	209,436
Fixed assets, net	188,754	22,378	—	—	211,132
Debt issuance costs	6,086	—	—	—	6,086
Goodwill	—	40,928	—	—	40,928
Investment in affiliates	—	—	—	—	—
Intercompany investments and advances	179,157	45,695	—	$(224,852)	—
Other assets	5,990	—	—	—	5,990

	$577,418	$121,006	$—	$(224,852)	$473,572

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$(2,361)	$54,584	$—	$—	$52,223
Intercompany payables	155,912	(159,626)	—	3,714	—
Accrued expenses	33,820	8,889	—	—	42,709
Accrued interest	6,580	—	—	—	6,580
Accrued salaries and employee benefits	32,520	423	—	—	32,943
Current portion of long-term debt	2,000	—	—	—	2,000
Current portion of capital lease and other obligations	4,552	—	—	—	4,552

Total current liabilities	233,023	(95,730)	—	3,714	141,007
Long-term debt, excluding current portion	192,500	—	—	—	192,500
Senior subordinated notes payable	200,000	—	—	—	200,000
Capital lease and other obligations, excluding current portion	2,105	—	—	—	2,105
Accrued store closing costs	1,467	—	—	—	1,467
Deferred tax liability	6,219	—	—	—	6,219
Deferred rent and other liabilities	16,180	519	—	—	16,699

Total liabilities	651,494	(95,211)	—	3,714	559,997
Preferred stock:
14% Series A senior redeemable preferred stock	130,038	—	—	—	130,038
12% Series B junior redeemable preferred stock	89,244	—	—	—	89,244
Stockholders' equity (deficit)	(293,358)	216,217	—	(228,566)	(305,707)

	$577,418	$121,006	$—	$(224,852)	$473,572

PETCO ANIMAL SUPPLIES, INC.
CONDENSED CONSOLIDATING GUARANTOR, NON-GUARANTOR AND
PARENT COMPANY STATEMENT OF OPERATIONS
For the year ended January 29, 2000
(in thousands)

	PETCO Animal Supplies, Inc. Parent Company Guarantor	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Reclassifications and Eliminations	PETCO Animal Supplies, Inc. And Subsidiaries
Net sales	$901,308	$724,616	$—	$(635,635)	$990,289
Cost of sales and occupancy costs	671,451	620,263	—	(571,003)	720,711

Gross profit	229,857	104,353	—	(64,632)	269,578
Selling, general and administrative expenses	212,451	72,981	—	(64,632)	220,800

Operating income	17,406	31,372	—	—	48,778
Interest income	(862)	(1)	—	—	(863)
Interest expense	9,799	—	—	—	9,799

Earnings before internet operations and equity in loss of unconsolidated affiliates and income taxes	8,469	31,373	—	—	39,842
Internet operations and equity in loss of unconsolidated affiliates	(1,254)	—	—	—	(1,254)

Earnings (loss) before income taxes	7,215	31,373	—	—	38,588
Income taxes	16,831	—	—	—	16,831
Earnings (loss) before equity in earnings of subsidiaries	$(9,616)	31,373	—	—	21,757
Equity in earnings of subsidiaries	31,373	—	—	(31,373)	—

Net earnings	$21,757	$31,373	$—	$(31,373)	$21,757

PETCO ANIMAL SUPPLIES, INC.
CONDENSED CONSOLIDATING GUARANTOR, NON-GUARANTOR AND
PARENT COMPANY STATEMENT OF OPERATIONS
For the year ended February 3, 2001
(in thousands)

	PETCO Animal Supplies, Inc. Parent Company Guarantor	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Reclassifications and Eliminations	PETCO Animal Supplies, Inc. And Subsidiaries
Net sales	$1,050,340	$799,214	$—	$(698,376)	$1,151,178
Cost of sales and occupancy costs	759,935	680,028	—	(622,879)	817,084

Gross profit	290,405	119,186	—	(75,497)	334,094
Selling, general and administrative expenses	254,628	85,622	—	(75,497)	264,753
Merger and non-recurring costs	54,618	1,310	—	—	55,928

Operating income (loss)	(18,841)	32,254	—	—	13,413
Interest income	(1,549)	(2)	—	—	(1,551)
Interest expense	24,522	—	—	—	24,522

Earnings (loss) before internet operations and equity in loss of unconsolidated affiliates, income taxes and extraordinary item	(41,814)	32,256	—	—	(9,558)
Internet operations and equity in loss of unconsolidated affiliates	(2,611)	(1,455)	(477)	—	(4,543)

Earnings (loss) before income taxes and extraordinary item	(44,425)	30,801	(477)	—	(14,101)
Income taxes	4,974	—	—	—	4,974

Earnings (loss) before extraordinary item	(49,399)	30,801	(477)	—	(19,075)
Extraordinary item—loss on early extinguishment of debt	(1,264)	—	—	—	(1,264)

Earnings (loss) before equity in earnings of subsidiaries	(50,663)	30,801	(477)	—	(20,339)
Equity in earnings of subsidiaries	30,324	—	—	(30,324)	—

Net earnings (loss)	$(20,339)	$30,801	$(477)	$(30,324)	$(20,339)

PETCO ANIMAL SUPPLIES, INC.
CONDENSED CONSOLIDATING GUARANTOR, NON-GUARANTOR AND
PARENT COMPANY STATEMENT OF OPERATIONS
For the year ended February 2, 2002
(in thousands)

	PETCO Animal Supplies, Inc. Parent Company Guarantor	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Reclassifications and Eliminations	PETCO Animal Supplies, Inc. and Subsidiaries
Net sales	$1,194,022	$872,846	$—	$(765,919)	$1,300,949
Cost of sales and occupancy costs	851,978	736,078	—	(678,870)	909,186

Gross profit	342,044	136,768	—	(87,049)	391,763
Selling, general and administrative expenses	309,599	99,786	101	(87,049)	322,437
Write-off of Canadian investment	8,942	—	28,093	—	37,035
Merger and non-recurring costs	445	—	—	—	445

Operating income (loss)	23,058	36,982	(28,194)	—	31,846
Interest income	(612)	—	—	—	(612)
Interest expense	41,447	—	2	—	41,449

Earnings (loss) before internet operations and equity in loss of unconsolidated affiliates, income taxes and extraordinary item	(17,777)	36,982	(28,196)	—	(8,991)
Internet operations and equity in loss of unconsolidated affiliates	—	—	3,083	—	3,083

Earnings (loss) before income taxes and extraordinary item	(17,777)	36,982	(31,279)	—	(12,074)
Income taxes (benefit)	(2,215)	—	—	—	(2,215)

Earnings (loss) before extraordinary item	(15,562)	36,982	(31,279)	—	(9,859)
Extraordinary item—loss on early extinguishment of debt	(12,942)	—	—	—	(12,942)

Earnings (loss) before equity in earnings of subsidiaries	(28,504)	36,982	(31,279)	—	(22,801)
Equity in earnings of subsidiaries	5,703	—	—	(5,703)	—

Net earnings (loss)	$(22,801)	$36,982	$(31,279)	$(5,703)	$(22,801)

PETCO ANIMAL SUPPLIES, INC.
CONDENSED CONSOLIDATING GUARANTOR, NON-GUARANTOR AND
PARENT COMPANY STATEMENT OF CASH FLOWS
For the year ended January 29, 2000
(in thousands)

	PETCO Animal Supplies, Inc. Parent Company Guarantor	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Reclassifications and Eliminations	PETCO Animal Supplies, Inc. and Subsidiaries
Cash flows provided by operating activities:
Net earnings (loss)	$21,757	$31,373	$—	$(31,373)	$21,757
Adjustments to reconcile net earnings to net cash provided by operating activities	44,183	(25,094)	6,553	31,373	57,015

Net cash provided by operating activities	65,940	6,279	6,553	—	78,772

Cash flows used in investing activities:
Additions to fixed assets	(34,641)	(5,409)	—	—	(40,050)
Investment in affiliates	(11,906)	—	(6,553)	—	(18,459)
Net cash invested in acquisitions of businesses	(2,927)	—	—	—	(2,927)
Change in other assets	(822)	—	—	—	(822)

Net cash used in investing activities	(50,296)	(5,409)	(6,553)	—	(62,258)

Cash flows provided by financing activities:
Borrowings under long-term debt agreements	32,375	—	—	—	32,375
Debt issuance costs	(1,656)	—	—	—	(1,656)
Repayment of long term agreements	(4,075)	—	—	—	(4,075)
Repayments of capital lease and other obligations	(9,715)	—	—	—	(9,715)
Net proceeds from the issuance of common stock	292	—	—	—	292

Net cash provided by financing activities	17,221	—	—	—	17,221

Net increase in cash and cash equivalents	32,865	870	—	—	33,735
Cash and cash equivalents at the beginning of the period	999	1,325	—	—	2,324

Cash and cash equivalents at the end of the period	$33,864	$2,195	$—	$—	$36,059

PETCO ANIMAL SUPPLIES, INC.
CONDENSED CONSOLIDATING GUARANTOR, NON-GUARANTOR AND
PARENT COMPANY STATEMENT OF CASH FLOWS
For the year ended February 3, 2001
(unaudited)
(in thousands)

	PETCO Animal Supplies, Inc. Parent Company Guarantor	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Reclassifications and Eliminations	PETCO Animal Supplies, Inc. and Subsidiaries
Cash flows provided by operating activities:
Net earnings (loss)	$(20,339)	$30,801	$(477)	$(30,324)	$(20,339)
Adjustments to reconcile net earnings to net cash provided by operating activities	63,003	(27,071)	9,987	30,324	76,243

Net cash provided by operating activities	42,664	3,730	9,510	—	55,904

Cash flows used in investing activities:
Additions to fixed assets	(41,536)	(4,985)	—	—	(46,521)
Investment in affiliates	—	—	(9,510)	—	(9,510)
Net cash invested in acquisitions of businesses	(16,407)	—	—	—	(16,407)
Change in other assets	(197)	—	—	—	(197)

Net cash used in investing activities	(58,140)	(4,985)	(9,510)	—	(72,635)

Cash flows provided by (used in) financing activities:
Borrowings under long-term debt agreements	397,521	—	—	—	397,521
Debt issuance costs	(11,254)	—	—	—	(11,254)
Repayment of long term debt agreements	(117,175)	—	—	—	(117,175)
Repayments of capital lease and other obligations	(7,955)	—	—	—	(7,955)
Purchase of common stock	(463,427)	—	—	—	(463,427)
Net proceeds from the issuance of common stock	16,889	—	—	—	16,889
Net proceeds from the issuance of Series A redeemable preferred stock	107,376	—	—	—	107,376
Net proceeds from the issuance of Series B redeemable preferred stock	75,675	—	—	—	75,675
Proceeds from the issuance of warrants	1,066	—	—	—	1,066

Net cash used in financing activities	(1,284)	—	—	—	(1,284)

Net decrease in cash and cash equivalents	(16,760)	(1,255)	—	—	(18,015)
Cash and cash equivalents at the beginning of the period	33,864	2,195	—	—	36,059

Cash and cash equivalents at the end of the period	$17,104	$940	$—	$—	$18,044

PETCO ANIMAL SUPPLIES, INC.
CONDENSED CONSOLIDATING GUARANTOR, NON-GUARANTOR AND
PARENT COMPANY STATEMENT OF CASH FLOWS
For the year ended February 2, 2002
(unaudited)
(in thousands)

	PETCO Animal Supplies, Inc. Parent Company Guarantor	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Reclassifications and Eliminations	PETCO Animal Supplies, Inc. and Subsidiaries
Cash flows provided by operating activities:
Net earnings (loss)	$(22,801)	$36,982	$(31,279)	$(5,703)	$(22,801)
Adjustments to reconcile net earnings to net cash provided by operating activities	89,807	(33,896)	41,007	5,703	102,621

Net cash provided by operating activities	67,006	3,086	9,728	—	79,820

Cash flows used in investing activities:
Additions to fixed assets	(52,495)	(3,811)	—	—	(56,306)
Loans to employees	(896)	—	—	—	(896)
Repayment of loan to affiliate	6,545	—	—	—	6,545
Investment in affiliates	—	—	(9,728)	—	(9,728)

Net cash used in investing activities	(46,846)	(3,811)	(9,728)	—	(60,385)

Cash flows provided by (used in) financing activities:
Borrowings under long-term debt agreements	215,650	—	—	—	215,650
Debt issuance costs	(1,210)	—	—	—	(1,210)
Repayment of long term debt agreements	(210,150)	—	—	—	(210,150)
Repayments of capital lease and other obligations	(5,678)	—	—	—	(5,678)
Net proceeds from the issuance of common stock	124	—	—	—	124

Net cash used in financing activities	(1,264)	—	—	—	(1,264)

Net increase (decrease) in cash and cash equivalents	18,896	(725)	—	—	18,171
Cash and cash equivalents at the beginning of the period	17,104	940	—	—	18,044

Cash and cash equivalents at the end of the period	$36,000	$215	$—	$—	$36,215

PETCO Animal Supplies, Inc.

OFFER TO EXCHANGE

$170,000,000 Principal Amount of Its
10.75% Senior Subordinated Notes due 2011,
Which Have Been Registered Under the Securities Act,
For Any and All of Its Outstanding
10.75% Senior Subordinated Notes due 2011

PROSPECTUS

                                      , 2002

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

        PETCO Animal Supplies, Inc. ("PETCO") is incorporated under the laws of the State of Delaware. Reference is made to Section 102(b)(7) of the Delaware General Corporation Law, or DGCL, which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director's fiduciary duty, except (1) for any breach of the director's duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) pursuant to Section 174 of the DGCL, which provides for liability of directors for unlawful payments of dividends or unlawful stock purchases or redemptions, or (4) for any transaction from which a director derived an improper personal benefit.

        Reference is also made to Section 145 of the DGCL, which provides that a corporation may indemnify any person, including an officer or director, who is, or is threatened to be made, party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of such corporation, by reason of the fact that such person was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the corporation's best interest and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify any officer or director in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred.

        PETCO's bylaws provide for indemnification of the officers and directors to the full extent permitted by applicable law.

        Each of International Pet Supplies and Distribution, Inc., Pet Concepts International, PETCO Southwest, Inc. and PM Management Incorporated (the "Corporate Subsidiaries") are incorporated under the laws of the State of California. Section 317 of the Corporations Code of the State of California permits a California corporation to provide indemnification to its directors and officers under certain circumstances. The Articles of Incorporation and Bylaws of each of the Corporate Subsidiaries eliminate the liability of directors for monetary damages to the fullest extent permissible under California law and provide that each of the Corporate Subsidiaries shall indemnify any of its respective agents to the fullest extent permissible under California law.

Item 21. Exhibits And Financial Statement Schedules.

(a)    Exhibits

Exhibit Number	Exhibit Description
3.1**	Third Amended and Restated Certificate of Incorporation of PETCO Animal Supplies, Inc.
3.2*	Articles of Incorporation of International Pet Supplies and Distribution, Inc.
3.3*	Articles of Incorporation of Pet Concepts International, as amended.
3.4*	Articles of Incorporation of PETCO Southwest, Inc.

3.5*	Certificate of Limited Partnership of PETCO Southwest, L.P., as amended.
3.6*	Articles of Incorporation of PM Management Incorporated.
3.7**	Amended and Restated Bylaws of PETCO Animal Supplies, Inc.
3.8*	Bylaws of International Pet Supplies and Distribution, Inc.
3.9*	Bylaws of Pet Concepts International.
3.10*	Bylaws of PETCO Southwest, Inc.
3.11*	Limited Partnership Agreement of PETCO Southwest, L.P.
3.12*	Bylaws of PM Management Incorporated.
4.1	Indenture, dated as of October 26, 2001, by and among PETCO, certain subsidiaries of PETCO and U.S. Bank N.A., as trustee.(1)
4.2	Exchange and Registration Rights Agreement, dated as of October 26, 2001, by and between PETCO, certain subsidiaries of PETCO and Goldman Sachs & Co., as initial purchaser.(1)
4.3	Specimen Certificate of 10.75% Senior Subordinated Notes due 2011 (included in Exhibit 4.1).(1)
5.1**	Opinion of Latham & Watkins.
8.1*	Opinion of Latham & Watkins regarding tax matters.
10.1	Form of Amended and Restated Credit Agreement, dated as of October 26, 2001, by and among PETCO, Goldman Sachs Credit Partners L.P., as joint lead arranger, joint book-runner and sole syndication agent, Wells Fargo Bank National Association, as joint lead arranger, joint book-runner and sole administrative agent, and the lenders party thereto, as amended.(1)
10.2	Distribution Center Lease, dated as of June 23, 1997, by and between PETCO and Knickerbocker Industrial Properties East LP, as amended, for 152 Dayton Jamesburg Road, South Brunswick, New Jersey.(1)
10.3	Distribution Center Lease, dated as of February 20, 1998, by and between PETCO and Industrial Developments International, Inc. for 3801 Rock Creek Boulevard, Joliet, Illinois.(1)
10.4	Distribution Center Lease, dated as of November 24, 1997, by and between PETCO and Opus West Corporation for 4345 Parkhurst Street, Mira Loma, California.(1)
10.5	Master Equipment Lease Agreement, dated as of September 15, 1998, by and between PETCO and IBM Leasing.(1)
10.6	Management Services Agreement, dated as of October, 2, 2000, by and among PETCO, Leonard Green & Partners, L.P. and TPG GenPar III, L.P.(1)
10.7	Amended and Restated Employment Agreement, dated as of October 2, 2000, by and between PETCO and Brian K. Devine.(1)
10.8	Employment Agreement, dated as of October 2, 2000, by and between PETCO and Bruce C. Hall.(1)
10.9	Employment Agreement, dated as of October 2, 2000, by and between PETCO and James M. Myers.(1)
10.10	Form of Indemnification Agreement between PETCO and certain officers and directors.(1)
10.11	Form of Retention Agreement for executive officers.(1)
10.12	Form of Retention Agreement for non-executive officers.(1)
10.13	PETCO Animal Supplies 401(k) plan.(1)
10.14	PETCO Flexible Benefit Plan, amended and restated effective July 1, 1998.(1)
10.15	The 1994 Stock Option and Restricted Stock Plan for Executive and Key Employees of PETCO Animal Supplies, Inc., as amended and restated as of October 2, 2000.(1)
10.16	Form of PETCO Animal Supplies, Inc. Non-qualified Stock Option Agreement.(1)
10.17	Form of PETCO Animal Supplies, Inc. Incentive Stock Option Agreement.(1)

10.18	Form of PETCO Animal Supplies, Inc. Restricted Stock Agreement.(1)
10.19	Agreement and Plan of Merger, dated as of May 17, 2000, by and between PETCO and BD Recapitalization Corp.(1)
10.20	First Amendment to Agreement and Plan of Merger, dated as of September 14, 2000, by and between PETCO and BD Recapitalization Corp.(1)
10.21	Standard Industrial/Commercial Lease, dated as of February 28, 2001, by and between PETCO and Carol Canyon Properties, LLC for 8945 Rehco Road, San Diego, California.(1)
10.22	PETCO Animal Supplies Deferred Compensation Plan.(1)
10.23	2002 Incentive Award Plan of PETCO Animal Supplies, Inc.(1)
10.24	Consulting Agreement, effective as of November 29, 2001, by and between PETCO and Brian K. Devine.(2)
10.25	Supplemental Executive Retirement Program, effective as of November 29, 2001, by and between PETCO and Brian K. Devine.(2)
12.1*	Computation of Ratio of Earnings to Fixed Charges.
21.1**	Subsidiaries of PETCO.
23.1**	Consent of Latham & Watkins (included in Exhibit 5.1).
23.2*	Consent of KPMG LLP, Independent Auditors.
24.1**	Powers of Attorney.
25.1**	Statement of Eligibility of U.S. Bank N.A., as trustee.
99.1*	Form of Letter of Transmittal.
99.2*	Form of Notice of Guaranteed Delivery.
99.3*	Form of Letter to Registered Holders and DTC Participants.
99.4*	Form of Letter to Beneficial Holders.
99.5*	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

*
Filed herewith.

**
Previously filed.

(1)
Incorporated by reference to PETCO's Registration Statement on Form S-1, as amended (File No. 333-75830).

(2)
Incorporated by reference to PETCO's Annual Report on Form 10-K for the fiscal year ended February 2, 2002, as amended.

(b)    Financial Statement Schedules

   None

Item 22. Undertakings.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into this prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

        The undersigned registrant hereby undertakes:

        (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act,

          (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

          (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement,

        (2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, PETCO Animal Supplies, Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of San Diego, State of California, on the 14th day of May, 2002.

PETCO ANIMAL SUPPLIES, INC.
By:	/s/ BRIAN K. DEVINE Brian K. Devine President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ BRIAN K. DEVINE* Brian K. Devine	Chairman of the Board, President and Chief Executive Officer of PETCO Animal Supplies, Inc. (Principal Executive Officer)	May 14, 2002
/s/ JAMES M. MYERS James M. Myers	Executive Vice President, Chief Financial Officer and Director of PETCO Animal Supplies, Inc. (Principal Financial and Accounting Officer)	May 14, 2002
/s/ JOHN M. BAUMER* John M. Baumer	Director of PETCO Animal Supplies, Inc.	May 14, 2002
Jonathan Coslet	Director of PETCO Animal Supplies, Inc.	May 14, 2002
/s/ JOHN G. DANHAKL* John G. Danhakl	Director of PETCO Animal Supplies, Inc.	May 14, 2002
/s/ JULIAN C. DAY* Julian C. Day	Director of PETCO Animal Supplies, Inc.	May 14, 2002
Charles W. Duddles	Director of PETCO Animal Supplies, Inc.	May 14, 2002
/s/ WILLIAM S. PRICE III* William S. Price III	Director of PETCO Animal Supplies, Inc.	May 14, 2002
*By:	/s/ JAMES M. MYERS
James M. Myers Attorney-in-fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, International Pet Supplies and Distribution, Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of San Diego, State of California, on the 14th day of May, 2002.

INTERNATIONAL PET SUPPLIES AND DISTRIBUTION, INC.
By:	/s/ BRUCE C. HALL Bruce C. Hall President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ BRUCE C. HALL* Bruce C. Hall	President, Chief Executive Officer and Director of International Pet Supplies and Distribution, Inc. (Principal Executive Officer)	May 14, 2002
/s/ JAMES M. MYERS James M. Myers	Senior Vice President, Chief Financial Officer and Director of International Pet Supplies and Distribution, Inc. (Principal Financial and Accounting Officer)	May 14, 2002
/s/ JOHN D. MORBERG* John D. Morberg	Director of International Pet Supplies and Distribution, Inc.	May 14, 2002
*By:	/s/ JAMES M. MYERS
James M. Myers Attorney-in-fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Pet Concepts International has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of San Diego, State of California, on the 14th day of May, 2002.

PET CONCEPTS INTERNATIONAL
By:	/s/ BRUCE C. HALL Bruce C. Hall President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ BRUCE C. HALL* Bruce C. Hall	President, Chief Executive Officer and Director of Pet Concepts International (Principal Executive Officer)	May 14, 2002
/s/ JAMES M. MYERS James M. Myers	Senior Vice President, Chief Financial Officer and Director of Pet Concepts International (Principal Financial and Accounting Officer)	May 14, 2002
/s/ JOHN D. MORBERG* John D. Morberg	Director of Pet Concepts International	May 14, 2002
*By:	/s/ JAMES M. MYERS
James M. Myers Attorney-in-fact

z

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, PETCO Southwest, Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of San Diego, State of California, on the 14th day of May, 2002.

PETCO SOUTHWEST, INC.
BY:	/S/ BRUCE C. HALL Bruce C. Hall President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ BRUCE C. HALL* Bruce C. Hall	President, Chief Executive Officer and Director of PETCO Southwest, Inc. (Principal Executive Officer)	May 14, 2002
/s/ JAMES M. MYERS James M. Myers	Senior Vice President, Chief Financial Officer and Director of PETCO Southwest, Inc. (Principal Financial and Accounting Officer)	May 14, 2002
/s/ JOHN D. MORBERG* John D. Morberg	Director of PETCO Southwest, Inc.	May 14, 2002
*By:	/s/ JAMES M. MYERS
James M. Myers Attorney-in-fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, PETCO Southwest, L.P. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of San Diego, State of California, on the 14th day of May, 2002.

PETCO SOUTHWEST, L.P.
By:	PETCO ANIMAL SUPPLIES, INC. its General Partner
	By:	/s/ BRIAN K. DEVINE Brian K. Devine President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ BRIAN K. DEVINE* Brian K. Devine	Chairman of the Board, President and Chief Executive Officer of PETCO Animal Supplies, Inc. (Principal Executive Officer)	May 14, 2002
/s/ JAMES M. MYERS James M. Myers	Executive Vice President, Chief Financial Officer and Director of PETCO Animal Supplies, Inc. (Principal Financial and Accounting Officer)	May 14, 2002
/s/ JOHN M. BAUMER* John M. Baumer	Director of PETCO Animal Supplies, Inc.	May 14, 2002
Jonathan Coslet	Director of PETCO Animal Supplies, Inc.	May 14, 2002
/s/ JOHN G. DANHAKL* John G. Danhakl	Director of PETCO Animal Supplies, Inc.	May 14, 2002
/s/ JULIAN C. DAY* Julian C. Day	Director of PETCO Animal Supplies, Inc.	May 14, 2002
Charles W. Duddles	Director of PETCO Animal Supplies, Inc.	May 14, 2002
/s/ WILLIAM S. PRICE III* William S. Price III	Director of PETCO Animal Supplies, Inc.	May 14, 2002
*By:	/s/ JAMES M. MYERS
James M. Myers Attorney-in-fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, PM Management Incorporated has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of San Diego, State of California, on the 14th day of May, 2002.

PM MANAGEMENT INCORPORATED
By:	/s/ BRUCE C. HALL Bruce C. Hall President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ BRUCE C. HALL* Bruce C. Hall	President, Chief Executive Officer and Director of PM Management Incorporated (Principal Executive Officer)	May 14, 2002
/s/ JAMES M. MYERS James M. Myers	Senior Vice President, Chief Financial Officer and Director of PM Management Incorporated (Principal Financial and Accounting Officer)	May 14, 2002
/s/ JOHN D. MORBERG* John D. Morberg	Director of PM Management Incorporated	May 14, 2002
*By:	/s/ JAMES M. MYERS
James M. Myers Attorney-in-fact

Exhibit Index

Exhibit Number	Exhibit Description
3.1**	Third Amended and Restated Certificate of Incorporation of PETCO Animal Supplies, Inc.
3.2*	Articles of Incorporation of International Pet Supplies and Distribution, Inc.
3.3*	Articles of Incorporation of Pet Concepts International, as amended.
3.4*	Articles of Incorporation of PETCO Southwest, Inc.
3.5*	Certificate of Limited Partnership of PETCO Southwest, L.P., as amended.
3.6*	Articles of Incorporation of PM Management Incorporated.
3.7**	Amended and Restated Bylaws of PETCO Animal Supplies, Inc.
3.8*	Bylaws of International Pet Supplies and Distribution, Inc.
3.9*	Bylaws of Pet Concepts International.
3.10*	Bylaws of PETCO Southwest, Inc.
3.11*	Limited Partnership Agreement of PETCO Southwest, L.P.
3.12*	Bylaws of PM Management Incorporated.
4.1	Indenture, dated as of October 26, 2001, by and among PETCO, certain subsidiaries of PETCO and U.S. Bank N.A., as trustee.(1)
4.2	Exchange and Registration Rights Agreement, dated as of October 26, 2001, by and between PETCO, certain subsidiaries of PETCO and Goldman Sachs & Co., as initial purchaser.(1)
4.3	Specimen Certificate of 10.75% Senior Subordinated Notes due 2011 (included in Exhibit 4.1).(1)
5.1**	Opinion of Latham & Watkins.
8.1*	Opinion of Latham & Watkins regarding tax matters.
10.1	Form of Amended and Restated Credit Agreement, dated as of October 26, 2001, by and among PETCO, Goldman Sachs Credit Partners L.P., as joint lead arranger, joint book-runner and sole syndication agent, Wells Fargo Bank National Association, as joint lead arranger, joint book-runner and sole administrative agent, and the lenders party thereto, as amended.(1)
10.2	Distribution Center Lease, dated as of June 23, 1997, by and between PETCO and Knickerbocker Industrial Properties East LP, as amended, for 152 Dayton Jamesburg Road, South Brunswick, New Jersey.(1)
10.3	Distribution Center Lease, dated as of February 20, 1998, by and between PETCO and Industrial Developments International, Inc. for 3801 Rock Creek Boulevard, Joliet, Illinois.(1)
10.4	Distribution Center Lease, dated as of November 24, 1997, by and between PETCO and Opus West Corporation for 4345 Parkhurst Street, Mira Loma, California.(1)
10.5	Master Equipment Lease Agreement, dated as of September 15, 1998, by and between PETCO and IBM Leasing.(1)
10.6	Management Services Agreement, dated as of October, 2, 2000, by and among PETCO, Leonard Green & Partners, L.P. and TPG GenPar III, L.P.(1)
10.7	Amended and Restated Employment Agreement, dated as of October 2, 2000, by and between PETCO and Brian K. Devine.(1)
10.8	Employment Agreement, dated as of October 2, 2000, by and between PETCO and Bruce C. Hall.(1)
10.9	Employment Agreement, dated as of October 2, 2000, by and between PETCO and James M. Myers.(1)
10.10	Form of Indemnification Agreement between PETCO and certain officers and directors.(1)
10.11	Form of Retention Agreement for executive officers.(1)
10.12	Form of Retention Agreement for non-executive officers.(1)
10.13	PETCO Animal Supplies 401(k) plan.(1)
10.14	PETCO Flexible Benefit Plan, amended and restated effective July 1, 1998.(1)

10.15	The 1994 Stock Option and Restricted Stock Plan for Executive and Key Employees of PETCO Animal Supplies, Inc., as amended and restated as of October 2, 2000.(1)
10.16	Form of PETCO Animal Supplies, Inc. Non-qualified Stock Option Agreement.(1)
10.17	Form of PETCO Animal Supplies, Inc. Incentive Stock Option Agreement.(1)
10.18	Form of PETCO Animal Supplies, Inc. Restricted Stock Agreement.(1)
10.19	Agreement and Plan of Merger, dated as of May 17, 2000, by and between PETCO and BD Recapitalization Corp.(1)
10.20	First Amendment to Agreement and Plan of Merger, dated as of September 14, 2000, by and between PETCO and BD Recapitalization Corp.(1)
10.21	Standard Industrial/Commercial Lease, dated as of February 28, 2001, by and between PETCO and Carol Canyon Properties, LLC for 8945 Rehco Road, San Diego, California.(1)
10.22	PETCO Animal Supplies Deferred Compensation Plan.(1)
10.23	2002 Incentive Award Plan of PETCO Animal Supplies, Inc.(1)
10.24	Consulting Agreement, effective as of November 29, 2001, by and between PETCO and Brian K. Devine.(2)
10.25	Supplemental Executive Retirement Program, effective as of November 29, 2001, by and between PETCO and Brian K. Devine.(2)
12.1*	Computation of Ratio of Earnings to Fixed Charges.
21.1**	Subsidiaries of PETCO.
23.1**	Consent of Latham & Watkins (included in Exhibit 5.1).
23.2*	Consent of KPMG LLP, Independent Auditors.
24.1**	Powers of Attorney.
25.1**	Statement of Eligibility of U.S. Bank N.A., as trustee.
99.1*	Form of Letter of Transmittal.
99.2*	Form of Notice of Guaranteed Delivery.
99.3*	Form of Letter to Registered Holders and DTC Participants.
99.4*	Form of Letter to Beneficial Holders.
99.5*	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

*
Filed herewith.

**
Previously filed.

(1)
Incorporated by reference to PETCO's Registration Statement on Form S-1, as amended (File No. 333-75830).

(2)
Incorporated by reference to PETCO's Annual Report on Form 10-K for the fiscal year ended February 2, 2002, as amended.

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TABLE OF CONTENTS
ABOUT THIS PROSPECTUS
WHERE YOU CAN FIND MORE INFORMATION
PROSPECTUS SUMMARY
SUMMARY OF THE TERMS OF THE EXCHANGE OFFER
SUMMARY OF THE TERMS OF THE EXCHANGE NOTES
Risk Factors
RISK FACTORS
Risks Related to Our Substantial Debt
Risks Related to the Notes
Risks Related to the Exchange Offer
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
THE EXCHANGE OFFER
USE OF PROCEEDS
CAPITALIZATION
SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
PRINCIPAL STOCKHOLDERS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
DESCRIPTION OF THE EXCHANGE NOTES
DESCRIPTION OF SENIOR CREDIT FACILITY
UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
INDEPENDENT AUDITORS' REPORT
PETCO ANIMAL SUPPLIES, INC. CONSOLIDATED BALANCE SHEETS (In thousands, except per share data)
PETCO ANIMAL SUPPLIES, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share data)
PETCO ANIMAL SUPPLIES, INC. CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT) (In thousands)
PETCO ANIMAL SUPPLIES, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
SIGNATURES
SIGNATURES
SIGNATURES
SIGNATURES
SIGNATURES
Exhibit Index